As filed with the Securities and Exchange Commission on April 20, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VERSO PAPER HOLDINGS LLC

VERSO PAPER INC.*

(Exact names of registrants as specified in its charter)

Verso Paper Holdings LLC Delaware	Verso Paper Inc. Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
56-2597634	56-2597640
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
2621	2621
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

6775 Lenox Center Court

Suite 100

Memphis, Tennessee 38115

(901) 419-7130

(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Michael A. Jackson

President and Chief Executive Officer

Verso Paper Holdings LLC

6775 Lenox Center Court

Suite 100

Memphis, Tennessee 38115

(901) 419-7130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert P. Mundy Senior Vice President and Chief Financial Officer 6775 Lenox Center Court Suite 100 Memphis, Tennessee 38115 (901) 419-7130	Raymond Y. Lin, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014	$350,000,000	100%	$350,000,000	$10,745
Guarantees of the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014	$350,000,000	N/A	N/A	(2)
Second Priority Senior Secured Floating Rate Notes due 2014	$250,000,000	100%	$250,000,000	$7,675
Guarantees of the Second Priority Senior Secured Floating Rate Notes due 2014	$250,000,000	N/A	N/A	(2)
11 3/8% Senior Subordinated Notes due 2016	$300,000,000	100%	$300,000,000	$9,210
Guarantees of the 11 3/8% Senior Subordinated Notes due 2016	$300,000,000	N/A	N/A	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Co-registrants*	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification No.
Verso Androscoggin LLC	Delaware	75-3217400
Verso Bucksport LLC	Delaware	75-3217402
Verso Paper LLC	Delaware	75-3217399
Verso Quinnesec LLC	Delaware	75-3217404
Verso Sartell LLC	Delaware	75-3217406
NexTier Solutions Corporation	California	33-0901108

Subject to completion, dated April 20, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Verso Paper Holdings LLC

Verso Paper Inc.

OFFER TO EXCHANGE

$350,000,000 aggregate principal amount of their 9 1/8% Series B Second Priority Senior Secured

Fixed Rate Notes due 2014, which have been registered under the Securities Act, for any and all of their outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due 2014

and

$250,000,000 aggregate principal amount of their Series B Second Priority Senior Secured Floating

Rate Notes due 2014, which have been registered under the Securities Act, for any and all of their outstanding Series A Second Priority Senior Secured Floating Rate Notes due 2014

and

$300,000,000 aggregate principal amount of their 11 3/8% Series B Senior Subordinated Notes due

2016, which have been registered under the Securities Act, for any and all of their outstanding

11 3/8% Series A Senior Subordinated Notes due 2016

We offer to exchange up to $350,000,000 aggregate principal amount of our 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014, or the “fixed rate exchange notes,” for an equal principal amount of our outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due 2014, or the “outstanding fixed rate notes,” up to $250,000,000 aggregate principal amount of our Series B Second Priority Senior Secured Floating Rate Notes due 2014, or the “floating rate exchange notes,” for an equal principal amount of our outstanding Series A Second Priority Senior Secured Floating Rate Notes due 2014, or the “outstanding floating rate notes,” and up to $300,000,000 aggregate principal amount of our 11 3/8% Series B Senior Subordinated Notes due 2016, or the “senior subordinated exchange notes” and, together with the fixed rate exchange notes and the floating rate exchange notes, the “exchange notes,” for an equal principal amount of our outstanding 11 3/8% Series A Senior Subordinated Notes due 2016, or the “outstanding senior subordinated notes” and, together with the outstanding fixed rate notes and the outstanding floating rate notes, the “outstanding notes.” We refer to the fixed rate exchange notes, the outstanding fixed rate notes, the floating rate exchange notes and the outstanding floating rate notes collectively in this prospectus as the “second priority senior secured notes.” We also refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indentures.

We may redeem some or all of the fixed rate exchange notes on or after August 1, 2010, some or all of the floating rate exchange notes on or after August 1, 2008, and some or all of the senior subordinated exchange notes on or after August 1, 2011, at the redemption prices set forth herein. On or prior to August 1, 2009, with respect to the fixed rate exchange notes, on or prior to August 1, 2008, with respect to the floating rate exchange notes, and on or prior to August 1, 2009, with respect to the senior subordinated exchange notes, we may redeem up to 35% of the exchange notes using the proceeds of qualified equity offerings.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	The exchange offer is subject to certain customary conditions, which we may waive.

•	The exchange offer is not conditioned upon any minimum principal balance of the initial notes being tendered for exchange.

•	You may withdraw tenders of initial notes at any time before the exchange offer expires.

•	All initial notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

•	We will not receive any proceeds from, and no underwriter is being used in connection with, the exchange offer.

•	There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any securities exchange.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 14 for a discussion of the factors you should consider in connection with the exchange offer and exchange of initial notes for exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the initial notes or the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

MARKET AND INDUSTRY INFORMATION

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Industry prices for coated paper provided in this prospectus are, unless otherwise expressly noted, derived from Resource Information Systems, Inc. (“RISI”) data. “North American” data included in this prospectus that has been derived from RISI only includes data from the United States and Canada. U.S. industry pricing data included in this prospectus has been derived from RISI data; this data represents pricing from the eastern United States only (as defined by RISI). Also, any reference to (i) grade No. 3, grade No. 4 and grade No. 5 coated paper relates to 60 lb. weight, 50 lb. weight and 34 lb. weight, respectively, (ii) lightweight coated groundwood paper refers to groundwood paper grades that are a 36 lb. basis weight or less, and (iii) ultra-lightweight coated groundwood paper refers to groundwood paper grades that are a 30 lb. basis weight or less.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Verso Paper Holdings LLC and Verso Paper Inc. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

The indentures governing the outstanding notes provide that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act.” Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC. Furthermore, we will provide the trustee for the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the SEC or is prohibited by the Exchange Act, you can obtain a copy of such report, at no cost, by writing or telephoning us at the following address:

Verso Paper Holdings LLC

6775 Lenox Center Court

Suite 100

Memphis, Tennessee 38115

(901) 419-7130

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary” and “Business” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights important information about our business from this prospectus. Please review this prospectus in its entirety, including “Risk Factors” and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the “company,” “Verso Paper,” “we,” “us,” “our” and “Successor” refer collectively to Verso Paper Holdings LLC, a Delaware limited liability company, and its subsidiaries after giving effect to the consummation of the Transactions described under “The Transactions.” References to the “Division” or “Predecessor” refer to the Coated and Supercalendered Papers Division of International Paper Company.

Our Company

We are a leading North American supplier of coated papers to catalog and magazine publishers. The market for coated paper, which is comprised of coated groundwood paper and coated freesheet paper, is one of the more attractive segments of the paper industry due to its prospects for volume growth, continued improvement in pricing and the high value-added nature of its products. Coated paper is used primarily in media and marketing applications, including catalogs, magazines and commercial printing applications, which include high-end advertising brochures, annual reports and direct mail advertising. We have the leading North American market share in coated groundwood paper, which is used primarily for catalogs and magazines. We are also North America’s lowest cost producer of coated freesheet paper, which is used primarily for annual reports, brochures and magazine covers. In addition to coated paper, we have a strategic presence in Supercalendered (“SC”) paper, which is primarily used for retail inserts. We also produce and sell market pulp, which is used in the manufacture of printing and writing paper grades and tissue products.

Our primary product lines include coated groundwood paper, coated freesheet paper, SC paper and pulp. Our pro forma combined net sales by product line for the year ended December 31, 2006, are illustrated below:

Net Sales by Product Line

We sell and market our products to approximately 100 customers which comprise 550 end-user accounts. We have long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants and brokers. The majority of our products are sold via contracts we maintain with our customers, which generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Our key customers include leading magazine publishers, such as Condé Nast Publications and Time Inc.; leading catalog producers, such as Avon, L.L. Bean and Land’s End; leading commercial printers, such as Quad Graphics, RR Donnelley & Sons and Quebecor World; and leading paper merchants and brokers, such as A.T. Clayton & Co., Graphic Communications, Unisource and xpedx.

We operate 11 paper machines at four mills located in Maine, Michigan and Minnesota. The mills have a combined annual production capacity of 1,635,000 tons of coated paper, 97,500 tons of SC paper and 850,000 tons of kraft pulp, of which 595,000 tons is consumed internally and the remainder is sold as market pulp. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. Our facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated groundwood papers, two of the more attractive grades of coated paper.

The Transactions

On August 1, 2006, we acquired the assets and certain of the liabilities of the Coated and Supercalendered Papers Division of International Paper Company located at the mills in Jay, Maine, Bucksport, Maine, Quinnesec, Michigan and Sartell, Minnesota, together with related other facilities and assets and certain administrative and sales and marketing functions (collectively, the “Acquisition”) pursuant to the terms of an Agreement of Purchase and Sale (the “Purchase and Sale Agreement”) we entered into with International Paper Company (“International Paper”) on June 4, 2006.

We were formed by affiliates of Apollo Management, L.P. (“Apollo”) for the purpose of consummating the Acquisition. In connection with the Acquisition we issued $1,185 million of debt (the “Financing”), consisting of a $285 million term loan B facility (the “Term Loan B”), $600 million of second priority senior secured notes, and $300 million of senior subordinated notes. We also raised a $200 million revolving credit facility (together with the Term Loan B, the “Senior Secured Credit Facilities”). In addition to the Financing, affiliates of Apollo, International Paper and certain members of our senior management team contributed approximately $289 million of equity. As used in this prospectus, the term “Transactions” means, collectively, the Acquisition and the related Financing.

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks involved with the exchange of the outstanding notes.

Additional Information

Our principal executive offices are located at 6775 Lenox Center Court, Suite 100, Memphis, Tennessee 38115. Our telephone number is (901) 419-7130. Our website address is http://www.versopaper.com. Information on our website is not considered part of this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

Up to $350,000,000 aggregate principal amount of new 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014, up to $250,000,000 aggregate principal amount of new Series B Second Priority Senior Secured Floating Rate Notes due 2014, and up to $300,000,000 aggregate principal amount of new 11 3/8% Series B Senior Subordinated Notes due 2016, all of which have been registered under the Securities Act.

The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; and

•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of each of our new 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014, our new Series B Second Priority Senior Secured Floating Rate Notes due 2014 and our new 11 3/8% Series B Senior Subordinated Notes due 2016, for each $1,000 principal amount of our outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due 2014, our outstanding Series A Second Priority Senior Secured Floating Rate Notes due 2014, and our outstanding 11 3/8% Series A Senior Subordinated Notes due 2016, respectively.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                      , 2007. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in principal amount in excess of $2,000.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $350,000,000 aggregate principal amount of outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due 2014, $250,000,000 aggregate principal amount of outstanding Series A Second Priority Senior Secured Floating Rate Notes due 2014, and $300,000,000 aggregate principal amount of outstanding 11 3/8% Series A Senior Subordinated Notes due 2016. We will issue exchange notes promptly after the expiration of the exchange offer.

Transferability of Exchange Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

Except as described in the section titled “The Exchange Offer—Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date (1) transmit to the exchange agent confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at the Depository Trust Company and (2) instruct the Depository Trust Company to transmit an agent’s message to the exchange agent or deliver a properly completed and duly executed letter of transmittal and all other required documents to the exchange agent.

Effect of Not Tendering

Any outstanding notes that are not tendered, or that are tendered but not accepted, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Interest on Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Certain United States Federal Income Tax Considerations

The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer will not result in a taxable transaction for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Exchange Agent

Wilmington Trust Company, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indentures.

Issuers

Verso Paper Holdings LLC, a Delaware limited liability company, and Verso Paper Inc., a Delaware corporation. Verso Paper Inc. is a 100% owned subsidiary of Verso Paper Holdings LLC and was incorporated in Delaware for the sole purpose of serving as co-issuer of the notes in order to facilitate the offering of the initial notes. Investors in the notes should not expect Verso Paper Inc. to have the ability to service the interest and principal obligations on the notes.

Notes Offered:

    Series B Second Priority

Senior Secured Notes

$600,000,000 aggregate principal amount of second priority senior secured notes, comprised of $350,000,000 aggregate principal amount of 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014 and $250,000,000 aggregate principal amount of Series B Second Priority Senior Secured Floating Rate Notes due 2014.

    Series B Senior

Subordinated Notes	$300,000,000 aggregate principal amount of 11 3/8% Series B Senior Subordinated Notes due 2016.

Interest:

    Series B Senior Secured

Floating Rate Notes

The floating rate exchange notes will accrue interest from the date of their issuance at a floating rate per year equal to LIBOR (as defined) plus 3.75%, and will be reset quarterly. Interest on the floating rate exchange notes will be payable quarterly in arrears on August 1, November 1, February 1 and May 1.

    Series B Senior Secured

Fixed Rate Notes

The fixed rate exchange notes will accrue interest from the date of their issuance at the rate of 9 1/8% per year. Interest on the fixed rate exchange notes will be payable semi-annually in arrears on August 1 and February 1.

    Series B Senior

Subordinated Notes

The senior subordinated exchange notes will accrue interest from the date of their issuance at the rate of 11 3/8% per year. Interest on the senior subordinated exchange notes will be payable semi-annually in arrears on August 1 and February 1.

Maturity Date:

    Series B Senior Secured

Floating Rate Notes	August 1, 2014.

    Series B Senior Secured

Fixed Rate Notes	August 1, 2014.

    Series B Senior

Subordinated Notes	August 1, 2016.

Collateral

The second priority senior secured exchange notes and the guarantees to the second priority senior secured exchange notes will be secured by a second priority security interest in the collateral granted to the collateral agent for the benefit of the holders of the second priority senior secured exchange notes and other future parity lien debt that may be issued pursuant to the terms of the indenture governing the second priority senior secured exchange notes. These liens will be junior in priority to the liens on this same collateral securing our senior secured credit facilities, and to all other permitted prior liens, including liens securing certain hedging obligations and cash management obligations. The liens securing priority lien obligations will be held by the first priority lien collateral agent.

The collateral securing the second priority senior secured exchange notes will be substantially all of our and the guarantors’ property and assets that will secure our senior secured credit facilities, which excludes (i) any lease, license, contract, property right or agreement of ours or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination or default under that lease, license, contract, property right or agreement; and (ii) certain other limited exclusions. While the collateral securing our senior secured credit facilities will include the equity interests of our domestic subsidiaries and “first-tier” foreign subsidiaries, the collateral securing the second priority senior secured exchange notes will not include securities of our affiliates. For more information, see “Description of Second Priority Senior Secured Exchange Notes.”

Intercreditor Agreement

The trustee under the indenture governing our second priority senior secured exchange notes and the agent under our senior secured credit facilities have entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the second priority senior secured exchange notes and borrowings under our senior secured credit facilities and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of Second Priority Senior Secured Exchange Notes—Security for the Second Priority Senior Secured Exchange Notes.”

Optional Redemption:

    Series B Senior Secured

Floating Rate Notes

We may redeem the floating rate exchange notes, in whole or in part, at any time on or after August 1, 2008, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, prior to August 1, 2008, we may redeem up to 35% of the aggregate principal amount of the floating rate exchange notes with the proceeds of qualified equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per year on the floating rate exchange notes applicable on the date on which the notice of redemption was given, plus accrued and unpaid interest.

    Series B Senior Secured

Fixed Rate Notes

We may redeem the fixed rate exchange notes, in whole or part, at any time before August 1, 2010, at a redemption price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest on the date of redemption.

We may also redeem the fixed rate exchange notes, in whole or part, at any time on or after August 1, 2010, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, prior to August 1, 2009, we may redeem up to 35% of the aggregate principal amount of the fixed rate exchange notes with the proceeds of qualified equity offerings at a redemption price equal to 109.125% of the principal amount, plus accrued and unpaid interest.

Series B Senior

Subordinated Notes

We may redeem the senior subordinated exchange notes, in whole or part, at any time before August 1, 2011, at a redemption price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest on the date of redemption.

We may also redeem the senior subordinated exchange notes, in whole or part, at any time on or after August 1, 2011, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, prior to August 1, 2009, we may redeem up to 35% of the aggregate principal amount of the senior subordinated exchange notes with the proceeds of qualified equity offerings at a redemption price equal to 111.375% of the principal amount, plus accrued and unpaid interest.

Change of Control

If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for exchange notes you present us at the time of a change of control because our senior secured credit facilities or other indebtedness may prohibit payment or we might not have enough funds at that time.

Ranking:

    Series B Second Priority

Senior Secured Notes

The second priority senior secured exchange notes will be second priority senior secured obligations. They will rank equally in right of payment with all of our existing and future senior debt, including the borrowings under our senior secured credit facilities, and will rank senior to all of our existing and future subordinated debt, including the senior subordinated exchange notes. The second priority senior secured exchange notes will be effectively subordinated to all of our first priority senior secured debt to the extent of the collateral securing such debt, including the borrowings under our senior secured credit facilities. As of December 31, 2006, the second priority senior secured exchange notes would have been effectively subordinated to $259.3 million of our first priority senior secured debt (excluding approximately $35.3 million of letters of credit).

    Series B Senior

Subordinated Notes

The senior subordinated exchange notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including the borrowings under our senior secured credit facilities.

As of December 31, 2006, we and the guarantors had approximately $859.3 million of senior debt (excluding approximately $35.3 million of letters of credit) and approximately $165.0 million would have been available to be borrowed under our revolving credit facility.

Guarantees

Each of our existing and future U.S. restricted subsidiaries (other than Verso Paper Inc.) that guarantees our senior secured credit facilities will jointly and severally guarantee the exchange notes. The guarantees of our second priority senior secured exchange notes will be the second priority senior secured obligations of our guarantors. They will rank equally in right of payment with all of our guarantors’ existing and future senior debt, including their guarantees of our senior secured credit facilities, and will rank senior to all of our guarantors’ existing and future subordinated debt, including their guarantees of the senior subordinated exchange notes. The guarantees of our second priority senior secured exchange notes will be effectively subordinated to all of the first priority senior secured debt of our guarantors, to the extent of the collateral securing such debt, including their guarantees of our senior secured credit facilities. The guarantees of the senior subordinated exchange notes will be unsecured and will be subordinated in right of payment to all of the existing and future senior debt of the guarantors, including their guarantees of our senior secured credit facilities and the second priority senior secured exchange notes.

Certain Covenants	The indentures governing the exchange notes contain covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	make investments;

•	sell assets;

•	incur certain liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Second Priority Senior Secured Exchange Notes” and “Description of Senior Subordinated Exchange Notes” in this prospectus.

Absence of a Public Market

The exchange notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers have advised us that they currently intend to make a market for the exchange notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

Use of Proceeds

We used the net proceeds from the offering of the outstanding notes, together with a new equity investment and borrowings under our senior secured credit facilities, to consummate the acquisition of the catalog and magazine paper business of International Paper. See “The Transactions” and “Use of Proceeds.”

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks involved with the exchange of the outstanding notes.

Summary Historical Pro Forma Combined Financial Data

The following table presents our summary historical financial data and summary pro forma condensed financial data. The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and the combined audited financial statements of the Coated and SC Papers Division of International Paper and the audited consolidated financial statements of Verso Paper Holdings LLC and notes thereto included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

The summary historical combined balance sheet data as of December 31, 2005, and historical combined statement of operations data for the years ended December 31, 2004 and 2005, and for the seven months ended July 31, 2006, have been derived from the combined financial statements of the Coated and SC Papers Division of International Paper (the “Predecessor” or the “Division”) which have been audited by Deloitte & Touche LLP, independent registered public accounting firm and are included in this prospectus. The combined balance sheet data as of December 31, 2004 have been derived from the combined financial statements of the Coated and SC Papers Division of International Paper that are not included in this prospectus. The summary consolidated balance sheet data as of December 31, 2006, and the summary consolidated statement of operations data for the five months ended December 31, 2006, have been derived from the consolidated financial statements of Verso Paper Holdings LLC (the “Successor”) which have been audited by Deloitte & Touche LLP, independent registered public accounting firm and are included in this prospectus.

The pro forma condensed consolidated statement of operations data has been adjusted to give effect to the Transactions as if these events occurred on January 1, 2006.

The summary pro forma condensed consolidated financial data is for information purposes only and does not purport to present what our results of operations and financial condition would have been had the Transactions actually occurred on such date, nor does it project our results of operations for any future period or our financial condition at any future date.

	Predecessor Combined			Successor Consolidated	Pro Forma
	Year Ended December 31,		Seven Months Ended July 31,	Five Months Ended December 31,	Year Ended December 31,
	2004	2005	2006	2006	2006
	(dollars in millions)
Statement of Income Data:
Net sales	$1,463.3	$1,603.8	$904.4	$706.8	$1,611.3
Costs and expenses:
Costs of products sold exclusive of depreciation and amortization	1,272.5	1,338.2	771.5	589.3	1,355.1
Depreciation and amortization	130.5	129.4	72.7	48.3	116.0
Selling, general and administrative expenses	65.3	65.6	34.3	14.0	44.1
Restructuring and other charges	0.6	10.4	(0.3)	10.1	9.8

Operating income (loss)	(5.6)	60.2	26.1	45.1	82.1
Interest expense	16.0	14.8	8.4	48.7	117.3
Interest income	(0.2)	—	—	(1.8)	(1.8)

Income (loss) before income taxes	(21.3)	45.4	17.8	(1.8)	(29.2)
Provision (benefit) for income taxes	(8.2)	17.9	7.0	—	—

Net income (loss)	$(13.1)	$27.5	$10.8	$(1.8)	$(29.2)

Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$123.7	$116.8	$39.3	$128.9
Cash used in investing activities	$(111.5)	$(53.0)	$(27.6)	$(1,391.8)
Cash (used in) provided by financing activities	$(12.2)	$(63.8)	$(11.6)	$1,375.4

Other Financial and Operating Data:
EBITDA(1)	$124.9	$189.6	$98.9	$93.4	$202.3
Capital expenditures	$111.3	$53.1	$27.7	$27.5	$55.2
Ratio of earnings to fixed charges(2)	—	3.69	3.47	—	—
Total tons sold	2,064.6	2,024.9	1,145.0	866.4	2,011.4

Balance Sheet Data:
Working capital(3)	$58.6	$87.8		$153.8
Property, plant and equipment, net	$1,363.9	$1,287.0		$1,212.0
Total assets	$1,585.0	$1,534.1		$1,692.4
Total debt	$302.1	$301.2		$1,159.3
Equity	$1,075.3	$1,040.0		$279.7

(1)	EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA for the periods presented:

	Predecessor Combined			Successor Consolidated	Pro Forma
	Year Ended December 31,		Seven Months Ended July 31,	Five Months Ended December 31,	Year Ended December 31,
	2004	2005	2006	2006	2006(a)
	(dollars in millions)
Net income (loss)	$(13.1)	$27.5	$10.8	$(1.8)	$(29.2)
Interest expense, net	15.7	14.8	8.4	46.9	115.5
Income tax (benefit)	(8.2)	17.9	7.0	—	—
Depreciation and amortization	130.5	129.4	72.7	48.3	116.0

EBITDA	$124.9	$189.6	$98.9	$93.4	$202.3

(a)	Pro forma EBITDA for the year ended December 31, 2006, is not adjusted for: (i) $2.8 million of earnings in connection with the elimination or addition of expected earnings as a result of changes in the use of two of our paper machines at the Androscoggin mill prior to the Transactions; (ii) $9.8 million of restructuring, severance and other costs as set forth in our consolidated financial statements; (iii) $1.1 million of charges related to the amortization of certain one-time benefit payments and non-cash benefit payments; (iv) $(12.0) million of additional estimated costs for activities that were previously part of the corporate allocation (primarily information technology, human resources administration, finance, tax, treasury, sourcing and environmental, and health and safety), as well as other incremental costs we anticipate incurring on a stand-alone basis subsequent to the Transactions; (v) a $5.9 million non-cash increase to cost of sales as a result of the fair valuation of inventory associated with purchase accounting; and (vi) $11.9 million of earnings adjustments for exceptional bad debt expenses, recoveries and other miscellaneous non-recurring items.
(2)	For purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense that management believes is representative of the interest component of rental expense. For the year ended December 31, 2004, and for the five months ended December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $14.5 million and $2.0 million, respectively. On a pro forma basis after giving effect to the Transactions, earnings would have been insufficient to cover fixed charges and there would have been a deficiency of $30.0 million for the year ended December 31, 2006,
(3)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt and the Division’s accounts payable to International Paper Company—net.

RISK FACTORS

Participation in the exchange offer involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to participate in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks Related to our Exchange Notes and the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the outstanding notes under the Securities Act. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for the outstanding notes could be adversely affected. See “The Exchange Offer—Effect of Not Tendering.”

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange. The initial purchasers have advised us that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We have and will continue to have a significant amount of indebtedness. On December 31, 2006, we had total indebtedness of $1,159.3 million (of which $900.0 million consisted of the outstanding notes).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as borrowings under our senior secured credit facilities and our floating rate exchange notes will be subject to variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indentures and our senior secured credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indentures governing the exchange notes and our senior secured credit facilities do not fully prohibit us or our subsidiaries from doing so. In addition, subject to covenant compliance and certain conditions, as of December 31, 2006, our senior secured credit facilities permit borrowing of up to approximately an additional $165.0 million and all of those borrowings would rank senior to the senior subordinated exchange notes and the subsidiary guarantees and effectively senior to the second priority senior secured exchange notes and to the subsidiary guarantees thereof to the extent of the value of the assets securing such indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facilities, will be adequate to meet our future liquidity needs for at least the next year.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

The collateral securing the second priority senior secured exchange notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the second priority senior secured exchange notes.

The second priority senior secured exchange notes will be secured on a second priority basis by substantially all of the collateral securing our senior secured credit facilities on a first priority basis. In addition, under the terms of the indenture governing the second priority senior secured exchange notes, we will be permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the second priority senior secured exchange notes, and in certain circumstances, in the first priority liens on the collateral securing our senior secured credit facilities.

The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the second priority senior secured exchange notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the second priority senior secured exchange notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the second priority senior secured exchange notes, then holders of the second priority senior secured exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. As of December 31, 2006, the aggregate amount of indebtedness outstanding under our senior secured credit facilities was approximately $259.3 million (excluding $35.3 million of letters of credit), which are secured by first priority liens, and a minimum of approximately $165.0 million was available for additional borrowing under our revolving credit facility. Under the indenture governing the second priority senior secured exchange notes, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of Second Priority Senior Secured Exchange Notes” and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the second priority senior secured exchange notes and our senior secured credit facilities, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

It may be difficult to realize the value of the collateral securing the second priority senior secured exchange notes.

The collateral securing the second priority senior secured exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the second priority senior secured exchange notes and any other creditors that also have the benefit of first liens on the collateral securing the second priority senior secured exchange notes from time to time, whether on or after the date the second priority senior secured exchange notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the second priority senior secured exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

No appraisals of any collateral have been prepared in connection with this exchange of the outstanding notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the second priority senior secured exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the second priority senior secured exchange notes and all other senior secured obligations, interest may cease to accrue on the second priority senior secured exchange notes from and after the date the bankruptcy petition is filed.

The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The lien-ranking provisions set forth in the indenture governing the second priority senior secured exchange notes and the intercreditor agreement will substantially limit the rights of the holders of the second priority senior secured exchange notes with respect to the collateral securing the second priority senior secured exchange notes.

The rights of the holders of the second priority senior secured exchange notes with respect to the collateral securing the second priority senior secured exchange notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture governing the second priority senior secured exchange notes and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the second priority senior secured exchange notes, will not have the ability to control or direct such actions, even if the rights of the holders of the second priority senior secured exchange notes are adversely affected. Additional releases of collateral from the second priority lien securing the second priority senior secured exchange notes are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of Second Priority Senior Secured Exchange Notes—Security for the Second Priority Senior Secured Exchange Notes.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the second priority senior secured exchange notes may not be perfected with respect to the claims of the second priority senior secured exchange notes if the collateral trustee is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the second priority senior secured exchange notes. There can be no assurance that the lenders under the senior secured credit facilities will have taken all actions necessary to create properly perfected security interests in the collateral securing the second priority senior secured exchange notes, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the second priority senior secured exchange notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the second priority senior secured exchange notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the second priority senior secured exchange notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the second priority senior secured exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the second priority senior secured exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•

whether or to what extent holders of the second priority senior secured exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent for the second priority senior secured exchange notes may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the second priority senior secured exchange notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the second priority senior secured exchange notes, the holders of the second priority senior secured exchange notes would hold a secured claim to the extent of the value of the collateral to which the holders of the second priority senior secured exchange notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the second priority senior secured exchange notes, including pursuant to security documents delivered after the date of the indenture governing the second priority senior secured exchange notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the second priority senior secured exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Your right to receive payments on the senior subordinated exchange notes and the guarantees will be subordinated to the borrowings under our senior secured credit facilities and the second priority senior secured exchange notes and possibly all of our future borrowings.

The senior subordinated exchange notes and the subsidiary guarantees thereof rank behind all of our and our subsidiary guarantors’ existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the senior subordinated exchange notes and the guarantees thereof. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior indebtedness will be entitled to be paid in full in cash and before any payment may be made with respect to the senior subordinated exchange notes or the subsidiary guarantees.

In addition, all payments on the senior subordinated exchange notes and the guarantees will be blocked in the event of a payment default on our designated senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our designated senior indebtedness.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated exchange notes will participate with trade creditors and all other holders of our and the subsidiary guarantors’ senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the indenture governing the senior subordinated exchange notes requires that amounts otherwise payable to holders of the senior subordinated exchange notes and guarantees thereof in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated exchange notes and guarantees thereof may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated exchange notes and guarantees thereof may receive less, ratably, than the holders of our senior indebtedness.

On December 31, 2006, the senior subordinated exchange notes and the guarantees thereof would have been subordinated to $859.3 million of senior indebtedness, excluding approximately $35.3 million of letters of credit, and approximately $165.0 million was available for borrowing as additional senior indebtedness under the revolving portion of our senior secured credit facilities, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indentures.

Restrictive covenants in the indentures governing the exchange notes and the agreement governing our senior secured credit facilities may restrict our ability to pursue our business strategies.

The indentures governing the exchange notes and the agreement governing our senior secured credit facilities will limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, our senior secured credit facilities include other and more restrictive covenants and, subject to certain exceptions, prohibit us from prepaying our other indebtedness, including the exchange notes, while indebtedness under our senior secured credit facilities is outstanding. The agreement governing our senior secured credit facilities also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our senior secured credit facilities. If a default occurs, the lenders under our senior secured credit facilities may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on the exchange notes,

either of which would result in an event of default under the exchange notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior secured credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior secured credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. Because the guarantees are for our benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Relating to our Business

We have a limited operating history as a separate company. Accordingly, our Predecessor combined historical financial data may not be representative of our results as a separate company.

We operated as a division of International Paper prior to the Acquisition. Therefore, we have a very limited operating history as a separate company. Our business strategy as an independent entity may not be successful on a long-term basis. Although International Paper, after the completion of the Acquisition, generally no longer sells coated or SC paper, we cannot assure you that our customers will continue to do business with us on the same terms as when we were a division of International Paper or at all. We may not be able to grow our business as planned and may not remain a profitable business. In addition, the historical combined financial data included in this prospectus may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate independent entity pursuing our own strategies during the periods presented. Our limited operating history as a separate entity makes evaluating our business and our future financial prospects difficult. As a result, our business, financial condition and results of operations may differ materially from our expectations based on the historical and pro forma financial data contained in the prospectus.

Our cost structure following the Acquisition is not comparable to the cost structure that we experienced in prior periods and may not be comparable to the cost structure that we have estimated for purposes of the pro forma financial statements included in this prospectus. Our management has limited experience managing our business as a separate company with a significant amount of indebtedness. We cannot assure you that our cost structure in future periods will be consistent with our current expectations or will permit us to operate our business profitably.

We have limited ability to pass through increases in our costs. Increases in our costs or decreases in coated or SC paper prices could adversely affect our business, financial condition or results of operations.

Our earnings are sensitive to price changes in coated or SC paper. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct effect on our net income (loss) and EBITDA for several reasons:

•

Market prices for paper products are a function of supply and demand, factors over which we have limited control. We therefore have limited ability to control the pricing of our products. Market prices of grade No. 3, 60 lb. paper, which is an industry benchmark for coated freesheet paper pricing, have fluctuated since 2000 from a high of $950 per ton to a low of $705 per ton. In addition, market prices of grade No. 5, 34 lb. paper, which is an industry benchmark for coated groundwood paper pricing, have fluctuated between a high of $1,040 per ton to a low of $795 per ton over the same period. Because market conditions determine the price for our paper products, the price for our products could fall below our cash production costs;

•

Market prices for paper products typically are not directly affected by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price. In addition, a significant portion of our sales are pursuant to contracts that limit price increases. Thus, even though our costs may increase, we may not have the ability to increase the prices for our products, or the prices for our products may decline; and

•

The manufacturing of coated paper is highly capital-intensive and a large portion of our operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs, adversely impacting prices at times of lower demand.

Therefore, our ability to achieve acceptable margins is principally dependent on (i) managing our cost structure, (ii) managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control and (iii) general conditions in the paper market. If the prices of our products decline, or if our raw material costs increase, it could have a material adverse effect on our business, financial condition and results of operations.

The paper industry is cyclical. Fluctuations in supply and demand for our products could materially adversely affect our business, financial condition and results of operations.

The paper industry is a commodity market to a significant extent and is subject to cyclical market pressures. North American demand for coated and SC paper products tends to decline during a weak U.S. economy. Accordingly, general economic conditions and demand for magazines and catalogs may have a material adverse impact on the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, currency fluctuations can have a significant impact on the supply of coated paper products in North America. If the U.S. dollar strengthens, imports may increase, which would cause the supply of paper products available in the North American market to increase. Foreign overcapacity also could result in an increase in the supply of paper products available in the North American market. An increased supply of paper available in North America could put downward pressure on prices and/or cause us to lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

The markets in which we operate are highly competitive.

Our business is highly competitive. Competition is based largely on price. We compete with foreign producers, some of which are lower cost producers than we are or are subsidized by governments. We also face competition from numerous North American coated and SC paper manufacturers. Some of our competitors have advantages over us, including lower raw material and labor costs and fewer environmental and governmental regulations to comply with than we do. Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors or ocean shipping rates decrease. If the U.S. dollar strengthens, if shipping rates decrease or if overseas supply exceeds demand, imports may increase, which would cause the supply of coated paper products available in the North American market to increase. An increased supply of coated paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the following factors will affect our ability to compete:

•	product availability;

•	the quality of our products;

•	our breadth of product offerings;

•	our ability to maintain plant efficiencies and high operating rates;

•	manufacturing costs per ton;

•	customer service and our ability to distribute our products on time; and

•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

If we are unable to obtain energy requirements or raw materials at favorable prices, or at all, it could adversely impact our business, financial condition and results of operations.

We purchase wood fiber, market pulp, chemicals, energy and other raw materials from third parties. We may experience shortages of energy supplies or raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. In addition, the prices for energy and many chemicals, especially petroleum-based chemicals, have been volatile and have increased over the last year. Prices are expected to remain volatile for the foreseeable future. Chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to a supply shortage and cost increase, ration the amount of chemicals available to us and/or we may not be able to obtain the chemicals we need to operate our business at favorable prices, if at all. In addition, certain specialty chemicals that we purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain such chemicals at favorable prices, if at all.

The supply of energy or raw materials may be adversely affected by, among other things, hurricanes and other natural disasters or an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East. For example, timber supply is sometimes limited by fire, insect infestation, disease, ice and wind storms, floods, or other weather conditions. Additionally, due to increased fuel costs, suppliers, distributors and freight carriers have charged fuel surcharges, which have increased our costs. Any significant shortage or significant increase in our energy or raw material costs in circumstances where we cannot raise the price of our products due to market conditions could have a material adverse effect on our business, financial condition and results of operations. Any disruption in the supply of energy or raw materials could also affect our ability to meet customer demand in a timely manner and could harm our reputation. Furthermore, we may be required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers, which could limit our financial flexibility.

We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may affect our operating performance.

We seek to run our paper machines on a nearly continuous basis for maximum efficiency. Any unplanned plant downtime at any of our paper mills results in unabsorbed fixed costs that negatively affect our results of operations for the period in which we experience the downtime. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, forest fires and flooding. Such natural disasters could cause our mills to stop running, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products, we have in the past and may in the future experience market-related downtime, which could have a material adverse effect on our financial condition and results of operations.

Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws, as well as to enhance the efficiency of our operations. Our pro forma combined capital expenditures were $55.2 million in 2006, including $47.5 million for maintenance and environmental capital expenditures. We expect to spend approximately $72.5 million on capital expenditures during 2007, including approximately $44.0 million for maintenance and environmental capital expenditures. We anticipate that our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for at least the next year. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or as necessary to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of customers for a significant portion of our business.

Our largest customer, A.T. Clayton & Co., accounted for approximately 9% of our pro forma combined net sales for the year ended December 31, 2006. In 2006, our ten largest customers (including A.T. Clayton & Co.) accounted for approximately 57% of our pro forma combined net sales, while our ten largest end-users accounted for approximately 33% of our pro forma combined net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

We may not realize certain productivity enhancements or improvements in costs.

As part of our business strategy, we intend to identify opportunities to improve profitability by reducing costs and enhancing productivity. Any cost savings or productivity enhancements that we realize from such efforts may differ materially from our estimates. For example, we have several productivity enhancement initiatives to reduce waste and increase the amount of uptime on our paper machines. We cannot assure you that these initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

Rising postal costs could weaken demand for our paper products.

A significant portion of paper is used in magazines, catalogs and other promotional mailings. Many of these materials are distributed through the mail. The January 2006 increase in the cost of postage, or future increases, could reduce the frequency of mailings, reduce the number of pages in magazine and advertising materials and/or cause catalog and magazine publishers to use alternate methods to distribute their materials. Any of the foregoing could decrease the demand for our products, which could materially adversely affect our business, financial condition and results of operations.

We depend on International Paper for certain transitional services. The failure of International Paper to perform its obligations under, or the termination or expiration of, our Transitional Services Agreement, could have a material adverse effect on our business, financial condition and results of operations.

Our ability to effectively operate, monitor and control our operations depends to a large extent on the proper functioning of our information technology, financial and operating services and other business support systems. Prior to the Acquisition, support for these systems was provided by a combination of our dedicated resources and centralized International Paper resources. Upon completion of the Acquisition, we entered into the Transition Services Agreement with International Paper (the “Transition Services Agreement”) covering support services for certain operating areas, including services relating to SAP, finance, telecommunications, human resources, payroll and benefits, real estate, compliance and other information technology functions (the “Transition Services”). Generally, the Transition Services are provided by International Paper or its third-party vendors for terms ranging from six to twelve months after completion of the Acquisition (with an option to extend the term with respect to certain Transition Services for an additional period not to exceed six months). A number of the Transition Services, however, may not be extended beyond the applicable term.

If International Paper fails to provide these services, and upon termination or expiration of the Transition Services Agreement, we will have to obtain these services from third parties or provide such services internally. The failure of International Paper to perform its obligations or to provide such services could adversely affect our operations, and we may not be able to perform such services ourselves or source such services from third parties at all or on terms favorable to us. In addition, upon termination or expiration of the Transition Services Agreement, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services currently being provided by International Paper internally or to obtain such services from third parties, it could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management.

We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel.

A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may have a material adverse effect on our business, financial condition and results of operations.

As of December 31, 2006, approximately 1,089 or 37%, of our employees were represented by labor unions. As of December 31, 2006, we had four collective bargaining agreements at two sites, three of which are up for renewal in 2007 and the fourth of which is up for renewal in 2008. Effective March 1, 2007, 24 employees covered by this agreement decertified from the union and transferred to salary management positions. We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and/or as a percentage of net sales. In addition, although we believe we have good relations with our employees, work stoppages or other labor disturbances may occur in the future. Any of these factors could negatively affect our business, financial condition and results of operations.

We depend on third parties for certain transportation services.

We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by truck and train. If any of our third-party transportation providers fail to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any of our transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, increases in the cost of our transportation services, including as a result of rising fuel costs, could cause a material adverse effect on our business, financial condition and results of operations.

We are subject to various environmental, health and safety regulations that could impose substantial costs or other liabilities upon us and may adversely affect our operating performance and financial condition.

We are subject to a wide range of federal, state and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of on-site landfills to handle that waste. We maintain financial assurance for the projected cost of closure and post-closure care for these landfill operations. We could be subject to potentially significant fines, penalties, criminal sanctions, plant shutdowns or interruptions in operations for any failure to comply with applicable environmental, health and safety laws and regulations. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the full cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former paper mills, other properties or other locations where we have disposed of, or arranged for the disposal of, wastes. International Paper has agreed to indemnify us, subject to certain limitations, for former properties and former off-site shipments, as well as certain other environmental liabilities. There can be no assurance that International Paper will perform under any of its environmental indemnity obligations, which could have a material adverse effect on our financial condition and results of operations. We also could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations, including due to human exposure to hazardous substances. Increasingly stringent environmental requirements, more aggressive enforcement actions or policies, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters. For a further discussion of environmental laws, rules and regulations that affect our business, see “Business—Environmental and Other Governmental Regulations.”

If we fail to achieve and maintain effective internal controls, it could have a material adverse effect on our business in the future.

Although we currently are not subject to the requirements of Section 404 of the Sarbanes-Oxley Act, we are in the process of documenting and testing our internal control procedures in order to enable us to satisfy these requirements on a stand-alone basis in the future. As part of International Paper, we operated using International Paper’s internal control procedures. As a stand-alone business, certain adjustments to our internal control procedures are required. This process may be time consuming or costly. If we fail to maintain an effective internal control environment, it could have a material adverse effect on our business.

Because a small number of equity holders own a significant percentage of our common equity interests, they may control all major corporate decisions and our other equity holders may not be able to influence these corporate decisions.

An affiliate of Apollo Management, L.P. controls a majority of our common equity and, therefore, Apollo has the power to control our affairs and policies. Apollo also controls the election of our directors, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. The directors so elected will have the authority, subject to the terms of the indentures and our senior secured credit facilities, to issue additional equity interests, implement equity repurchase programs, declare dividends and make other decisions that would be detrimental to owners of the exchange notes.

The interests of Apollo could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Apollo, as equity holders, might conflict with your interests as a note holder. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the outstanding notes to the initial purchasers on August 1, 2006. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

The registration rights agreement requires us to use commercially reasonable efforts to:

•

file a registration statement for the exchange offer with the SEC and cause the registration statement to become effective under the Securities Act within 365 days after the issue date of the outstanding notes;

•	consummate the exchange offer within 30 days after the effectiveness date of the registration statement; and

•

file a shelf registration statement for the resale of the outstanding notes under certain circumstances and cause such registration statement to become effective under the Securities Act within 365 days after the date on which the obligation to file the shelf registration statement arises.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the affected series of outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. We have also agreed to keep the registration statement for the exchange offer effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See “Where You Can Find More Information About Us.”

Transferability of the Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of Verso Paper Holdings LLC or Verso Paper Inc., as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the outstanding sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2007. We will issue $2,000 principal amount of exchange notes or integral multiples of $1,000 in excess of $2,000 in exchange for each $2,000 principal amount of outstanding notes or integral multiples of $1,000 in excess of $2,000 accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in principal amounts equal to $2,000 or integral multiples of $1,000 in excess of $2,000 in principal amount.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indentures.

As of the date of this prospectus, $350.0 million, $250.0 million and $300.0 million in aggregate principal amount at maturity of 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, Second Priority Senior Secured Floating Rate Notes due 2014 and 11 3/8% Senior Subordinated Notes due 2016, respectively, was outstanding. We have fixed                     , 2007, as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “—Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “—Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on ,                      2007, or the “Expiration Date,” unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

Procedures for Tendering Outstanding Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. A holder need not submit a letter of transmittal if the holder tenders outstanding notes in accordance with the procedures mandated by The Depository Trust Company’s Automated Tender Offer Program, or ATOP. To tender outstanding notes without submitting a letter of transmittal, the electronic instructions sent to The Depository Trust Company and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

(1)	either:

•

properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date; or

•

instruct The Depository Trust Company to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

(2)	transmit to the exchange agent prior to the expiration date confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfers described in this prospectus under the heading “—Book-Entry Transfer.”

To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

By executing the letter of transmittal, or by instructing The Depository Trust Company to transmit an agent’s message to the exchange agent, you will make to us the representations set forth in the first paragraph under the heading “—Transferability of the Exchange Notes.”

All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a timely book-entry confirmation that outstanding notes have been transferred into the exchange agent’s account at The Depository Trust Company; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an “eligible guarantor institution” within the meaning of Rule l7Ad-15 promulgated under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or the “DTC,” for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Verso Paper Holdings LLC and Verso Paper Inc. Rights Under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “—Guarantee of Signatures;”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

•

the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on ,                      2007. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn;

•

identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

These conditions are for the sole benefit of Verso Paper Holdings LLC and Verso Paper Inc. and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indentures under the Trust Indenture Act of 1939. In any such event, we must use every reasonable effort to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “—Purpose of the Exchange Offer.”

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•

for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Verso Paper Holdings LLC, Verso Paper Inc. and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Verso Paper Holdings LLC, Verso Paper Inc. and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

The Wilmington Trust Company is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615 Attention of: Corporate Trust Operations
By Overnight Courier or By Hand:	Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615 Attention of: Corporate Trust Operations
Confirm by Telephone:	302-636-6470

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes, together with a new equity investment and borrowings under our senior secured credit facilities, were used to consummate the Acquisition. The outstanding fixed rate notes bear interest at a rate of 9 1/8% per year and mature on August 1, 2014. As of December 31, 2006, the outstanding floating rate notes bear interest at a rate of 9.1% and mature on August 1, 2014. The outstanding senior subordinated notes bear interest at a rate of 11 3/8% per year and mature on August 1, 2016. In consideration for issuing the exchange notes, we will receive in exchange the outstanding notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006.

You should read this table in conjunction with “Use of proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus.

As of December 31, 2006
(dollars in millions)
Cash and cash equivalents	$112.4

Long-term debt, including current portion:
Revolving Credit Facility(1)	$—
Term loan B	259.3
Second priority senior secured notes	600.0
Senior subordinated notes	300.0

Total long-term debt, including current portion	1,159.3
Members’ equity	279.7

Total capitalization	$1,439.0

(1)	Represents our new senior $200.0 million revolving credit facility. No amounts were outstanding at December 31, 2006. Letters of credit of $35.3 million were issued as of December 31, 2006. In January 2007, Verso Paper Finance Holdings LLC, our parent company, entered into a $250 million senior unsecured term loan facility with a maturity of six years. The proceeds of the loan were used for a distribution to equity holders and to pay related fees and expenses. The loan allows the borrower to pay interest either in cash or in-kind through the accumulation of the outstanding principal amount.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006, is based on the historical financial statements of the Coated and SC Papers Division of International Paper for the seven months ended July 31, 2006 and our consolidated financial statements for the five months ended December 31, 2006, and give effect to the Transactions as if they had occurred on January 1, 2006.

The Transactions were accounted for as a business combination using the purchase method of accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Transactions. These preliminary estimates are based on available information and certain assumptions we consider reasonable and may be revised as additional information becomes available.

The final purchase price allocation for the Transactions will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed, and could result in a change to the unaudited pro forma condensed consolidated financial statements, including goodwill.

Pro forma adjustments for the Transactions were made to reflect:

•

changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the Transactions;

•	removal of historical lease expense at the Sartell Mill;

•	interest expense resulting from the issuance of the $1,185 million outstanding notes and the term loan; and

•	transaction and debt issuance costs incurred as a result of the Transactions.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined statements of operations do not give effect to non-recurring items (including costs associated with the Transition Services Agreement and costs directly attributable to the Transactions) that were incurred in connection with the Transactions but will not have an ongoing impact on us beyond the twelve months.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary—The Transactions,” and our combined financial statements and the related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in millions)

	Predecessor	Successor	Combined Successor and Predecessor	Pro Forma Adjustments		Pro Forma
	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2006
Net sales	$904.4	$706.8	$1,611.3			$1,611.3
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	771.6	589.3	1,360.9	(5.8	)(1)	1,355.1
Depreciation and amortization	72.7	48.3	121.0	(5.0	)(2)(5)	116.0
Selling, general and administrative	34.3	14.0	48.3	4.2	(3)	44.1
Restructuring and other charges	(0.3)	10.1	9.8			9.8

Operating income	26.1	45.1	71.3	15		86.3
Interest income	0	(1.8)	(1.8)			(1.8)
Interest expense	8.4	48.7	57.2	60.1	(4)	117.3

Income (loss) before income taxes	17.8	(1.8)	15.9	(45.1)		(29.2)
Income tax expense (benefit)	7.0	—	7.0	(7.0	)(6)	—

Net income (loss)	$10.8	$(1.8)	$8.9	(38.1)		(29.2)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(dollars in millions)

(1)	Reflects the elimination of $5.8 of historical rent expense incurred on the Sartell property lease that was not assumed by us.

(2)	Reflects the reduction of $5.0 of depreciation and amortization resulting from fair value adjustments to personal property, other property and equipment and amortizable intangible assets as a result of the Acquisition. Depreciation and amortization relating to machinery and equipment are computed using the straight-line method over their useful life. Useful lives are as follows: building of 20-40 years; machinery and equipment of 10-20 years; furniture and office equipment of 3-10 years; computer hardware of 3-6 years; customer related intangibles of 25 years; and patents of 10 years.

(3)	Reflects the elimination or reduction of certain historical costs previously allocated to us by International Paper Company. A summary follows:

Pro forma share-based compensation	$724
Elimination of historical stock options	(1,497)
Pro forma pension expense	785
Elimination of historical pension and post retirement expense	(4,227)

Total elimination or reduction	$(4,215)

(4)	Represents incremental interest expense of $111.9 related to the incurrence of additional indebtedness, consisting of the issuance of the notes hereby and borrowings under the term loan B portion of our new senior secured credit facilities in the aggregate principal amount of $1,185, bearing interest at a weighted average interest rate of 9.27%. The interest rate used for pro forma purposes is based on the interest rates effective upon closing of the Transaction. The adjustment assumes: (i) effective interest amortization of debt issuance costs of $5.4; and (ii) the elimination of historical interest expense and amortization of debt issuance costs of debt not acquired by us in the amount of $8.4.

(5)	Reflects the elimination of $7.0 of historical income tax as we are not subject to federal income taxes.

(6)	Reflects the allocation of the $1.4 billion purchase price to assets acquired and liabilities assumed at August 1, 2006 as follows (in millions):

Current assets	$237.1
Plant, property and equipment	1,232.6
Intangible assets	35.9
Goodwill	10.6
Other assets	4.5
Current liabilities	(110.3)
Long-term obligations	(17.2)

Net assets acquired	$1,393.2

Identifiable intangible assets
Trademarks	$21.5
Customer relationships	13.3
Patents	1.1

Total intangible assets	35.9

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth our selected historical financial data. The selected historical balance sheet data as of December 31, 2005, and historical statement of operations data for the years ended December 31, 2004 and 2005, and for the seven months ended July 31, 2006, have been derived from the combined financial statements of the Coated and SC Papers Division of International Paper (the “Predecessor” or the “Division”) which have been audited by Deloitte & Touche LLP, independent registered public accounting firm and are included in this prospectus. The selected historical combined statement of operations data for the years ended December 31, 2002 and 2003, and the combined balance sheet data as of December 31, 2002, 2003 and 2004, have been derived from the combined financial statements of the Coated and SC Papers Division of International Paper that are not included in this prospectus. The selected balance sheet data as of December 31, 2006, and the statement of operations data for the five months ended December 31, 2006, have been derived from the consolidated financial statements of Verso Paper Holdings LLC (the “Successor”) which have been audited by Deloitte & Touche LLP, independent registered public accounting firm and are included in this prospectus.

Our selected historical combined financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes thereto included elsewhere in this prospectus.

	Predecessor Combined					Successor Consolidated
	Year Ended December 31,				Seven Months Ended July 31,	Five Months Ended December 31,
	2002	2003	2004	2005	2006	2006
Statement of Operations Data:
Net sales	$1,355.8	$1,343.1	$1,463.3	$1,603.8	$904.4	$706.8
Costs and expenses:
Cost of products sold exclusive of depreciation and amortization	1,116.7	1,154.1	1,272.5	1338.2	771.5	589.3
Depreciation and amortization	141.3	138.3	130.5	129.4	72.7	48.3
Selling, general and administrative expenses	91.8	81.4	65.3	65.6	34.3	14.0
Restructuring and other costs	18.0	4.5	0.6	10.4	(0.3)	10.1

Operating income (loss)	(12.0)	(35.2)	(5.6)	60.2	26.1	45.1
Interest expense	18.3	16.3	16.0	14.8	8.4	48.7
Interest income	(0.3)	(0.1)	(0.2)	—	—	(1.8)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(30.0)	(51.4)	(21.3)	45.4	17.8	(1.8)
Provision (benefit) for income taxes	(11.6)	(19.8)	(8.2)	17.9	7.0	—

Income (loss) before cumulative effect of change in accounting principle	(18.5)	(31.6)	(13.1)	27.5	10.8	(1.8)
Cumulative effect of change in accounting principle	—	(0.7)	—	—	—	—

Net income (loss)	$(18.5)	$(32.3)	$(13.1)	$27.5	$10.8	$(1.8)

Balance Sheet Date:
Working capital(1)	$60.7	$78.9	$58.6	$87.8		$153.8
Property, plant and equipment, net	$1,387.5	$1,384.3	$1,363.9	$1,287.0		$1,212.0
Total assets	$1,574.7	$1,603.4	$1,585.0	$1,534.1		$1,692.4
Total debt	$307.7	$303.5	$302.1	$301.2		$1,159.3
Equity	$1,072.6	$1,097.0	$1,075.3	$1,040.0		$279.7

Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$151.5	$81.0	$123.7	$116.8	$39.3	$128.9
Cash used in investing activities	$(46.3)	$(135.2)	$(111.5)	$(53.0)	$(27.6)	$(1,391.8)
Cash (used in) provided by financing activities	$(105.2)	$54.2	$(12.2)	$(63.8)	$(11.6)	$1,375.4

Other Financial and Operating Data:
EBITDA(2)	$129.2	$102.4	$124.9	$189.6	$98.9	$93.4
Capital expenditures	$46.6	$133.3	$111.3	$53.1	$27.7	$27.5
Ratio of earnings to fixed charges(3)	—	—	—	3.69	3.47	—
Total tons sold	1,968.6	1,934.6	2,064.6	2,024.9	1,145.0	866.4

(1)	Working capital is defined as current assets net of current liabilities, excluding the current portion of long-term debt and the Division’s accounts payable to International Paper Company—net.

(2)	EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA for the periods presented:

	Predecessor Combined					Successor Consolidated
	Year Ended December 31				Seven Months Ended July 31,	Five Months Ended December 31,
	2002	2003	2004	2005	2006	2006
Net income (loss)	$(18.5)	$(32.3)	$(13.1)	$27.5	$10.8	$(1.8)
Interest expense, net	18.0	16.2	15.7	14.8	8.4	46.9
Income tax expense (benefit)	(11.6)	(19.8)	(8.2)	17.9	7.0	—
Depreciation and amortization	141.3	138.3	130.5	129.4	72.7	48.3

EBITDA	$129.2	$102.4	$124.9	$189.6	$98.9	$93.4

(3)	For purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense that management believes is representative of the interest component of rental expense. For the years ended December 31, 2002, 2003 and 2004, and for the five months ended December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $21.1 million, $44.7 million, $14.5 million and $2.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the Acquisition. For comparison purposes, the results of operations for the year ended December 31, 2006, are presented on a combined basis, consisting of the historical results of the Predecessor for the seven months ended July 31, 2006, and the results of the Successor for the period beginning August 1, 2006 and ending on December 31, 2006. Accordingly, the discussion and analysis of historical periods do not fully reflect the significant impact that the Transactions have had on our financial statements. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with “Risk Factors” and our consolidated and combined financial statements included elsewhere in this prospectus.

Overview

We are one of the leading North American suppliers of coated papers to catalog and magazine publishers. Coated paper is used primarily in media and marketing applications, including catalogs, magazines, commercial printing applications, such as high-end advertising brochures, annual reports and direct mail advertising. We have the leading North American market share in coated groundwood paper, which is used primarily for catalogs and magazines. We are also one of North America’s largest producers of coated freesheet paper, which is used primarily for upscale catalogs and magazines, annual reports and magazine covers. To complete our product offering to catalog and magazine customers, we have a strategic presence in SC paper, which is primarily used for retail inserts due to its relatively low cost. In addition, we produce and sell market pulp, which is used in the manufacture of printing and writing paper grades and tissue products.

Stand-Alone Company

On August 1, 2006, an affiliate of Apollo Management L.P. purchased the Coated and Supercalendered Papers Division of International Paper for approximately $1.4 billion. The Division was acquired under an asset purchase agreement. The Predecessor financial statements for the periods presented represent the Division’s historical combined financial statements. The preparation of this information was based on certain assumptions and estimates, including allocations of costs from International Paper. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if the Division had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position and cash flows. For example, the historical financial statements of the Predecessor in this prospectus include expenses for certain corporate services provided by International Paper and allocated based on various methods, including direct consumption, percent of capital employed and number of employees. These historical charges and allocations may not be representative of expenses that we will incur in future reporting periods as we operate as a stand-alone entity.

Selected Factors that Affect our Operating Results

Net Sales

Our sales, which we report net of rebates, allowances and discounts, are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macro-economic factors, which influences supply and demand. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods.

We are primarily focused on serving two end-user segments: (i) catalogs and (ii) magazines. In 2006, we believe we had the leading market share for the catalog and magazine segments of coated papers. Coated paper demand is primarily driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to be correlated with GDP in the United States and rise with a strong economy.

The majority of our products are sold via contracts we maintain with our customers. Contracted sales are more prevalent for coated groundwood paper, as opposed to coated freesheet paper, which is more often sold without a contract. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency.

We reach our end-users through several channels, including printers, brokers, paper merchants and direct sales to end-users. We sell and market our products to approximately 100 customers which comprise 550 end-user accounts. In 2006, no single customer accounted for more than 9% of our total net sales.

Our historical results also include products produced and sold from our paper machine No. 5 at the Androscoggin mill. Pursuant to the terms of a supply agreement entered into in 2005 between us and Thilmany, LLC (“Thilmany”), which acquired International Paper’s Industrial Papers business in June 2005, these products are sold at a variable charge for the paper purchased and a fixed charge for the availability of the machine. The amount included in our pro forma combined net sales for products produced from this machine totaled $39.0 million in 2006. In addition, our historical results include products produced and sold from our paper machine No. 1 (“PM1”) at the Androscoggin mill, which had produced uncoated paper. We shut down our PM1 machine during 2005 to convert its production to softwood pulp. We expect the machine, which began production in the first quarter of 2006, to produce approximately 75,000 tons of softwood pulp annually, which will be shipped to our Bucksport mill for use in its coated paper production, thereby reducing the Bucksport mill’s third-party purchases of pulp. The amount included in our historical net sales for uncoated paper produced from this machine totaled $65.3 million and $20.2 million in 2004 and 2005, respectively.

Costs of Products Sold

The principal components of our cost of sales are chemicals, wood, energy, labor, maintenance and depreciation and amortization. Costs for commodities, including chemicals, wood and energy, are the most variable component of our cost of sales because the prices of many of the commodities that we use can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, titanium dioxide and others. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs. In the near term, we expect the rate of inflation for our total chemical costs to be lower than that experienced over the last two years. However, we expect imbalances in supply and demand will drive higher prices for certain chemicals such as starch and sodium chlorate.

Wood. Our costs to purchase wood are affected directly by market costs of wood in our regional markets and indirectly by the effect of higher fuel costs on logging and transportation of timber to our facilities. While we have in place fiber supply agreements that ensure a substantial portion of our wood requirements, purchases under these agreements are typically at market rates.

Energy. We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, black liquor solids, our own steam recovery boilers and internal energy cogeneration facilities. Our external energy purchases vary across each of our mills and include fuel oil, natural gas, coal and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs.

Labor costs. Labor costs include wages, salary and benefit expenses attributable to our mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis. Management employees at our mills are compensated on a salaried basis. Wages, salary and benefit expenses included in cost of sales do not vary significantly over the short term. In addition, we have not experienced significant labor shortages.

Maintenance. Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for periodic maintenance. Day-to-day maintenance expenses have not varied significantly from year-to-year. Larger maintenance projects and equipment expenses can produce year-to-year fluctuations in our maintenance expenses. In conjunction with our periodic maintenance shutdowns, we have incidental incremental costs that are primarily comprised of unabsorbed fixed costs from lower production volumes and other incremental costs for purchased materials and energy that would otherwise be produced as part of the normal operation of our mills.

Depreciation and amortization. Depreciation and amortization expense for our assets associated with our mill operations is included in cost of sales. Depreciation and amortization expense for our assets associated with our non-mill related assets is included in selling, general and administrative expense. Depreciation and amortization expense is lower after the Acquisition as a result of the lower asset bases assigned to property, plant, and equipment. Under the rules of purchase accounting, we have adjusted the value of our assets and liabilities to their respective estimated fair values and any excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill.

Selling, General and Administrative Expenses

The principal components of our selling, general and administrative expenses are wages, salaries and benefits for our office personnel at our headquarters and our sales force, travel and entertainment expenses, advertising expenses, expenses relating to certain information technology systems and research and development expenses. Also included are allocations of costs for corporate functions historically provided to us by International Paper. For further information about allocated costs, see “—Corporate Allocations.” In addition, we pay a management fee to Apollo on an annual basis pursuant to a management agreement we entered into with Apollo after the consummation of the Transactions.

Taxes

Prior to the Acquisition on August 1, 2006, the Company was included in the consolidated income tax returns of International Paper. In the Predecessor combined financial statements included in this prospectus, income taxes have been presented based on a calculation of the income tax benefit we estimate would have been generated if we had operated as a separate taxpayer. As a result, we have reflected U.S. federal and state income tax expense (benefit) on our gains (losses) based on an allocated rate of 38.5% for the year ended December 31, 2004, and 39.4% for the year ended December 31, 2005 and for the seven months ended July 31, 2006. The Predecessor historically settled the current amount due to/from International Paper through a control account. Income taxes have been provided for all items included in the historical statements of income included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. As a result of the Transactions, there was a step-up in the tax basis of our assets, significantly reducing our cash income tax payments. As a result, we anticipate that over the next several years we will need to make minimal distributions to our equityholders for federal or state cash income taxes. Accordingly, our historical income tax expense (benefit) may not necessarily reflect and may differ materially from what our cash tax payments would have been or will be as a stand-alone entity.

Corporate Allocations

The historical combined statement of operations for the Predecessor includes allocations of costs for certain corporate functions historically provided to us by International Paper, including:

•

General corporate expenses. This represents costs related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, certain incentive compensation, risk management, legal, centralized transaction processing and information management and technology. These costs have historically been allocated primarily based on general factors and estimated use of services. These costs are included in selling, general and administrative expenses in the combined statement of operations.

•

Employee benefits and incentives. This represents fringe benefit costs and other incentives, including group health and welfare benefits, U.S. pension plans, U.S. post-retirement benefit plans and employee incentive compensation plans. These costs have historically been allocated on an active headcount basis for health and welfare benefits, including U.S. post-retirement plans, on the basis of salary for U.S. pension plans and on a specific identification basis for employee incentive compensation plans. These costs are included in costs of goods sold, selling, general and administrative expenses and restructuring charges in the combined statement of operations.

•

Interest expense and debt service costs. International Paper has historically provided financing to us through cash flows from its other operations and debt incurred. The interest expense associated with incurred debt that has been allocated to us based on specifically-identified borrowings is included in interest expense, net in our statements of operations data. Costs associated with the debt are included in other expense (income) in our statement of operations data.

Expense allocations from International Paper reflected in the income (loss) in the Predecessor combined financial statements were as follows:

	Predecessor Combined
	Year Ended December 31,		Seven Months Ended July 31,
	2004	2005	2006
General corporate expenses	$44.7	$44.0	$19.5
Employee benefits and incentives(1)	18.4	23.9	11.3
Interest expense and debt service costs	15.6	14.8	8.4

(1)	Includes severance payments associated with various headcount reduction initiatives of $0.7 million and $7.2 million for 2004 and 2005, respectively.

Following the consummation of the Transactions, we no longer have allocations for costs for certain corporate functions historically provided to us by International Paper. We now receive services historically provided by International Paper from our internal operations or third-party service providers. Accordingly, it is unlikely that the expenses we will incur as a stand alone company for services that were historically provided to us by International Paper will reflect the allocated costs included in the Predecessor combined financial statements.

Critical Accounting Policies and Significant Accounting Estimates

Our principal accounting policies are described in the “Summary of Business and Significant Accounting Policies” section in the notes to our audited consolidated financial statements included elsewhere in this prospectus. The preparation of financial statement in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expense during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgment could result in the greatest changes to reported results.

Revenue Recognition. Sales are net of rebates, allowances and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Planned Maintenance Costs. Maintenance costs for major planned maintenance shutdowns in excess of $0.5 million are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next major planned shutdown, as we believe that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Fair Value of Financial Instruments. Due to the short maturities of our receivables and payables, the carrying values of these financial instruments approximate their fair values. The fair value of debt was approximately $1.2 billion at December 31, 2006.

Plant, Property, and Equipment. Plant, property and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Interest cost of $0.2 million was capitalized in the five month period ended December 31, 2006.

Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Deferred Financing Costs. We capitalize costs incurred in connection with the borrowings or establishment of our credit facilities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or life of the credit facility using the effective interest method. In the case of early debt principal repayments, we adjust the value of the corresponding deferred financing costs with a charge to other expense, and similarly adjust the future amortization expense.

Goodwill and Intangible Assets. We account for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not amortized. Customer-related intangible assets are amortized over their estimated useful lives of approximately twenty-five years. Patents are amortized over their remaining legal lives of ten years.

The impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. Goodwill is evaluated at the reporting unit level. Goodwill has been allocated to the “Coated” segment. The evaluation for long-lived assets is performed by comparing the carrying amount of these assets to their estimated undiscounted future cash flow. If impairment is indicated, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

Environmental Costs and Obligations. Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

Equity Compensation. We account for equity awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) Share-Based Payment. SFAS No. 123(R) requires that all equity awards to employees be expensed over the period of the award. We apply the Black-Scholes method of valuation to determine share-based compensation expense.

Asset Retirement Obligations. In accordance with the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. Our asset retirement obligations under this standard relate to closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure, or possible new federal or state regulations affecting the closure.

Income Taxes. We are a limited liability corporation and are not subject to federal income taxes. We account for our state income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Postretirement Benefits. Pension plans cover substantially all of our employees. The defined benefit plan is funded in conformity with the funding requirements of applicable government regulations. Prior service costs are amortized on a straight-line basis over the estimated remaining service periods of employees. Certain employees are covered by defined contribution plans. Our contributions to these plans are based on a percentage of our employees’ compensation or employees’ contributions. These plans are funded on a current basis.

We adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) as of December 31, 2006. The measurement date is December 31, 2006.

Recent Accounting Developments

Sales, Use and Excise Taxes. In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force in Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross Versus Net Presentation).” Issue No. 06-3 requires disclosure of an entity’s accounting policy regarding the presentation of taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, including sales, use, value added and some excise taxes. We present such taxes on a net basis (excluded from revenues and costs). The adoption of Issue No. 06-3, which is effective for annual reporting periods beginning after December 15, 2006, will have no impact to our consolidated financial statements.

Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not evaluated the provisions of FIN 48 to determine the impact on our consolidated results of operations or consolidated financial position.

Accounting for Planned Major Maintenance Activities. September 2006, the FASB issued FASB Staff Position (“FSP”) AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This FSP eliminates the accrue-in-advance method of accounting for planned major maintenance activities from the AICPA Audit and Accounting Guide, Audits of Airlines. This method of accounting for planned major maintenance activities was eliminated due to the FASB’s belief that the resultant liability does not meet the definition of a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. As a result of the elimination of the accrue-in-advance method, the Airline Guide, which provides guidance for all industries who conduct planned major maintenance activities, permits the use of one of the following three remaining methods: (1) direct expensing, (2) built-in overhaul and (3) deferral. This FSP is effective for fiscal year beginning after December 15, 2006, with early adoption permitted so long as it is as of the beginning of the entity’s fiscal year. We adopted the FSP at its inception by electing the deferral method.

Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 does not address “what” to measure at fair value. Instead, it addresses “how” to measure fair value. SFAS No. 157 applies (with limited exceptions) to existing standards that require assets and liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We have not evaluated the provisions of SFAS No. 157 to determine the impact on our consolidated results of operations or consolidated financial position.

Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 which permits an entity to measure certain financial assets and financial liabilities at fair value. SFAS No. 159’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. We have not evaluated the provisions of SFAS No. 159 to determine the impact on our consolidated results of operations or consolidated financial position.

Results of Operations

The following table sets forth certain historical combined financial information for the years ended December 31, 2004, 2005 and 2006. For comparison purposes, we have presented the results of operations for the year ended December 31, 2006 on a combined basis, consisting of the historical results of our Predecessor for the seven months ended July 31, 2006, and for the historical results of operations for the Successor for the five months ended December 31, 2006. We believe that this approach is beneficial to the reader by providing an easier-to-read discussion of the results of operations and provide the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. Cost of sales in the following discussion includes (i) the cost of products sold and (ii) depreciation and amortization. The following table and discussion should be read in conjunction with the information contained in our historical combined financial statements and the notes thereto included elsewhere in this prospectus. However, our historical results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future.

	Predecessor			Successor	Non-GAAP Combined Successor and Predecessor
(In thousands of U.S. dollars)	Year Ended December 31, 2004	Year Ended December 31, 2005	Seven Months Ended July 31, 2006	Five Months Ended December 31, 2006	Year Ended December 31, 2006
Net sales	$1,463,357	$1,603,846	$904,417	$706,833	$1,611,250
Cost and expenses:
Cost of products sold (excluding depreciation and amortization)	1,272,449	1,338,256	771,575	589,283	1,360,858
Depreciation and amortization	130,497	129,355	72,674	48,317	120,991
Selling, general, and administrative	65,347	65,569	34,348	13,996	48,344
Restructuring and other charges	657	10,419	(322)	10,126	9,804

Operating income (loss)	(5,593)	60,247	26,142	45,111	71,253
Interest income	(275)	(39)	(23)	(1,798)	(1,821)
Interest expense	15,955	14,823	8,414	48,741	57,155

Income (loss) before income taxes	(21,273)	45,463	17,751	(1,832)	15,919
Income tax expense (benefit)	(8,190)	17,913	6,994	—	6,994

Net income (loss)	$(13,083)	$27,550	$10,757	$(1,832)	$8,925

2006 Combined Successor and Predecessor Compared to 2005 Predecessor

Net Sales. Net sales for the year ended December 31, 2006, were $1,611.3 million compared to $1,603.8 million for the year ended December 31, 2005, an increase of 0.5%. The increase was the result of a 1.1% increase in the average sales price per ton for all of our products in 2006. This increase was partially offset by a 0.7% decrease in the tons sold over the same comparable period.

Net sales for our papers segment were $1,425.2 million for the year ended December 31, 2006, compared to $1,400.6 million for the year ended December 31, 2005, an increase of 1.8%. The increase was primarily due to higher paper prices, which increased by 0.9% compared to paper prices in 2005, and higher paper volumes of 0.8% over the same comparable period.

Net sales for our market pulp segment were $147.0 million for the year ended December 31, 2006, compared to $139.8 million for the year ended December 31, 2005, an increase of 5.2%. The increase was due to higher sales prices of 5.9%, offset by a decrease in volume of 0.8% due to an increase in internal consumption.

Net sales for our other segment was $39.0 million for the year ended December 31, 2006, compared to $63.4 million for the year ended December 31, 2005, a decrease of 38.5%. The decrease was primarily due to the absence of sales in 2006 from paper machine No. 1 at our Androscoggin mill, which was shutdown during 2005 and converted from the production of uncoated paper to the production of softwood pulp used to supply our Bucksport mill.

Cost of sales. Cost of sales for the year ended December 31, 2006 was $1,481.1 million, compared to $1,467.6 million for the year ended December 31, 2005, an increase of 1.0%. The increase was primarily attributable to higher input prices for wood, pulp, energy, raw materials and distribution expenses during the first nine months of 2006. This increase was partially offset by improvements in productivity and material usages, which were influenced by our focus on cost reductions and efficiency improvements. Our gross margin was 8.0%, compared to 8.5% for the same period in 2005. Depreciation expense for the year ended December 31, 2006, was $121.0 million compared to $129.4 million for the year ended December 31, 2005.

Selling, general and administrative. Selling, general and administrative expenses were $48.3 million for the year ended December 31, 2006, compared to $65.6 million for the same period in 2005, a decrease of 26.3%. The decrease is primarily due to the elimination of an allocation from International Paper for corporate services related to the operation of paper machine No. 1 at the Androscoggin mill, which was shutdown during 2005, and due to the elimination of an allocation from International Paper for corporate services during the five months ended December 31, 2006, compared to receiving a full allocation for the year ended December 31, 2005. For the period following the closing of the Acquisition, selling, general and administrative expenses reflect the annual expenses we incurred as a stand alone business.

Interest expense. Interest expense for the year ended December 31, 2006 was $57.2 million, compared to $14.8 million for the same period in 2005, due to the debt incurred as a result of the Acquisition.

Restructuring and other charges. Restructuring and other charges are one time transaction costs for us to run as a stand-alone business. The charges for the five month period ended December 31, 2006 were $10.1 million, which included $6.1 million of Transition Service Agreement costs.

Income tax expense. The U.S. federal and state income tax expense of $7.0 million for the year ended December 31, 2006, is a decrease in tax expense compared to the year ended December 31, 2005, of $17.9 million, primarily due to the Company being treated as a partnership for federal tax purposes during the period from August 1, 2006 through December 31, 2006.

2005 Compared to 2004

Net sales. Net sales for the year ended December 31, 2005, were $1,603.8 million compared to $1,463.3 million for the year ended December 31, 2004, an increase of 9.6%. The increase was largely the result of higher average coated paper prices. In 2005, the average price per ton for all of our products increased 12.0%, while tons sold decreased 1.9%.

Net sales for our papers segment were $1,403.0 million for the year ended December 31, 2005, compared to $1,228.6 million for the year ended December 31, 2004, an increase of 14.2%. The increase was due to an increase in shipments as well as the impact of higher selling prices beginning late in the second quarter of 2004. Paper tons sold increased 1.0% for the year ended December 31, 2005, compared to the year ended December 31, 2004, while the average price per ton for paper increased 13.2% over the same comparable period. The increase in average price per ton was driven by stronger demand in the catalog and magazine segments and by initiatives to improve our product mix consistent with our strategy to focus on specialty and higher-value products.

Net sales for market pulp were $139.8 million for the year ended December 31, 2005, compared to $123.0 million for the year ended December 31, 2004, an increase of 13.7%. The increase was due to pulp prices increasing 10.3% and volume increasing 3.7%.

Net sales for our other segment were $61.1 million for the year ended December 31, 2005, compared to $111.7 million for the year ended December 31, 2004, a decrease of 45.4%. The decrease was mostly due to the reduction in sales price for the paper produced from machine No. 5 at our Androscoggin mill, which beginning in June 2005 was sold pursuant to the terms of a supply agreement between us and Thilmany.

Cost of sales. Cost of sales for the year ended December 31, 2005, was $1,478.0 million compared to $1,403.6 million for the year ended December 31, 2004, an increase of 5.3%. The increase was primarily attributable to higher input prices for wood, pulp, energy and raw materials, which combined were $113.5 million higher than 2004. This increase was partially offset by a reduction in indirect costs, including labor, maintenance and depreciation and amortization, which was influenced by our focus on cost reductions and efficiency improvements. Our gross margin, excluding depreciation, for 2005 was 16.4%, compared to 13.0% for 2004. This increase was driven by the combination of higher sales prices, productivity improvements, and product mix improvements. Depreciation expense for the year ended December 31, 2005, was $129.4 million, compared to $130.5 million in 2004. Included in cost of sales for 2005 are non-recurring expenses totaling $9.8 million related to the shutdown of paper machine No. 1 at the Androscoggin mill. Effective December 2005, International Paper permanently decommissioned the paper machine No. 1 and began the process of converting it into a pulp dryer.

Selling, general and administrative. Selling, general and administrative expenses were $65.6 million for the year ended December 31, 2005, compared to $65.3 million for the year ended December 31, 2004, an increase of 0.5%. Costs allocated for corporate services from International Paper to us in 2005 were based on the same methods as 2004.

Interest expense. Interest expense for the year ended December 31, 2005, decreased to $14.8 million from $16.0 million for the year ended December 31, 2004, or 7.5%.

Restructuring and other charges. Restructuring and other charges are severance and related costs associated with the permanent shutdown of the No. 1 paper machine at the Jay, Maine mill. The charges for the year ended December 31, 2005 was $10.1 million, which included $3.2 million of asset impairment.

Income tax expense (benefit). The U.S. federal and state income tax expense of $17.9 million for the year ended December 31, 2005, is an increase in tax expense of $26.1 million compared to an income tax benefit of $8.2 million for the year ended December 31, 2004.

Liquidity and Capital Resources

We rely primarily upon cash flow from operations and borrowings under our revolving credit facility to finance operations, capital expenditures and fluctuations in debt service requirements. We currently have $165 million of availability under our revolving credit facility, which is currently undrawn, after deducting for $35.3 million of standby letters of credit that we have issued.

We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations, pay scheduled principal and interest payments, and provide funds for working capital, capital expenditures and other needs of the business for at least the next twelve months. However, no assurance can be given that this will be the case, and we may require additional debt or equity financing to meet our working capital requirements.

Cash provided by operating activities. For the year ended December 31, 2006, our operating activities generated net cash of $168.1 million, compared to $116.8 million of net cash generated during the comparable period in 2005. The improvement was primarily driven by improved operations and working capital improvements. Our operating activities in 2005 generated net cash of approximately $116.8 million compared to $123.7 million of net cash generated in 2004. The reduction was primarily due to increases in working capital, driven by the rising pricing environment for our products and inputs.

Cash used in investing activities. For the year ended December 31, 2006, we used $1,419.4 million of net cash in investing activities, compared to $53.0 million of net cash used during the comparable period in 2005. In 2005, we used $53.0 million of net cash in investing activities, due to investments in capital expenditures and $0.1 million in proceeds generated from the sale of fixed assets. Our capital expenditures decreased to $53.1 million in 2005 from $111.7 million in 2004.

Cash used in financing activities. For the year ended December 31, 2006, our financing activities provided $1,363.8 million of net cash. In 2005 and 2004, we used $63.8 million and $12.2 million, respectively, in financing activities. These activities primarily were driven by distributions of our operating cash flow, net of investing activities, to International Paper.

We entered into our senior secured credit facilities on August 1, 2006, which consist of:

•	a $285 million term loan facility, with a maturity of seven years, which was fully drawn on August 1, 2006; and

•	a $200 million revolving credit facility with a maturity of six years. No amounts were outstanding as of December 31, 2006.

Our senior secured credit facilities are secured by first priority pledges of all the equity interests owned by us in our subsidiaries. Our senior secured credit facilities are also secured by first priority interests in, and mortgages on, substantially all of our tangible and intangible assets and each of our direct and indirect subsidiaries.

In addition, on August 1, 2006, we completed an offering of $350 million in aggregate principal amount of outstanding fixed rate notes, $250 million in aggregate principal amount of outstanding floating rate notes and $300 million in aggregate principal amount of outstanding senior subordinated notes. The proceeds of the offerings were used to finance the Acquisition and to pay related fees and expenses. Our second priority senior secured notes have the benefit of second-priority security interest in the collateral securing our senior secured credit facilities. The fixed rate portion of these notes pay interest semi-annually and the variable portion pays interest quarterly. The senior subordinated notes are our unsecured senior subordinated obligations and pay interest semi-annually.

Our senior secured credit facilities contain various restrictive covenants. They prohibit us from prepaying other indebtedness and require us to maintain a maximum consolidated first lien leverage ratio. In addition, our senior secured credit facilities, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. The indentures governing our second priority senior secured notes and our senior subordinated notes limit our ability to, among other things, to (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem our stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting our subsidiaries’ ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vii) enter into transactions with our affiliates; and (viii) incur liens. As of December 31, 2006, we were in compliance with all covenants.

In January 2007, Verso Paper Finance Holdings LLC, our indirect parent company, entered into a $250 million senior unsecured term loan facility with a maturity of six years. The proceeds of the loan were used for a distribution to equity holders and to pay related fees and expenses. The loan provides the business with the ability to pay interest in cash or in kind. We believe that our ability to manage cash flow and working capital levels, particularly inventory and accounts payable, will allow us to meet our current and future obligations associated with this loan. However, no assurance can be given that this will be the case and we may require additional debt or equity financing.

Covenant Compliance

Certain covenants contained in our credit agreement governing our senior secured credit facilities and the indentures governing our notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing the notes to test the permissibility of certain types of transactions. We have included Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles pro forma net income to EBITDA and Adjusted EBITDA for the year ended December 31, 2006:

Pro Forma Year Ended December 31, 2006
($ in millions)
Net income (loss)	$(29.2)
Interest expense, net	115.5
Income taxes	—
Depreciation and amortization	116.0

EBITDA	$202.3
Adjustments to EBITDA:
Change in machine use, net(1)	2.8
Restructuring, severance and other(2)	9.8
Non-cash compensation/benefits(3)	1.1
Incremental estimated standalone costs, net(4)	(12.0)
Inventory fair value(5)	5.9
Other items, net(6)	11.9

Adjusted EBITDA	$221.8

Pro forma cash interest expense, net(7)	$102.6
Adjusted EBITDA to cash interest expense	2.2

(1)	Represents the elimination or addition of expected earnings as a result of changes in the use of two of our paper machines at the Androscoggin mill prior to the Transactions.

(2)	Includes restructuring and severance charges as set forth in our financial statements. Restructuring charges include transition and other non-recurring costs associated with the Acquisition.

(3)	Represents amortization of certain one-time benefit payments and non-cash benefit payments. Also includes the elimination of historical non-cash stock compensation costs previously incurred by us under International Paper’s compensation plan.

(4)	Represents incremental estimated costs for activities previously part of the corporate allocation (primarily information technology, human resources administration, finance, tax, treasury, sourcing and environmental, health and safety), as well as other incremental costs we anticipate incurring on a stand-alone basis subsequent to the Transactions.

(5)	Represents the fair value of inventory adjustment related to purchase accounting.

(6)	Represents earnings adjustments for exceptional bad debt expenses, recoveries and other miscellaneous non-recurring items.

(7)	Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs and net of interest income.

Seasonality

We are exposed to fluctuations in quarterly net sales volumes and expenses due to seasonal factors. These seasonal factors are common in the paper industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is generally our strongest quarter, reflecting an increase in printing related to end-of-year magazines, increased end-of-year direct mailings and holiday season catalogs. Our working capital and accounts receivables generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. We expect our seasonality trends to continue for the foreseeable future.

Effect of Inflation

While inflationary increases in certain input costs, such as energy, wood fiber and chemical costs, have an impact on our operating results, changes in general inflation have had minimal impact on our operating results in the last three years. Sales prices and volumes are more strongly influenced by supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors. We cannot assure you, however, that we will not be affected by general inflation in the future.

Contractual Obligations

The following table reflects our contractual obligations and commercial commitments as of December 31, 2006. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

Contractual Obligations	Payments due by period(1)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in millions)
Long-Term Debt(1)	$2,056.5	$101.5	$225.4	$218.2	$1,511.4
Operating Leases	11.4	2.8	4.6	2.6	1.4
Purchase Obligations(2)	190.2	90.3	40.8	13.9	45.2
Other Long-Term Liabilities Reflected on our Balance Sheet under GAAP(3)	21.3	1.3	5.5	1.6	12.9

Total	$2,279.4	$195.9	$276.3	$236.3	$1,570.9

(1)	Long-term debt includes principal payments, commitment fees and accrued interest payable. A portion of our interest expense is at a variable rate and has been calculated using current LIBOR. Actual payments could vary.

(2)	Purchase obligations include our unconditional purchase obligations for power purchase agreements (gas and electricity), machine clothing and other commitments for advertising, raw materials or storeroom inventory.

(3)	Other long-term liabilities reflected above represent the gross amount of asset retirement obligations and pension obligations. Other liabilities that do not represent contractual obligations have been excluded.

Qualitative and Quantitative Disclosure About Market Risk

We are exposed to market risk from fluctuations in our paper prices, interest rates and commodity prices for our inputs.

Paper prices. For a discussion of the impact of paper price fluctuations on our operating results, see “—Selected Factors that Affect our Operating Results—Net Sales.”

Interest Rate Risk. We issued fixed- and floating-rate debt to finance the Acquisition in order to manage our variability to cash flows from interest rates. Borrowings under our senior secured credit facilities and our floating rate notes accrue interest at variable rates, and a 100 basis point increase in quoted interest rates on our debt balances outstanding as of December 31, 2006 under our senior secured credit facilities and our floating rate notes would increase our annual interest expense by $5.1 million. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity Price Risk. We are subject to changes in our cost of sales caused by movements underlying commodity prices, see “—Selected Factors that Affect our Operating Results—Costs.”

BUSINESS

General

We are a leading North American supplier of coated papers to catalog and magazine publishers. The market for coated paper, which is comprised of coated groundwood paper and coated freesheet paper, is one of the more attractive segments of the paper industry due to its prospects for volume growth, continued improvement in pricing and the high value-added nature of its products. Coated paper is used primarily in media and marketing applications, including catalogs, magazines and commercial printing applications, which include high-end advertising brochures, annual reports and direct mail advertising. We have the leading North American market share in coated groundwood paper, which is used primarily for catalogs and magazines. We are also North America’s lowest cost producer of coated freesheet paper, which is used primarily for annual reports, brochures and magazine covers. In addition to coated paper, we have a strategic presence in Supercalendered (SC) paper, which is primarily used for retail inserts. We also produce and sell market pulp, which is used in the manufacture of printing and writing paper grades and tissue products.

Our primary product lines include coated groundwood paper, coated freesheet paper, SC paper and pulp. Our pro forma combined net sales by product line for the year ended December 31, 2006, are illustrated below:

Net Sales by Product Line

We sell and market our products to approximately 100 customers which comprise 550 end-user accounts. We have long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants and brokers. The majority of our products are sold via contracts we maintain with our customers, which generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Our key customers include: leading magazine publishers, such as Condé Nast Publications and Time Inc.; leading catalog producers, such as Avon, L.L. Bean and Land’s End; leading commercial printers, such as Quad Graphics, RR Donnelley & Sons and Quebecor World; and leading paper merchants and brokers, such as A.T. Clayton & Co., Graphic Communications, Unisource and xpedx.

We operate 11 paper machines at four mills located in Maine, Michigan and Minnesota. The mills have a combined annual production capacity of 1,635,000 tons of coated paper, 97,500 tons of SC paper and 850,000 tons of kraft pulp, of which 595,000 tons is consumed internally and the remainder is sold as market pulp. Our facilities are strategically located within close proximity to major publication printing customers, which affords us the ability to more quickly and cost-effectively deliver our products. Our facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated groundwood papers, two of the more attractive grades of coated paper.

Coated Paper Industry Overview

Based on 2006 sales, the size of the global coated paper industry is estimated to be approximately $48 billion, or 52 million tons of coated paper shipments, including approximately $13 billion in North America, or 14 million tons of coated paper shipments. The coating process produces a smooth uniform layer in the paper, which results in superior color and print definition. As a result, major uses of coated papers include the printing of catalogs, magazines, annual reports, directories and advertising materials. Demand is generally driven by North American advertising and print media trends, which in turn have historically been highly correlated with growth in GDP.

In North America, coated papers are classified by brightness and fall into five grades, labeled No. 1 to No. 5, with No. 1 having the highest brightness level and No. 5 having the lowest brightness level. Papers graded No. 1, No. 2 and No. 3 are typically coated freesheet grades. No. 4 and No. 5 papers are predominantly groundwood containing grades. Coated groundwood grades are the preferred grades for catalogs and magazines, while coated freesheet is more commonly used in commercial print applications.

Our Competitive Strengths

We believe that our competitive strengths include the following:

A leading low-cost manufacturer of coated paper products in North America. We are one of the largest coated paper manufacturers in North America based on production capacity. Within the overall North American coated paper market, we have the leading market share in North American coated groundwood production capacity. In addition, we are North America’s lowest cost producer of coated freesheet. Our size provides us with economies of scale and enables us to optimize production across our integrated mill system to provide a broad spectrum of products, while also providing us the operational flexibility to adapt to our customers’ specific coated paper needs.

Leading positions in the industry’s most attractive segments and products. We are a leading supplier of coated papers to North American catalog and magazine publishers. The catalog and magazine segments are viewed as the most attractive within the coated papers industry due to their long-term growth prospects, favorable industry dynamics, blue-chip customer base and emphasis on product innovation and development. We maintain the leading positions in the catalog and magazine end-user segments, with segment shares of approximately 21% and 17%, respectively.

In addition to being focused on the most attractive end-user segments, our product portfolio is also concentrated on the most attractive products in both the paper industry, in general, and the coated paper segment, specifically. According to RISI, coated papers are the fastest growing portion of the paper and forest products industry, with North American coated paper demand expected to grow at a 1.9% compound annual growth rate from 2006 through 2009, compared to a negative growth rate of 1.0% for newsprint and a flat growth rate for uncoated freesheet paper. In addition, we are specifically focused on the fastest growing portions of the coated paper market. For example, we are one of three major North America-based producers of ultra-lightweight coated groundwood paper, which, according to the American Forest and Paper Association, is a coated paper product group that has experienced higher growth than the coated paper market in general, with shipments growing at a compound annual growth rate of approximately 4% from 1994 through 2005, and approximately 6% since 2002. We expect this disproportionate growth in shipments to continue going forward, as customers continue to demand lower basis weight products in order to reduce their freight and postage costs. Ultra-lightweight coated papers comprise the fastest growing segment of the coated paper market and sell for higher prices and yield a higher margin than their higher basis weight counterparts. We believe that we have a competitive advantage in ultra-lightweight coated paper grades, as these manufacturing processes require specialized equipment, increased manufacturing precision and process know-how.

Well positioned to benefit from strengthening coated paper market fundamentals. We believe that we are well positioned to benefit from improving fundamentals in the coated paper industry. Since the second quarter of 2004, supply has decreased due to a decrease in production capacity in both North America and in Europe, which was caused primarily by the closure of some less efficient coated paper mills by our competitors. These closures were generally the result of a combination of higher energy prices, changes in Canadian dollar and Euro exchange rates, which have affected the volume of coated paper imports from those markets into the United States, and other inflationary factors. According to PPPC, North American and European producers have announced the incremental shutdown of an aggregate of approximately 2.3 million tons of coated paper capacity in 2006 and 2007, which represents approximately 6% of coated paper capacity in those regions. With this growing demand and stable supply outlook, RISI projects that North American operating rates are expected to increase from 91% in 2006 to 94% in 2009. We believe the decrease in production capacity and the resulting higher operating rates will enable us to continue to benefit from improving industry fundamentals.

Strong relationships with attractive customer base. We have long-standing relationships with leading publishers, commercial printers, retail merchandisers and paper merchants. Our relationships with our ten largest coated paper customers average more than 10 years. We believe our sales strategy, which includes both direct sales to our larger customers and sales to merchants, who then resell our products, has reduced selling costs and enhanced customer service. Our strong relationships with the leading customers in the catalog and magazine end-user segments provide us with a significant competitive advantage. For example, these customers have historically had stable, on-going paper needs, which has allowed us to optimize our mill system to supply orders on the most efficient and cost-effective basis. Furthermore, due to the premium printing requirements of these end-users, we have been able to shift our product mix towards higher value-added grades, such as lightweight and ultra-lightweight coated groundwood and grade No. 4 coated groundwood. In addition, greater than 60% of our net sales in 2006 were made pursuant to contracts we maintain with our customers. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency. Our relationships with our key customers also allow us to maintain operating rates that are in excess of industry levels. For example, according to RISI, average operating rates for coated paper producers were 91% in 2006, while our operating rates were 98% in the same period.

Well-invested, low cost manufacturing facilities. From 1985 to 2006, our former parent, International Paper, has invested over $1.7 billion in growth capital expenditures for new machines, productivity enhancements and capacity expansions. According to Jaako Pôyry, a leading paper industry consulting firm, our coated paper mills are among the most efficient and lowest cost coated paper mills in North America, Europe and Asia based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency, in part, to the significant historical investments made in our mills. In addition, since 2001, we have meaningfully reduced costs by consolidating operations and focusing on operational efficiency. For example, through R-GAP, our continuous process improvement program, we have implemented focused programs to optimize raw materials sourcing and usage, reduce repair costs and control overhead. We will continue to utilize the R-GAP program to drive further cost reductions and operating improvements in our mill system.

Efficient and integrated supply chain. Coated paper customers have become increasingly focused on supply chain efficiency, reducing costs and minimizing lead times. Our Internet-based ordering platform, WebExpress, which allows for simplified ordering, tracking and invoicing, is part of our strategy to continually reduce the cost to serve our customer base. In addition, we operate NexTier Solutions, an Internet-based system designed for collaborative production planning, procurement and inventory management processes throughout the supply chain. Our customers use our systems to maximize supply chain efficiencies, improve communication and reduce operating costs. We believe our leadership position in e-commerce for coated papers distribution and management provides us with a competitive advantage by enabling us to run our operations more cost-effectively through better planning of manufacturing runs and tracking of costs and inventory and, in turn, provides our customers with better, cost-effective service. We also believe the strategic location of our mills and distribution centers near attractive end-use markets, such as New York and Chicago, affords us the ability to more quickly and cost-effectively deliver our products to those markets.

Experienced management team with proven track record. We believe our senior management team is a valuable asset to our business. In November 2006, Mike Jackson joined our business as Chief Executive Officer from Weyerhauser Company, where he most recently served as Senior Vice President in charge of the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses. Our senior management team averages approximately 20 years experience in the paper and forest products industry. In addition, many of the members of our management team have experience transitioning businesses, as they were instrumental in the integration of the coated papers businesses of International Paper in 2000.

Our Business Strategy

Increase revenues. One of our key objectives is to be the market leader with respect to profitable sales growth. We believe we can achieve this goal through the following strategies:

•

Leveraging our leading market position. We are a leader in the North American coated paper industry, with exceptional industry insight and expertise, which we utilize to provide value-added services to our customers. By advising our customers on ways to optimize supply chain management, print-press performance and management of total publishing and distribution costs, we are able to enhance our relationships with customers and capture a greater share of their total publishing expenditures. We intend to further strengthen our leadership position by focusing on both existing and new potential customers within the catalog and magazine segments, where, as industry leaders, we can offer an enhanced level of products and service. We believe that this competitive advantage will allow us to efficiently grow our business in line or in excess of market volume and price growth.

•

Focus on specialty and higher value-added products. In addition to participating in underlying market growth, we plan to improve our market share and revenues by focusing on specialty and high value-added products, particularly ultra-lightweight coated groundwood paper, where we are the market leader and one of three North America-based producers. Our strong position in lightweight and ultra-lightweight papers positions us well with customers who are seeking to lower postage and distribution charges and thereby lower their total production costs. These products, in which we expect volumes to grow and prices to increase faster than the coated paper market, in general, provide us with an opportunity to leverage our production advantage to garner additional revenues.

•

Continue to focus on new product development. To remain a leader in the coated papers segment, we will continue to drive product performance improvements by taking advantage of technological advances and developing new products that meet the needs of our core catalog and magazine customers. We have a robust research and development effort that identifies, commercializes and capitalizes on new products and product innovations. New manufacturing and product innovations in the development pipeline include improvements to bulk density, brightness levels, ink efficiency and print fidelity. We believe we have historically been at the forefront of research and development efforts focused on the development of lighter-weight coated groundwood papers, which are one of the fastest growing product segments of the coated paper industry. We will continue to focus our new product development efforts on products that deliver immediate value to end-users and improve our profitability and strategic positioning.

Improve profitability. As an independent entity, we will seek to identify opportunities to reduce costs which may not have been realized as part of a larger corporation. We also intend to continue to focus on productivity enhancements and on improving our cost platform through the following:

•

Increasing productivity. Since 2001, we have significantly reduced production costs and enhanced manufacturing efficiency at our mills. During this period, total headcount has been reduced by over 20%, while overall productivity has increased by 11% as measured by production tons per day and by over 40% as measured by tons produced per employee. Combined with strategies to reduce raw material usage, repair costs and manufacturing overhead, these initiatives have significantly improved financial and operating results. Over the same time period, safety incidents have been reduced by 50% as measured by the OSHA Total Incident Rate method. Going forward, we intend to selectively pursue cost reduction and efficiency improvement initiatives based on their cost to achieve, likely success and anticipated payback period. Cost-cutting opportunities currently being evaluated or pursued include: increasing acceptance rates (reduced waste and trim loss); increasing availability (machine up-time); increasing machine speed; maximizing direct material usage rates (fiber, chemicals); reducing raw material input costs; reducing manufacturing overhead and labor; and reducing maintenance costs.

•

Improving operating performance. Through R-GAP, we have implemented focused programs to optimize raw materials sourcing and usage, reduce repair costs and control overhead. We believe these process improvements, combined with our ability to generate a substantial portion of our energy needs and produce low cost pulp through our integrated pulp operations, will enhance our operating leverage, earnings and cash flow in the future. We will continue to enhance and use the R-GAP process to optimize the profitability of our mill network.

Maximize cash flow. Prior to the Transactions, our business was managed and operated as part of a larger diversified paper company, focused on optimizing its entire product portfolio in the context of its own business and financial goals. As a stand-alone business, we will benefit from having a dedicated senior management team, who will implement a focused strategy to allocate our resources to compete and maximize profitability and cash flow in the coated paper business. With this enhanced management focus, we intend to manage our working capital, capital expenditures and operational expenditures efficiently to generate increased cash flow. Our annual maintenance and environmental capital expenditures are expected to be $40.0 to $45.0 million per year for the next few years, which we believe will be sufficient to maintain our productivity and maximize cash flow. In addition to maintenance and environmental capital expenditures, over the past six years, our former parent invested approximately $260.0 million in growth capital expenditures for productivity enhancements and capacity expansions. As a result of this spending by our former parent, we expect to enjoy significant productivity enhancements and growth opportunities. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns. Also, as a result of the Transactions, we expect to benefit from significant cash income tax savings and accordingly expect to pay minimal cash income taxes or income tax distributions over the next several years. In addition, we have either not assumed, or have been indemnified for, substantially all of the legacy pension, post-retirement and legal, and certain of the environmental, obligations and liabilities of the business. We expect that our low maintenance and environmental capital expenditures, improved working capital management, further cost reductions and minimal cash income taxes will enhance our ability to generate cash flow. We intend to use our cash flow to reduce leverage by repaying our debt obligations and reinvesting in our business.

Products

We manufacture three main grades of paper: coated groundwood paper, coated freesheet paper and SC paper. These paper grades are differentiated primarily by their respective brightness, weight, print quality, bulk, opacity and strength. We also sell Northern Bleached Hardwood Kraft (“NBHK”) pulp and Northern Bleached Softwood Kraft (“NBSK”) pulp. The following table sets forth our principal products by 2006 pro forma combined tons sold and as a percentage of our 2006 pro forma combined net sales (dollars in millions):

Product	Tons Sold		Net Sales
	Kts	%	$	%
Coated groundwood	980	49	853	53
Coated freesheet	582	29	504	31
SC paper	105	5	68	4
Pulp	295	15	147	9
Other	49	2	39	3

Total	2,011	100	1,611	100

As a result of our scale and technological capabilities, we are able to offer our customers a broad product offering, from ultra-lightweight coated groundwood to heavyweight coated freesheet and SC papers. Hence, our customers have the opportunity to sole-source all of their coated paper needs from us while optimizing their choice of paper products. As our customers’ preferences change, they can switch paper grades to meet their desired balance between cost and performance attributes while maintaining their relationship with us. This “one-stop shop” marketing approach engenders customer loyalty and contributes to the efficiency of our sales organization.

We are also one of the largest rotogravure lightweight coated paper manufacturers in North America. Rotogravure printing is a technique for transferring ink onto coated papers, which typically results in a sharper image with truer colors and less ink trapping than in other printing processes but generally requires a smaller and higher-quality paper. Additionally, we are the only manufacturer in North America with the technological expertise to supply both rotogravure coated groundwood and coated freesheet. This provides us with a significant competitive advantage when selling to customers with long-run, mass publishing needs, as they generally prefer rotogravure products.

Coated groundwood paper. Coated groundwood paper includes a fiber component produced through a mechanical pulping process. The use of such fiber results in a bulkier and more opaque paper that is better suited for applications where lighter weights and/or higher stiffness are required, such as catalogs and magazines. In addition to mechanical pulp, coated groundwood paper typically includes a kraft pulp component to improve brightness and print quality.

Coated freesheet paper. Coated freesheet paper is made from bleached kraft pulp, which is produced using a chemical process to break apart wood fibers and dissolve impurities such as lignin. The use of kraft pulp results in a bright, heavier-weight paper with excellent print qualities, which is well-suited for high-end commercial applications and premium magazines. Coated freesheet contains primarily kraft pulp, with less than 10% mechanical pulp in its composition.

SC paper. SC paper consists of groundwood fibers and a very high filler content but does not receive a separate surface coating. Instead, the paper is passed through a supercalendering process in which alternating steel and filled rolls “iron” the paper, giving it a gloss and smoothness that makes it resemble coated paper. SC papers are primarily used for retail inserts, due to their relatively low price point.

Pulp. Pulp products that we sell consist of NBHK and NBSK pulp. NBHK pulp is produced through the chemical kraft process using hardwoods. Hardwoods typically have shorter length fibers than softwoods and are used to smooth paper. NBSK pulp is produced through the chemical kraft process using softwoods. Softwoods typically have longer length fibers than hardwoods and are used to strengthen paper. Kraft describes pulp produced using a chemical process, whereby wood chips are combined with chemicals and steam to separate the wood fibers. The fibers are then washed and pressure screened to remove the chemicals and lignin which originally held the fibers together. Finally, the pulp is bleached to the necessary whiteness and brightness. Kraft pulp is used in applications where brighter and whiter paper is required.

Over our integrated mill footprint, the total volume of pulp purchased from third parties is approximately balanced by the amount of pulp that we sell to the market. This feature substantially insulates our business from exposure to fluctuations in the price of pulp.

Other products. We also offer recycled paper to help meet specific customer requirements. Additionally, we offer customized product solutions for strategic accounts by producing paper grades with customer-specified weight, brightness and pulp mix characteristics, providing customers with cost benefits and/or brand differentiation.

Manufacturing

We operate 11 paper machines at four mills located in Maine, Michigan and Minnesota. The mills have a combined annual production capacity of 1,635,000 tons of coated paper, 97,500 tons of SC paper and 850,000 tons of kraft pulp, of which 595,000 tons is consumed internally and the remainder is sold as market pulp. Our facilities are strategically located within close proximity to major publication printing customers. The facilities also benefit from convenient and cost-effective access to northern softwood fiber, which is required for the production of lightweight and ultra-lightweight coated papers. All mills and machines operate seven days a week on a twenty-four hours per day basis.

Mill/Location	Products/Paper Grades	Paper Machines	Production Capacity
Androscoggin, ME	Lightweight Coated Groundwood Lightweight Coated Freesheet Pulp	2 1 —	315,000 210,000 410,000
Bucksport, ME	Lightweight and Ultra-Lightweight Coated Groundwood and High Bulk Specialty Coated Groundwood	4	510,000
Quinnesec, MI	Coated Freesheet Pulp	1 —	385,000 440,000
Sartell, MN	Lightweight and Ultra-Lightweight Coated Groundwood Supercalendered	1 2	215,000 97,500

Note:	We produce 850,000 tons of kraft pulp, of which 595,000 tons is consumed internally and the remainder is sold as market pulp. This data does not include our production capacity for other pulp grades, the entirety of which is consumed internally in the production process for our coated paper.

We believe we have the lowest cost coated freesheet assets in North America and a highly competitive cost position in coated groundwood. From 1985 to 2006, our former parent invested over $1.7 billion in growth capital expenditures for new machines, product enhancements and capacity expansions.

The basic raw material of the papermaking process is wood pulp. Over our integrated mill footprint, the total volume of pulp purchased from third parties is approximately balanced by the amount of pulp that we sell to the market. This feature substantially insulates our business from exposure to fluctuations in the price of pulp.

The first stage of papermaking involves converting wood logs to pulp through either a mechanical or chemical process. Before logs can be processed into pulp, they are passed through a debarking drum to remove the bark. Once separated, the bark is burned as fuel in bark bailers. The wood logs are composed of small cellulose fibers which are bound together by a glue-like substance called lignin. The cellulose fibers are separated from each other through either a mechanical or a kraft pulping process.

After the pulping phase, the fiber furnish is run onto the forming fabric of the paper machine. On the forming fabric, the fibers become interlaced, forming a mat of paper, and much of the water is extracted. The paper web then goes through a pressing and drying process to extract the remaining water. After drying, the web receives a uniform layer of coating that makes the paper smooth and provides uniform ink absorption. After coating, the paper goes through a calendering process that provides a smooth finish by ironing the sheet between multiple soft nips that consist of alternating hard (steel) and soft (cotton or synthetic) rolls. At the dry end, the paper is wound onto spools to form a machine reel and then rewound and slit into smaller rolls on a winder. Finally, the paper is wrapped, labeled and shipped.

Catalog and magazine publishers with longer print runs tend to purchase paper in roll form for use in web printing, a process of printing from a reel of paper as opposed to individual sheets of paper, in order to minimize costs. In contrast, commercial printers typically buy large quantities of sheeted paper in order to satisfy the short-run printing requirements of their customers. We believe that sheeted paper is a less attractive product as it requires additional processing, bigger inventory stocks, a larger sales and marketing team and a different channel strategy. For this reason, we have pursued a deliberate strategy of configuring our manufacturing facilities to produce all web-based papers, which are shipped in roll form.

We utilize a manufacturing excellence program, named R-GAP, to ensure timely and accurate reporting, encourage faster operator involvement and provide an overall culture of continuous improvement. We use multi-variable testing, lean manufacturing, center of excellence teams, source-of-loss initiatives and best practice sharing to constantly improve our manufacturing processes and products. Since 2001, three of our four facilities have been in OSHA’s Voluntary Protection Program which recognizes outstanding safety programs and performance.

Raw Materials and Suppliers

Our key cost inputs in the papermaking process are wood fiber, market pulp, chemicals and energy.

Wood Fiber. We source our wood fiber from a broad group of timberland and sawmill owners located in our regions. We currently source approximately 9% of our fiber needs from International Paper.

Kraft Pulp. Overall, we produce 865,000 tons of kraft pulp, with 410,000 tons of pulp at the Androscoggin mill and 455,000 tons of pulp at the Quinnesec mill, of which 595,000 tons is consumed internally. We supplement our internal production of kraft pulp with purchases from third parties. In 2006, these purchases were approximately 228,000 tons of pulp. We purchase the pulp requirements from a variety of suppliers and are not dependent on any single supplier to satisfy our pulp needs. We offset pulp purchases with open market sales. Over our integrated mill footprint, the total volume of pulp purchased from third parties is approximately balanced by the amount of pulp that we sell to the market. This feature substantially insulates our business from exposure to fluctuations in the price of pulp.

Chemicals. Chemicals utilized in the manufacturing of coated papers include latex, starch, calcium carbonate, titanium dioxide and others. We purchase these chemicals from a variety of suppliers and are not dependent on any single supplier to satisfy our chemical needs.

Energy. We produce a large portion of our energy requirements, historically producing approximately 50% of our energy needs for our coated paper mills from sources such as waste wood and paper, black liquor solids, our own hydroelectric facilities and internal energy cogeneration facilities. Our external energy purchases vary across each one of our mills and include fuel oil, natural gas, coal and electricity. While our internal energy production capacity mitigates the volatility of our overall energy expenditures, we expect prices for energy to remain volatile for the foreseeable future. As prices fluctuate, we have some ability to switch between certain energy sources in order to minimize costs.

Sales, Marketing and Distribution

We reach our end-users through several sales channels. These include selling (i) directly to end-users, (ii) through brokers and paper merchants, and (iii) through printers. We sell and market products to approximately 100 customers, which comprise 550 end-user accounts.

Sales to End-Users. We sell approximately 45% of our pro forma combined manufacturing output directly to end-users, most of which are catalog and magazine publishers. These customers are typically large and sophisticated buyers who have the scale, resources and expertise to procure paper directly from manufacturers.

Sales to Brokers and Merchants. Our largest indirect sales by volume are through brokers and merchants who in turn resell papers to end-users.

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Brokers typically act as an intermediary between paper manufacturers and smaller end-users who do not have the scale or resources to cost effectively procure paper directly from manufacturers. The majority of sales to brokers are resold to catalog publishers. In 2006, our pro forma combined sales to brokers represented approximately 32% of our total sales. We work closely with brokers to achieve share targets in the catalog, magazine and insert end-user segments through collaborative selling.

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Merchants are similar to brokers in that they act as an intermediary between the manufacturer and the end-user. However, merchants generally take physical delivery of the product and keep inventory on-hand. Merchants tend to deal with smaller end-users that lack the scale to warrant direct delivery from the manufacturer. In 2006, our pro forma combined sales to merchants represented approximately 12% of our total sales. Coated freesheet comprises the majority of sales to merchants. In most cases, because they are relatively small, the ultimate end-users of paper sold through merchants are generally regional or local catalog or magazine publishers. However, merchant customers also include major paper distributors, such as xpedx, a division of International Paper, and Unisource, which are large organizations with a broad and diversified client base.

Sales to Printers. In 2006, our pro forma combined sales to printers represented approximately 9% of our pro forma combined sales. Nearly all of our sales were to the five largest publication printers in the United States. Printers also effectively act as an intermediary between manufacturers and end-users in that they directly source paper for printing/converting, and then resell it to their customers as a finished product.

The majority of our products are delivered directly from our manufacturing facilities to the printer, regardless of the sales channel. In order to serve the grade No. 3 coated freesheet segment, we maintain a network of distribution centers located in the West, Midwest, South and Northeast close to our customer base to provide quick delivery.

Our salesforce is organized around our sales channels. We maintain an active dialog with all of our major customers and track product performance and demand across grades. We have a team of sales representatives and marketing professionals organized into three major sales groups that correspond with our sales channels: (i) direct sales support; (ii) support to brokers and merchants; and (iii) printer support.

The majority of our products are sold via contracts we maintain with our customers. Contracted sales are more prevalent for coated groundwood paper, as opposed to coated freesheet paper, which is more often sold without a contract. Our contracts generally specify the volumes to be sold to the customer over the contract term, as well as the pricing parameters for those sales. The large portion of contracted sales allows us to plan our production runs well in advance, optimizing production over our integrated mill system and thereby reducing costs and increasing overall efficiency.

Part of our strategy is to continually reduce the cost to serve our customer base through commerce initiatives such as WebExpress, an online system which allows for simplified ordering, tracking and invoicing. Currently, approximately 30% of our total orders are placed electronically. We are focused on further developing our technology platform and e-commerce capabilities. To this end, we operate NexTier Solutions (“NexTier”), an Internet-based system that has become an industry standard for collaborative production planning, procurement and inventory management process throughout the supply chain. Our customers and competitors use the system to maximize supply chain efficiencies, improve communication and reduce operating costs. NexTier enables subscribers to monitor their inventories and place orders. Participants pay us subscription and transaction fees for system usage. By leveraging our leadership position in e-commerce for coated papers distribution and management, we should realize a meaningful competitive advantage in our sales, marketing and distribution functions.

Customers

We serve the catalog, magazine, insert and commercial printing markets and have developed long-standing relationships with the premier North American catalog and magazine publishers. The length of our relationships with our top ten customers averages more than 10 years and no single customer accounted for more than 10% of our net sales in 2006. Our key customers include: leading magazine publishers, such as Condé Nast Publications and Time Inc.; leading catalog producers, such as Avon, L.L. Bean and Land’s End; leading commercial printers, such as Quad Graphics, RR Donnelley & Sons and Quebecor World; and leading paper merchants and brokers, such as A.T. Clayton & Co., Graphic Communications, Unisource and xpedx. See “Risk Factors—We depend on a small number of customers for a significant portion of our business.”

Our pro forma combined net sales by end-user segment for the year ended December 31, 2006, are illustrated below:

Research and Development

The primary function of our research and development efforts is to work with customers in developing and modifying products to accommodate their evolving needs, and to identify cost saving opportunities within the company.

Examples of development efforts implemented over the past several years include:

•	high-bulk offset and rotogravure coated groundwood;

•	lightweight grade No. 4 coated groundwood;

•	ultra-lightweight grade No. 5 coated groundwood; and

•	coated freesheet rotogravure.

Information Systems and Intellectual Property

While we operate under the Transition Services Agreement with International Paper, we will be relying on International Paper to provide us with certain services required to operate our IT systems. We expect that such services will be provided by our internal operations or third-party service providers in the near future. Following the consummation of the Acquisition, we also have a number of stand-alone IT applications and enterprise applications which support our company. Our application portfolio is comprised of both licensed third-party software and proprietary applications.

We own 13 patents and patent applications in the United States and 13 patents and patent applications in several foreign jurisdictions, including the European Union, Brazil, China, Canada, Japan and Korea. Certain of these patent applications relate to a process for the manufacture of super high-bulk lightweight coated paper and our metered size press process for the manufacture of lightweight coated rotogravure paper. In addition, we have filed trademark applications for “Verso” and “Verso Paper” and, in connection with the Acquisition, acquired applications and registrations for the trademarks of certain of our products, including “EZ Suite,” “Advocate,” “Influence” and “Savvy,” among others. We also acquired a copyright registration for the EZ Suite Computer Program. In addition to the intellectual property that we own, a significant portion of intellectual property used in our business is licensed on a perpetual, royalty-free, non-exclusive basis from International Paper pursuant to the terms of an Intellectual Property Agreement entered into by us and International Paper.

Although, in the aggregate, our patents, trademarks, copyrights, and the intellectual property licensed from International Paper are material to our business, financial condition and results of operations, we believe that the loss of any one or any related group of intellectual property rights would not have a material adverse effect on our business, financial condition or results of operations.

Competition

Our business is highly competitive. A significant number of North American competitors produce coated and SC papers, and several overseas manufacturers, principally from Europe, export to North America. We compete based on a number of factors, including:

•	price;

•	product availability;

•	the quality of our products;

•	our breadth of product offerings;

•	our ability to maintain plant efficiencies and high operating rates and thus lower our average;

•	manufacturing costs per ton;

•	customer service and our ability to distribute our products on time; and

•	the availability and/or cost of wood fiber, market pulp, chemicals, energy and other raw materials and labor.

Foreign competition in North America is also affected by the exchange rate of the U.S. dollar relative to other currencies, especially the Euro, market prices in North America and other markets, worldwide supply and demand, and the cost of ocean-going freight.

While our product offering is broad in terms of grades produced (from SC and ultra-lightweight coated groundwood offerings to heavier-weight coated freesheet products), we are focused on producing coated groundwood and coated freesheet in roll form. This strategy is driven by our alignment with catalog and magazine end-users with longer print runs, who tend to purchase paper in roll form for use in web printing in order to minimize costs. Our principal competitors include NewPage Corporation, Bowater Incorporated, Stora Enso Oyi, UPM-Kymmene and Sappi Limited. See “Risk Factors—The markets in which we operate are highly competitive.”

Employees

As of December 31, 2006, we had approximately 2,939 employees, 63% of which are non-union and 78% of which are hourly employees. Employees at two of our four mills are unionized and are represented by several unions including the Office and Professional Employees International Labor Union, the United Steelworkers of America, the International Association of Machinists and Aerospace Workers and the International Brotherhood of Electrical Workers. The two unionized mills have contracts until 2007.

We have not experienced any work stoppages since our business was formed in 2000 by the combination of the coated paper businesses of International Paper and Champion. In addition, there has not been any work stoppage in any of our mills since 1987. We believe we have good relations with our employees.

Properties

Our corporate headquarters are located in Memphis, Tennessee. We operate 11 paper machines at four mills located in Maine, Michigan and Minnesota. We own our principal manufacturing facilities, with the exception of the building that houses paper machine No. 3 at the Sartell, Minnesota mill, which we lease at no cost. Pursuant to the terms of the Acquisition, International Paper will transfer the building to us at no cost upon expiration of the lease. We also own five hydroelectric dams, four of which provide hydroelectric power to our Androscoggin mill and the fifth of which services our Sartell mill. In addition, we own 17 and lease six woodyards for the purpose of storage and loading of forest products and lease a number of sales offices.

Our headquarters and material facilities as of December 31, 2006 are shown in the following table:

Location	Use	Owned/Leased
Memphis, TN	Corporate Headquarters	Leased
Androscoggin, ME	Paper Mill/Kraft Pulp	Owned
Bucksport, ME	Paper Mill	Owned
Quinnesec, MI	Paper Mill/Kraft Pulp	Owned
Sartell, MN	Paper Mill	Owned/Leased(1)

(1)	We own the Sartell, MN facility with the exception of the building that houses paper machine No. 3, which we lease. Our lease for this building expires on July 31, 2008. International Paper has agreed to transfer ownership of the lease upon termination.

Environmental and Other Governmental Regulations

We are subject to federal, state and local environmental, health and safety laws and regulations, including, but not limited to, the Federal Water Pollution Control Act of 1972 (the “Clean Water Act”), the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), OSHA and analogous state and local laws. Among our activities subject to environmental regulation are the emissions of air pollutants, discharges of wastewater and stormwater, operation of dams, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination. In addition, we are required to obtain and maintain environmental permits in connection with our operations. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for any failure to comply. In addition, failure to comply with these laws and regulations could result in the interruption of our operations and, in some cases, facility shutdowns.

Certain of these environmental laws, such as CERCLA and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of the release of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We handle and dispose of wastes arising from our mill operations, including disposal at on-site landfills. We are required to maintain financial assurance for the expected cost of landfill closure and post-closure care. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or another location where we have disposed of, or arranged for the disposal of, wastes. We could be subject to potentially significant liabilities under, or fines or penalties for any failure to comply with, any environmental rule or regulation. See “Risk Factors—Risks Related to Our Business—We are subject to various environmental, health and safety regulations that could impose substantial costs or other liabilities upon us and may adversely impact our operating performance and financial condition.”

Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. We anticipate that environmental compliance will continue to require increased capital expenditures over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures. A significant portion of anticipated environmental capital expenditures in 2007 will be spent in connection with emission control technology and wastewater effluent controls required to comply with the Federal Clean Air and Clean Water Acts. Integrated pulp and paper mills are required to install control equipment to limit the release of certain pollutants into the air and water under so-called “Cluster Rule” regulations promulgated by EPA in 1998. In addition, our mills will incur increased operating expenses associated with compliance with the Cluster Rule regulations and the operation of the control equipment. We incurred pro forma combined environmental capital expenditures of approximately $11.6 million in 2006, and we expect to incur environmental capital expenditures of $5.3 million in 2007 and $11.7 million in 2008.

Legal Proceedings

We are involved from time to time in legal proceedings incidental to the conduct of our business. Although the amount of liability that may result from these proceedings cannot be ascertained, we believe that, in the aggregate, they will not result in liabilities that are material to our financial condition, results of operations, or cash flows.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors:

Name	Age	Position(s)
Michael A. Jackson	58	President, Chief Executive Officer and Director
Robert P. Mundy	45	Senior Vice President and Chief Financial Officer
Lyle Fellows	51	Senior Vice President, Manufacturing
Michael Weinhold	43	Senior Vice President, Sales and Marketing
Benjamin Hinchman IV	59	Vice President and Chief Information Officer
Michael E. Ducey	58	Director
Joshua J. Harris	42	Director
Scott M. Kleinman	34	Director
David W. Oskin	64	Director
L.H. Puckett	59	Director
Jordan C. Zaken	32	Director

Mr. Michael A. Jackson. In November 2006, Mr. Jackson was named President, Chief Executive Officer and member of our Board of Directors. He succeeded Mr. Puckett, who retired but will remain a member of the Verso Paper board of directors. Before joining Verso Paper, Mr. Jackson served as Senior Vice President at Weyerhaeuser Company in Federal Way, Washington, where he was responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses. He also served as chairman of NORPAC, a joint venture between Weyerhaeuser and Nippon Paper in Japan. Prior to being named Senior Vice President in 2004, Mr. Jackson served as Vice President Fine Paper. Throughout his 29-year career at Weyerhaeuser, he contributed to the company’s success in leadership roles in a number of other company businesses, including Packaging, Tri-wall, Recycling and Business Papers.

Mr. Robert P. Mundy. Since the consummation of the Acquisition in August 2006, Mr. Mundy has served as our Senior Vice President and Chief Financial Officer. Mr. Mundy served as our Director of Finance from 2002 until August 2006. From 2001 until 2002, Mr. Mundy was Director of Finance Projects for International Paper. Prior to 2001 and since he joined International Paper in 1983, Mr. Mundy worked in various businesses, holding positions with increasing responsibility.

Mr. Lyle Fellows. Since the consummation of the Acquisition in August 2006, Mr. Fellows has served as our Senior Vice President, Manufacturing. Mr. Fellows served as our Vice President of Manufacturing since 2003 until August 2006. Mr. Fellows was the mill manager at International Paper’s Courtland, Alabama pulp/paper mill from 2001 to 2003. From 1994 to 2001, Mr. Fellows held various positions in International Paper’s European Papers division, including Technical Director for the European white papers division, manufacturing director for Arizona Chemical-Europe and mill manager at the Saillat, France pulp/paper mill.

Mr. Michael Weinhold. Since the consummation of the Acquisition in August 2006, Mr. Weinhold has served as our Senior Vice President, Sales and Marketing. Mr. Weinhold served as our General Manager from 2003 until August 2006. Mr. Weinhold is responsible for sales, marketing, supply chain, customer technical service, e-Commerce, product development and NexTier Solutions. Mr. Weinhold joined International Paper in 1994 and has since served in various sales, marketing and management positions, including Director of Marketing and e-Business. His overall marketing responsibilities for the Coated and SC Paper business sector include customized marketing solutions, marketing support, interface with corporate marketing, sector advertising and promotion, pricing and e-Commerce.

Mr. Michael E. Ducey. In November 2006, Mr. Ducey was elected to our Board of Directors. Previously, he was President and Chief Executive Officer of Compass Minerals International. Prior to joining CMI, Mr. Ducey worked approximately 30 years for Borden Chemical, a diversified chemical company, in various positions including President and Chief Executive Officer (December 1999 to March 2002) and Executive Vice President and Chief Operation Officer (October 1997 to December 1999). Mr. Ducey is also currently a board member for United Agri Products Holding, a NYSE company located in Greeley, Colorado.

Mr. Benjamin Hinchman IV. Since the consummation of the Acquisition in August 2006, Mr. Hinchman has served as Vice President and Chief Information Officer. During June and July 2006, Mr. Hinchman served as the Director of Information Technology of the Coated and Supercalendered Papers division of International Paper. From 2002 until May 2006, Mr. Hinchman served as Director of Information Technology of the Xpdex Division of International Paper, and from 2000 until 2001, served as Director of Strategic Technologies. Prior to 2000, Mr. Hinchman worked in various businesses, holding positions of increasing responsibility.

Mr. Joshua J. Harris. Since the consummation of the Acquisition in August 2006, Mr. Harris has served as a member of our Board of Directors. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Hexion Specialty Chemicals, Inc., Allied Waste Industries, Inc., Metals USA, Inc., Nalco Corporation, Covalence Specialty Materials Corp., Quality Distribution Inc. and United Agri Products.

Mr. Scott M. Kleinman. Since the consummation of the Acquisition in August 2006, Mr. Kleinman has served as a member of our Board of Directors. Mr. Kleinman is a Partner at Apollo, where he has worked since 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Hexion Specialty Chemicals, Inc and Momentive Performance Materials, Inc.

Mr. David W. Oskin. Since the consummation of the Acquisition in August, 2006, Mr. Oskin has served as a member of the Board of Directors. Mr. Oskin is President of Four Winds Ventures, LLC. Previously, he was Executive Vice President of International Paper Company, a position he held from 1996 to 2003. From 1992 to 1996 he was Managing Director and Chief Executive Officer of Carter Holt Harvey, a New Zealand based forest products company. Mr. Oskin is a director of Pacific Millennium Corporation, Samling Global Limited, Goodman Global, Inc, Big Earth Publishing and serves as Chairman, Board of Trustees of Widener University.

Mr. L. H. Puckett. In November 2006, Mr. Puckett retired as President and Chief Executive Officer but remains a member of the Verso Paper Board of Directors. Mr. Puckett has served as our Senior Vice President since International Paper’s acquisition of Champion International in 2000. Mr. Puckett led a highly successful integration of the two coated paper businesses. Mr. Puckett joined International Paper as Vice President of Commercial Printing and Imaging Papers in 1999 following the International Paper/Union Camp merger. Prior to the merger, Mr. Puckett was Senior Vice President of Union Camp’s Fine Papers Division, which included the uncoated freesheet, pulp and bleached paperboard businesses.

Mr. Jordan C. Zaken. Since the consummation of the Acquisition in August 2006, Mr. Zaken has served as a member of our Board of Directors. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. Mr. Zaken is also a director of Hexion Specialty Chemicals, Inc.

Board Structure

Our Board of Directors has an Audit Committee and Compensation Committee. The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of independent accountants, overseeing the independent auditor relationship and reviewing significant accounting policies and controls. The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of officers and directors. The compensation of officers serving on the committee will be determined by the full management committee or the Board of Directors. An affiliate of Apollo Management, L.P. controls substantially all of our equity common interests and, therefore, Apollo has the power to control our affairs and policies. Apollo also controls the election of our directors and the appointment of our management. A majority of the members of the Board of Directors are representatives of Apollo.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation

Our philosophy is that executive compensation should be competitive in the marketplace in which we compete for executive talent, but structured to emphasize incentive-based compensation and determined by the achievement of both company and individual performance objectives. In principle, we believe that:

•	annual base salaries should be competitive with the marketplace average;

•

the combination of variable annual compensation and long-term incentive compensation should stress the achievement of short-term and long-term performance objectives and should provide the opportunity to earn more than the marketplace average for performance that exceeds targeted levels;

•	long-term incentive compensation opportunities should be targeted at levels that exceed those of our peer group companies; and

•

equity ownership by the members of our executive management team should be encouraged in order to align the short-term and long-term interests of our executive officers with those of the holders of our equity interests.

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation. For 2006, we utilized legacy wage surveys that were in effect prior to the Acquisition, which reflected a peer group of paper companies, heavy and medium industrial manufacturing companies, and Fortune 500 companies. For 2007, we expect to make appropriate modifications to our peer group profile to take into account our shift to a standalone company and other changes in our business following the Acquisition. Although not yet established, we anticipate that our modified peer group will be comprised of paper and other manufacturing businesses similar in size to us, and may include other private equity portfolio companies.

Elements of Executive Compensation

Our compensation program for executives consists of the following key elements: annual base salary, a performance-based annual bonus, and long-term equity-based awards, as well as certain perquisites and other benefits, including employer contributions to tax-qualified defined contribution retirement plans.

We believe that this approach best serves our interests and the holders of our equity interests. It enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our executive officers are compensated in a way that advances both the short-term and long-term interests of the holders of our equity interests. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the executive to our overall performance. Long-term equity-based awards relate a significant portion of long-term remuneration directly to appreciation in the value of our equity interests. This type of compensation is intended to align the interests of management with those of the holders our equity interests, and further serves to promote an executive’s continued service to the organization.

Base Salary. We determine base salaries for our executive officers based on each executive’s position level, taking into account the market salary range for our peer group of companies. Base salaries are intended to be competitive with the market average. It is our philosophy that total compensation should be weighted less towards fixed compensation and more towards variable performance-based compensation. We intend to continue this shift in total compensation from fixed compensation towards variable compensation opportunities that stress performance.

Annual Bonus. Under our management incentive plan (the “MIP”), our executive officers have an annual incentive (bonus) opportunity with awards based on the achievement of specified performance goals. For 2006, the MIP performance goals were based entirely on the company’s achievement of EBITDA targets. For 2007, we intend to expand the core performance goals to include a combination of financial targets (e.g., EBITDA, working capital) and goals relating to core strategic initiatives (e.g., manufacturing improvement against industry best practices, volume and margin improvement over prior year performance).

Individual MIP awards are paid from a bonus pool that is funded based on our achievement of the applicable annual performance goals. Once the amount of the bonus pool is determined, we distribute individual MIP awards, within the limits of the pool, based on our evaluation of individual and departmental or functional contributions to our achievement of the performance goals.

Unit Investment and Award Program. We have established a long-term equity-based compensation program pursuant to which our executive officers make an investment in capital interests (“Class A Units”) in our affiliate, Verso Paper Management LP. The Class A Units purchased by the executives are intended to be substantially economically equivalent to the securities acquired by Apollo in connection with the Acquisition.

In connection with their investment in the Class A Units, our executive officers are entitled to receive awards in the form of profits interests (“Class B Units” and “Class C Units”) in Verso Paper Management LP, which entitle the executives to share in future profits of the business. The Class B Units, which are intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vest in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units, which are intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, will generally vest only upon the achievement of a specified internal rate of return.

All executive officers investing in Class A Units and receiving awards of Class B Units and Class C Units are required to execute the Limited Partnership Agreement of Verso Paper Management LP (the “LP Agreement”) and become limited partners thereunder. Under the LP Agreement, the Units purchased or held by the executives are generally subject to transfer restrictions, tag-along rights, drag-along rights, repurchase rights and piggy-back registration rights.

Perquisites and Other Benefits. We provide financial counseling benefits for our named executive officers. In addition, we provided certain relocation benefits to Mr. Jackson in respect of 2006. For more information on perquisites, see the Summary Compensation Table and its footnotes.

Our named executive officers are entitled to participate in and receive employer contributions to our 401(k) plan and salaried supplemental retirement plan. For more information on employer contributions to our tax-qualified defined contribution retirement plans, see the Summary Compensation Table and its footnotes.

We intend to establish a nonqualified deferred compensation plan that will allow eligible participants, including our named executive officers, to defer portions of their annual base salary and annual bonus, as well to receive employer matching contributions with respect to deferrals that would exceed IRS limits under our 401(k) plan. We also expect to fund a rabbi trust in connection with the deferred compensation plan.

Our named executive officers are eligible to participate in the same benefit plans provided to our other salaried employees, including health and welfare plans.

EXECUTIVE COMPENSATION

The tables listed below, which appear in the following sections of this prospectus, provide information required by the SEC regarding the compensation we paid for the short fiscal year from August 1, 2006, through December 31, 2006, to our named executive officers. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures related to our executive compensation for the short fiscal year from August 1, 2006, through December 31, 2006.

•	Summary Compensation Table

•	Grants of Plan-Based Awards Table

•	Outstanding Equity Awards at Fiscal Year-End Table

•	Option Exercises and Units Vested for 2006 Table

•	Director Compensation Table

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for the year ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(2)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael A. Jackson President, Chief Executive Officer, and Director	2006	$46,969	$200,000	(1)	$5,428	$39,753	$30,756	(3)	$322,906
L.H. Puckett Former President, Chief Executive Officer, and Director	2006	$160,965	—		$8,140	$167,800	$22,319	(4)	$359,224
Robert P. Mundy Senior Vice President and Chief Financial Officer	2006	$95,833	—		$6,105	$53,808	$7,552	(5)	$163,298
Lyle Fellows Senior Vice President, Manufacturing	2006	$104,370	—		$6,105	$65,910	$12,524	(6)	$188,909
Michael Weinhold Senior Vice President, Sales and Marketing	2006	$103,978	—		$6,105	$51,656	$8,193	(7)	$169,932
Benjamin Hinchman IV Vice President and Chief Information Officer	2006	$76,888	—		$4,748	$38,938	$7,873	(8)	$128,447

(1)	Represents a $200,000 sign-on award paid in the form of 2,000 Class A Units

(2)	Represents 2006 FAS123R expense relating to Class B Units, without any reduction for risk of forfeiture.

(3)	Pursuant to the terms of his employment agreement, Mr. Jackson received reimbursement for relocation expenses of $30,756. The relocation expenses were incurred during 2006 but paid in 2007.

(4)	During 2006, Mr. Puckett received $3,003 in employer matching contributions to the 401(k) plan and $19,316 in employer contributions to the salaried supplemental retirement plan.

(5)	During 2006, Mr. Mundy received $2,760 in employer matching contributions to the 401(k) plan and $4,792 in employer contributions to the salaried supplemental retirement plan.

(6)	During 2006, Mr. Fellows received $12,524 in employer contributions to the salaried supplemental retirement plan.

(7)	During 2006, Mr. Weinhold received $2,994 in employer matching contributions to the 401(k) plan and $5,199 in employer contributions to the salaried supplemental retirement plan.

(8)	During 2006, Mr. Hinchman received $2,491 in employer matching contributions to the 401(k) plan and $5,382 in employer contributions to the salaried supplemental retirement plan.

Grants of Plan-Based Awards

The following table sets forth information regarding awards of Class B Units and Class C Units granted to our named executive officers during the year ended December 31, 2006:

Name	Grant Date	All Other Awards: Number of Units (#)		Grant Date Fair Value of Awards ($)(5)
Michael A. Jackson	11/20/06 11/20/06	1,667 3,334	(1) (2)	$65,136 0
L.H. Puckett	11/01/06 11/01/06	2,500 5,000	(3) (4)	$97,685 0
Robert P. Mundy	11/01/06 11/01/06	1,875 3,750	(3) (4)	$73,264 0
Lyle Fellows	11/01/06 11/01/06	1,875 3,750	(3) (4)	$73,264 0
Michael Weinhold	11/01/06 11/01/06	1,875 3,750	(3) (4)	$73,264 0
Benjamin Hinchman IV	11/01/06 11/01/06	1,458 2,917	(3) (4)	$56,970 0

(1)	Award of Class B Units. Does not include 6,666 Class B Units granted on February 16, 2007, in connection with Mr. Jackson’s purchase of 8,000 additional Class A Units.

(2)	Award of Class C Units. Does not include 13,333 Class C Units granted on February 16, 2007, in connection with Mr. Jackson’s purchase of 8,000 additional Class A Units.

(3)	Awards of Class B Units.

(4)	Awards of Class C Units.

(5)	Represents grant date fair value of awards of Class B Units and Class C Units in accordance with FAS123R.

Employment Agreements

Michael A. Jackson. Effective November 20, 2006, we entered into an employment agreement with Michael A. Jackson, pursuant to which Mr. Jackson will serve as our Chief Executive Officer for a three-year term, with automatic renewal for additional one-year periods unless either party gives notice of non-extension in accordance with the terms of the agreement.

Under Mr. Jackson’s employment agreement, he is entitled to receive an annual base salary of $400,000, subject to increase at the discretion of our Board of Directors, and an annual bonus with a target bonus equal to 100% of his then-current annual base salary. In connection with Mr. Jackson’s relocation to Memphis,

Tennessee, the employment agreement also provides for a lump sum payment of $10,000 and the reimbursement of certain relocation expenses incurred by Mr. Jackson. The employment agreement also provides for the grant to Mr. Jackson of a sign-on award, effective November 20, 2006, of 2,000 Class A Units, 1,667 Class B Units and 3,334 Class C Units. In addition to the foregoing award under his employment agreement, on February 16, 2007, Mr. Jackson purchased an additional 8,000 Class A Units and received additional grants of 6,666 Class B Units and 13,333 Class C Units (for a total of 10,000 Class A Units, 8,333 Class B Units and 16,667 Class Units).

In the event of Mr. Jackson’s termination of employment by us without “Cause” or by him for “Good Reason” (each such term as defined in his employment agreement), Mr. Jackson will be entitled to a severance payment equal to 1.5 times (i) his annual base salary, and (ii) his annual bonus, if any, payable with respect to the calendar year immediately preceding the year in which such termination of employment occurs. The severance amount is payable in equal monthly installments during the 18-month period following the date of such termination of employment.

Under his employment agreement, Mr. Jackson is subject to non-disclosure and non-disparagement obligations in perpetuity, as well as certain non-competition and non-solicitation obligations during the term and the 18-month period following the termination of his employment for any reason.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding awards of Class B Units and Class C Units held by our named executive officers as of December 31, 2006:

Name	Equity Incentive Plan Awards: Number of Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Units That Have Not Vested ($) (5)
Michael A. Jackson	1,667 3,334	(1) (2)	— —
L.H. Puckett	2,500 5,000	(3) (4)	— —
Robert P. Mundy	1,875 3,750	(3) (4)	— —
Lyle Fellows	1,875 3,750	(3) (4)	— —
Michael Weinhold	1,875 3,750	(3) (4)	— —
Benjamin Hinchman IV	1,458 2,917	(3) (4)	— —

(1)	Award of Class B Units. Does not include 6,666 Class B Units granted on February 16, 2007, in connection with Mr. Jackson’s purchase of 8,000 additional Class A Units.

(2)	Award of Class C Units. Does not include 13,333 Class C Units granted on February 16, 2007, in connection with Mr. Jackson’s purchase of 8,000 additional Class A Units.

(3)	Awards of Class B Units.

(4)	Awards of Class C Units.

(5)	The market or payout value of the unvested awards of Class B Units and Class C Units is not determinable, because there is no public market for such Class B Units and Class C Units. The Class B Units and Class C Units represent profits interests in Verso Paper Management LP, which will have value only if the value of Verso Paper Management LP increases following the date on which the awards of such Class B Units and Class C Units are granted and only after the aggregate amount of capital contributions in respect of all Class A Units has been repaid to the holders of such Class A Units.

Option Exercises and Units Vested for 2006

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Jackson(1)	2,000	$200,000

(1)	Represents sign-on award that was fully vested as of the date of grant.

Potential Payments Upon Termination of Employment or Change in Control

Verso Paper Employee Severance Plan. Under the Verso Paper Employee Severance Plan, each of our named executive officers is eligible to receive a termination allowance in the event of a termination of employment due to certain events, including the executive’s job elimination, a facility closing, the executive’s disability, or the executive’s inability to perform the requisite duties of his position despite his reasonable efforts.

The termination allowance is a lump sum amount equal to the number of years or partial years of applicable service with the company, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary and may not exceed two times the executive’s annual compensation for the year immediately preceding the year in which such termination occurs.

Non-competition Agreements. Each of our named executive officers (with the exception of Mr. Jackson) is party to a Confidentiality and Non-Competition Agreement, pursuant to which the executive is subject to non-competition obligations for 12 months following termination of employment.

The Confidentiality and Non-Competition Agreement provides that, if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, the executive may be entitled to a monthly severance benefit equal to his monthly base pay received in the month prior to the month in which such termination of employment occurs, payable for each month or partial month of unemployment during the 12-month non-competition period. The executive’s entitlement to this “pay for no play” monthly severance benefit is subject to the company’s receipt and reasonable verification of the executive’s written notice of the efforts he has made to secure employment that does not conflict with his non-competition obligations.

Estimated Severance Payments. Assuming the termination of employment of all of our named executive officers as of December 31, 2006, under the circumstances described above, the executives would be entitled to the following severance payments under the Verso Paper Employee Severance Plan and the applicable Confidentiality and Non-Competition Agreement (or, in the case of Mr. Jackson, his employment agreement):

	Verso Paper Employee Severance Plan	Confidentiality and Non-Competition Agreement or Employment Agreement		Total(2)
Michael A. Jackson	—	$600,000	(1)	$600,000
Robert P. Mundy	$212,308	$230,000		$442,308
Lyle Fellows	$250,487	$250,487		$500,974
Michael Weinhold	$124,773	$249,546		$374,319
Benjamin Hinchman IV	$85,169	$184,532		$269,701

(1)	This amount includes only the portion of Mr. Jackson’s severance payment equal to 1.5 times his annual base salary, as no annual bonus was payable in respect of the calendar year immediately preceding the assumed year of termination. To the extent that an annual bonus is payable to Mr. Jackson in respect of calendar year 2007 and later, this severance payment would also include an amount equal to 1.5 times the annual bonus payable with respect to the calendar year immediately preceding the year in which any such termination of employment occurs.

(2)	Total does not include the value of unused vacation days or a prorated annual bonus under the MIP.

Class C Unit Awards. In the event of (i) the termination of employment of one of our named executive officers without “Cause” (as defined in the LP Agreement) on or following August 1, 2007, (ii) a “Change in Control” (as defined in the LP Agreement) occurs within six months following the date of such termination, and (iii) a specified internal rate of return is achieved at the time of such Change in Control, then the Class C Units held by such terminated executive officer will accelerate and vest in full as of the date of such Change in Control. None of our named executive officers receive any other incremental benefits due to a Change in Control, and in the event of a named executive officer’s termination of employment in connection with a Change in Control, the executive will be eligible to receive only the severance benefits described above.

Director Compensation

The following table provides a summary of compensation paid for the year ended December 31, 2006, to our non-employee directors. The table shows amounts earned by such persons for services rendered to the company in all capacities in which they served.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Kleinman	—	—	$77,401	—	—	—	$77,401
Jordan Zaken	—	—	$77,401	—	—	—	$77,401
David Oskin	—	—	$77,401	—	—	—	$77,401
Joshua Harris	—	—	$77,401	—	—	—	$77,401

(1)	Represents 2006 FAS123R expense relating to grants of Class D Units.

During 2006, we granted each of our non-employee directors an award of 2,000 Class D Units under the LP Agreement. The Class D Units are intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

Compensation Committee Report

The Compensation Committee is composed of Scott Kleinman and Jordan Zaken. The members of the Compensation Committee have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the foregoing review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this prospectus.

Scott Kleinman (Chairman)

Jordan Zaken

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are a wholly-owned, indirect subsidiary of Verso Paper Investment LP. Verso Paper Investment LP is the general partner of our indirect parent, Verso Paper Management LP, and controls all of the voting interests in Verso Paper Management LP. In connection with the Transactions, affiliates of Apollo and International Paper made an investment in Verso Paper Investment LP, and certain members of our senior management made an investment in Verso Paper Management LP. See “The Transactions.” The following table sets forth certain information regarding the ownership of the economic interests in Verso Paper Investment LP upon consummation of the Transactions

Name and Address of Owner	Ownership Percentage(1)
Apollo(2)	89%
International Paper(3)	10%
Michael A. Jackson(4)	—
Robert P. Mundy(4)	—
Lyle Fellows(4)	—
Michael Weinhold(4)	—
Joshua J. Harris(2)	—
Scott M. Kleinman(2)	—
Jordan C. Zaken(2)	—

(1)	Represents the percentage ownership of the economic interests in Verso Paper Investment LP. Verso Paper Investments Management LLC, as general partner of Verso Paper Investment LP, controls all of the voting interests in Verso Paper Investment LP and has the power to control all of its affairs. International Paper’s limited partnership interests in Verso Paper Investment LP do not have any voting power and International Paper does not hold any voting securities of Verso Paper Investment LP.

(2)	Includes all of the limited partnership interests held by Verso Paper Apollo LLC and Verso Paper Investments Management LLC. Each of Verso Paper Apollo LLC and Verso Paper Investments Management LLC is an affiliate of, and is controlled by, affiliates of Apollo Management, L.P. Each of Messrs. Harris, Kleinman and Zaken may be deemed to be a beneficial owner of these interests due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Messrs. Harris, Kleinman and Zaken and Apollo Management, L.P. is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	The address of International Paper is 6400 Poplar Avenue, Memphis, Tennessee 38197.

(4)	The address of Messrs. Jackson, Mundy, Fellows and Weinhold is Verso Paper Holdings LLC, 6775 Lenox Center Court, Suite 100, Memphis, TN 38115. Each of Messrs. Jackson, Mundy, Fellows and Weinhold hold non-voting limited partnership interests in Verso Paper Management LP. Total interests held by management is approximately 1.6%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following discussion reflects our relationships and related party transactions as of the effective date of the Transactions and does not reflect relationships prior to that time.

Management Agreement

After the completion of the Acquisition, Apollo and its affiliates entered into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We will pay Apollo an annual fee for its management services and advice. Also, under the management agreement, Apollo has the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such role. We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Transition Arrangements

Upon completion of the Acquisition, we entered into a Transition Services Agreement with International Paper whereby International Paper has agreed to provide us with certain services specified in the agreement that are necessary for us to run as a stand-alone business. Among the services provided by International Paper or its designated third-party providers are technical services, application support and maintenance; financial services; telecommunications services; payroll, health & welfare benefits administration; real estate support; and research and development support services. The Transition Services provides for terms generally ranging from six to twelve months following the consummation of the Acquisition (with an option to extend the term with respect to certain Transition Services for an additional period not to exceed six months). Many of the Transition Services, however, may not be extended beyond their applicable term. International Paper may discontinue the provision of a service prior to the expiration of the applicable term if we fail to make payments owed or if we materially breach the agreement, but the discontinuation may only be for the services related to the failure to pay or breach.

Supply Agreement

Upon completion of the Acquisition, we entered into an agreement with International Paper’s beverage packaging business pursuant to which we will arrange for the sale of coated groundwood paper produced from one of its paper machines at its Pine Bluff, Arkansas mill for a selling commission of 3%. This agreement requires that we sell 100% of the output of coated paper from this mill until the end of 2006 at then prevailing market prices.

Management Limited Partnership Agreement

In connection with the Transactions, we, Apollo and certain members of management who invest in us, entered into a management limited partnership agreement. The management limited partnership agreement provides for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which apply to their limited partnership interests in the company. The management limited partnership agreement also contains customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment. We also entered into an agreement with International Paper granting similar rights.

DESCRIPTION OF OTHER INDEBTEDNESS

Our senior secured credit facilities are provided by a syndicate of banks and other financial institutions, arranged by Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as co-lead arrangers. Our senior secured credit facilities provide financing of up to $485.0 million, consisting of:

•	a $285.0 million term loan facility with a maturity of seven years ,which was fully drawn on August 1, 2006; and

•

a $200.0 million revolving credit facility with a maturity of six years, which includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

Subject to satisfying certain conditions precedent, we may request an increase to the existing term loan facility and/or revolving credit facility in an aggregate amount of not more than $285.0 million. Such incremental facilities shall have the same terms as the initial revolving or term loan facility (as applicable) except as to maturity (which may not be earlier than the initial revolving or term loan facility (as applicable)), amortization (which may not result in a weighted average life to maturity shorter than the initial revolving or term loan facility (as applicable)) and pricing or such other terms as shall be reasonably satisfactory to the administrative agent under the senior secured credit facilities.

Interest Rate and Fees

The borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin of 1.75% for term borrowings and 2.00% for revolver borrowings, plus, at our option, either (a) a base rate determined by reference to the higher of (1) a prime rate determined by reference to the prime rate of Credit Suisse Securities (USA) LLC, and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for such borrowings may be reduced subject to our attaining certain first lien leverage ratios.

In addition to paying interest on outstanding principal under our senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum (subject to reduction upon attainment of certain first lien leverage ratios). We also pay customary letter of credit and agency fees.

Prepayments

Our senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•

beginning with the fiscal year ending December 31, 2007, 50% (which percentage may be reduced to certain levels upon the achievement of certain first lien leverage ratios) of excess cash flow (as defined in the credit agreement);

•

100% (which percentage may be reduced to zero upon the achievement of certain first lien leverage ratios) of the net cash proceeds of any incurrence of debt other than excluded indebtedness issuances (as defined in the credit agreement); and

•

100% of the net cash proceeds of most non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months (and, if so committed, in the event that such contract has been terminated), subject to certain limitations and baskets.

We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO loans.

Amortization

The term loan amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of our senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of our senior secured credit facilities.

Guarantee and Security

All obligations under our senior secured credit facilities are unconditionally guaranteed by the holding company parent of Verso Papers Holdings LLC and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, which we refer to collectively as “U.S. Guarantors.”

All obligations under our senior secured credit facilities, and the guarantees of those obligations (as well as any interest-hedging or other swap agreements and cash management obligations), are secured by substantially all of our assets as well as those of our holding company parent and each U.S. Guarantor, including, but not limited to, the following and subject to certain exceptions:

•

a pledge of all of our equity interests by our holding company parent, a pledge of 100% of the equity interests of all U.S. Guarantors and a pledge of 65% of the voting equity interests of certain of our foreign subsidiaries; and

•	a first priority security interest in substantially all of our tangible and intangible assets as well as those of our holding company parent and each U.S. Guarantor.

Certain Covenants and Events of Default

Our senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay certain other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale-and-leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	make capital expenditures;

•	enter into hedging agreements;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, our senior secured credit facilities require us to maintain a maximum consolidated first lien leverage ratio.

Our senior secured credit facilities also contain certain customary affirmative covenants and events of default.

DESCRIPTION OF SECOND PRIORITY SENIOR SECURED EXCHANGE NOTES

The terms of the fixed rate exchange notes and the floating rate exchange notes to be issued in the exchange offer are identical in all respects to the terms of the outstanding fixed rate notes and the outstanding floating rate notes, respectively, of the same series, except for the transfer restrictions and registration rights relating to the outstanding fixed rate notes and the outstanding floating rate notes. In the case of each respective series, any outstanding fixed rate notes and any outstanding floating rate notes that remain outstanding after the exchange offer, together with the fixed rate exchange notes and the floating rate exchange notes issued in the exchange offer, respectively, will each be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. Capitalized terms used in this “Description of Second Priority Senior Secured Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Second Priority Senior Secured Exchange Notes” section, (w) “we,” “us” and “our” mean Verso Paper Holdings LLC, a Delaware limited liability company, and its Subsidiaries, (x) the “Company” means Verso Paper Holdings LLC, a Delaware limited liability company (and its successors in interest), and not any of its Subsidiaries, (y) “Finance Co.” means Verso Paper Inc., a Delaware corporation (and its successors in interest), and not any of its Subsidiaries, and (z) the “Issuers” means the Company and Finance Co., and not any of their Subsidiaries. Finance Co. is a Wholly Owned Subsidiary of the Company that has been created to be a co-issuer of the Second Priority Senior Secured Notes. Finance Co. does not own and is not expected to own any significant assets. References to the “Second Priority Senior Secured Notes” refer to the outstanding fixed rate notes, fixed rate exchange notes, outstanding floating rate notes and the floating rate exchange notes.

We issued $350.0 million in aggregate principal amount of the outstanding fixed rate notes and $250.0 million in aggregate principal amount of the outstanding floating rate notes to the initial purchasers on August 1, 2006. The initial purchasers sold the outstanding fixed rate notes and outstanding floating rate notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the fixed rate exchange notes and floating rate exchange notes are substantially identical to the terms of the outstanding fixed rate notes and outstanding floating rate notes, respectively. However, the fixed rate exchange notes and the floating rate exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of the Issuers or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the fixed rate exchange notes or the floating rate exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding fixed rate notes and the outstanding floating rate notes are listed on Nasdaq’s PORTAL system.

For purposes of this summary, the term “Floating Rate Notes” refers to both the Series B Second Priority Senior Secured Floating Rate Notes due 2014 and the Series A Second Priority Senior Secured Floating Rate Notes due 2014, and the term “Fixed Rate Notes” refers to both the Series B Second Priority Senior Secured Fixed Rate Notes due 2014 and the Series A Second Priority Senior Secured Fixed Rate Notes due 2014.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the second priority senior secured notes. Copies of the indenture are available upon request to the Company at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a second priority senior secured note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The outstanding second priority senior secured notes were issued under an indenture (the “Second Priority Senior Secured Note Indenture”), dated as of August 1, 2006, by and among Verso Paper Holdings LLC

(together with its successors in interest, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co” and, together with the Company, the “Issuers”), as joint and several obligors, the Note Guarantors and Wilmington Trust Company, as Trustee.

Unless the context otherwise requires, references herein to the Second Priority Senior Secured Notes include the Fixed Rate Notes and the Floating Rate Notes. However, the Fixed Rate Notes and the Floating Rate Notes are two separate series of Second Priority Senior Secured Notes under the Second Priority Senior Secured Note Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes. Copies of the Second Priority Senior Secured Note Indenture may be obtained from the Company upon request.

We issued Second Priority Senior Secured Notes with an initial aggregate principal amount of $600.0 million, comprised of $350.0 million initial aggregate principal amount of Fixed Rate Notes and $250.0 million initial aggregate principal amount of Floating Rate Notes. We may issue additional Second Priority Senior Secured Notes from time to time after this offering. Any offering of additional Second Priority Senior Secured Notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Fixed Rate Notes and any additional Fixed Rate Notes subsequently issued under the Second Priority Senior Secured Note Indenture will be treated as a series of Second Priority Senior Secured Notes for all purposes under the Second Priority Senior Secured Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Second Priority Senior Secured Note Indenture and this “Description of Second Priority Senior Secured Exchange Notes,” references to the Fixed Rate Notes include any additional Fixed Rate Notes actually issued. The Floating Rate Notes and any additional Floating Rate Notes subsequently issued under the Second Priority Senior Secured Note Indenture will be treated as a series for all purposes under the Second Priority Senior Secured Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Second Priority Senior Secured Note Indenture and this “Description of Second Priority Senior Secured Exchange Notes,” references to the Floating Rate Notes include any additional Floating Rate Notes actually issued.

Principal of, premium, if any, and interest on the Second Priority Senior Secured Notes will be payable, and the Second Priority Senior Secured Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Second Priority Senior Secured Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Second Priority Senior Secured Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Second Priority Senior Secured Notes

Fixed Rate Notes

The Fixed Rate Notes will be senior obligations of the Issuers, will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Second Priority Senior Secured Notes” and will mature on August 1, 2014. Each Fixed Rate Note will bear interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on July 15 or January 15 immediately preceding the interest payment date on August 1 and February 1 of each year, commencing February 1, 2007.

Floating Rate Notes

The Floating Rate Notes will be senior obligations of the Issuers, will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Second Priority Senior Secured Notes” and will mature on August 1, 2014. Interest on the Floating Rate Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 3.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Floating Rate Notes will be payable quarterly in arrears on August 1, November 1, February 1 and May 1, commencing on November 1, 2006. The Issuers will make each interest payment to the holders of record of the Floating Rate Notes on the immediately preceding July 15, October 15, January 15 and April 15. Interest on the Floating Rate Notes will accrue from the Issue Date.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the holders of the Floating Rate Notes.

Optional Redemption

Fixed Rate Notes

On or after August 1, 2010, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1 of the years set forth below:

Period	Redemption Price
2010	104.563%
2011	102.281%
2012 and thereafter	100.000%

In addition, prior to August 1, 2010, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to August 1, 2009, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Fixed Rate Notes (calculated after giving effect to any issuance of additional Fixed Rate Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.125%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Fixed Rate Notes (calculated after giving effect to any issuance of additional Fixed Rate Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Fixed Rate Notes being redeemed and otherwise in accordance with the procedures set forth in the Second Priority Senior Secured Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Floating Rate Notes

On or after August 1, 2008, the Issuers may redeem the Floating Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1 of the years set forth below:

Period	Redemption Price
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time on or prior to August 1, 2008, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Floating Rate Notes (calculated after giving effect to any issuance of additional Floating Rate Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium (expressed as a percentage of principal amount thereof) equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Floating Rate Notes (calculated after giving effect to any issuance of additional Floating Rate Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Floating Rate Notes being redeemed and otherwise in accordance with the procedures set forth in the Second Priority Senior Secured Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Fixed Rate Notes or Floating Rate Notes, as the case may be, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Fixed Rate Notes or Floating Rate Notes, as the case may be, are listed, or if the Fixed Rate Notes or Floating Rate Notes, as the case may be, are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Second Priority Senior Secured Notes of $2,000 or less shall be redeemed in part. If any Second Priority Senior Secured Note is to be redeemed in part only, the notice of redemption relating to such Second Priority Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A new Second Priority Senior Secured Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Second Priority Senior Secured Note. On and after the redemption date, interest will cease to accrue on Second Priority Senior Secured Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Second Priority Senior Secured Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Second Priority Senior Secured Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Second Priority Senior Secured Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Second Priority Senior Secured Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Second Priority Senior Secured Notes will be senior Indebtedness of the Issuers, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Second Priority Senior Secured Notes” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Second Priority Senior Secured Notes will be second in priority (subject to Permitted Liens and to exceptions described under “—Security for the Second Priority Senior Secured Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

The indebtedness evidenced by the Second Priority Senior Secured Note Guarantees will be senior Indebtedness of the applicable Note Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Note Guarantor, will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Second Priority Senior Secured Notes” and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Second Priority Senior Secured Note Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under “—Security for the Second Priority Senior Secured Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.

At December 31, 2006,

(1) the Company and its Subsidiaries had $259.3 million of Secured Indebtedness outstanding constituting First Priority Lien Obligations (excluding approximately $35.3 million of letters of credit and unused commitments and up to approximately $165.0 million that may be borrowed under our revolving credit facility);

(2) the Company and its Subsidiaries had $859.3 million of Secured Indebtedness outstanding (excluding approximately $35.3 million of letters of credit and unused commitments and up to approximately $165.0 million that may be borrowed under our revolving credit facility and including the Second Priority Senior Secured Notes); and

(3) the Company and its Subsidiaries had $300.0 million of Subordinated Indebtedness outstanding (including the Senior Subordinated Notes).

Although the Second Priority Senior Secured Note Indenture will limit the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Second Priority Senior Secured Notes. The Second Priority Senior Secured Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than Finance Co. and the Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Note Guarantors have no material assets or liabilities.

Security For the Second Priority Senior Secured Notes

The Second Priority Senior Secured Notes and the Second Priority Senior Secured Note Guarantees will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Floating Rate Notes and the Fixed Rate Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of substantially all of the property and assets, in each case, that are held by the Issuers or any of the Note Guarantors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The initial Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any lease, license, contract, property right or agreement of ours or the guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination or default under that lease, license, contract, property right or agreement, (iii) any securities of any of the Company’s Affiliates, (iv) certain other exceptions described in the Security Documents and (v) proceeds and products from any and all of the foregoing excluded assets described in clauses (i) through (iv), unless such proceeds and products would otherwise constitute Collateral. Except for securities of certain of our Affiliates constituting Domestic Subsidiaries or ‘first-tier’ Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Second Priority Senior Secured Notes will be second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and will also be subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First

Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Second Priority Senior Secured Notes.

The Issuers and the Note Guarantors are and will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First Priority Lien Obligations and additional Indebtedness which would be secured on a second-priority basis with the Notes. The amount of such First Priority Lien Obligations and additional Indebtedness are and will be limited by the covenant disclosed under “—Certain Covenants—Liens” and the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions (including the exclusion of any securities of any of the Company’s Affiliates), if any Issuer or any Note Guarantor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority lien that secures obligations in respect of the First Priority Lien Obligations) upon such property as security for the Second Priority Senior Secured Notes. Also, if granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Senior Secured Notes. If such third party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuers, the Note Guarantors and the Trustee will enter into one or more Security Documents defining the terms of the security interests that secure the Second Priority Senior Secured Notes and the Second Priority Senior Secured Note Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuers and the Note Guarantors under the Second Priority Senior Secured Notes, the Second Priority Senior Secured Note Indenture, the Second Priority Senior Secured Note Guarantees and the Security Documents, as provided in the Security Documents.

The Trustee and the Intercreditor Agent will enter into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Second Priority Senior Secured Note Indenture. The Intercreditor Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second priority Liens. See “Risk Factors—Risks Relating to the Notes and the Offering—The collateral securing the second priority senior secured notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the second priority senior secured notes.” At any time at which all First Priority Lien Obligations have been discharged in full, the Trustee in accordance with the provisions of the Second Priority Senior Secured Note Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Second Priority Senior Secured Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Second Priority Senior Secured Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and the Offering—It may be difficult to realize the value of the collateral securing the second priority senior secured notes.”

In addition, the Security Documents and the Intercreditor Agreement will provide that, so long as there are First Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Second Priority Senior Secured Notes, (2) the Issuers and the Note Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Second Priority Senior Secured Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Second Priority Senior Secured Note Indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Second Priority Senior Secured Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Second Priority Senior Secured Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Second Priority Senior Secured Note Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Second Priority Senior Secured Note Indenture, the Security Documents or the Intercreditor Agreement.

In addition, if the Issuers or any Guarantor is subject to any insolvency or liquidation proceeding, the Trustee and the holders will agree that:

(1) if the Intercreditor Agent shall desire to permit the use of cash collateral or to permit the Issuers or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the Intercreditor Agreement) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First Priority Lien Obligations;

(2) they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by the Intercreditor Agent or any holder of such obligations;

(3) they will not object to (and will not otherwise contest) any order relating to a sale of assets of any Issuer or Guarantor for which the Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations and the Second Priority Senior Secured Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4) until the First Priority Lien Obligations have been discharged, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agent and the lenders under the Credit Agreement;

(5) none of them shall contest (or support any other Person contesting) (a) any request by the Intercreditor Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Senior Secured Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the noteholders agree that the holders of the First Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Senior Secured Notes shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement; and

(6) until the discharge of First Priority Lien Obligations has occurred, the Trustee, on behalf of itself and each noteholder, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral.

Subject to the terms of the Security Documents, the Issuers and the Note Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Second Priority Senior Secured Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuers and the Note Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Second Priority Senior Secured Notes under any one or more of the following circumstances:

(1) if all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder) are released; provided, however, that if the Issuers or any Note Guarantor subsequently incurs First Priority Lien Obligations that are secured by liens on property or assets of the Issuers or any Note Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(C) of the definition of Permitted Liens, then the Company and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Second Priority Senior Secured Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Company to hold the second priority Liens for the benefit of the holders of the Second Priority Senior Secured Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(3) in the case of a Note Guarantor that is released from its Second Priority Senior Secured Note Guarantee with respect to the Second Priority Senior Secured Notes, the release of the property and assets of such Note Guarantor; or

(4) as described under “—Amendments and Waivers” below.

If an Event of Default under the Second Priority Senior Secured Note Indenture exists on the date on which the First Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second priority Liens on the Collateral securing the Second Priority Senior Secured Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Second Priority Senior Secured Notes and Other Second-Lien Obligations) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Second Priority Senior Secured Notes will be released when such Event of Default and all other Events of Default under the Second Priority Senior Secured Note Indenture cease to exist).

The second priority security interests in all Collateral securing the Second Priority Senior Secured Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Second Priority Senior Secured Notes and all other Obligations under the Second Priority Senior Secured Note Indenture, the Second Priority Senior Secured Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Second Priority Senior Secured Note Indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance,” provided, however, that in the case of this clause (ii), no Floating Rate Notes are then outstanding.

Second Priority Senior Secured Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Second Priority Senior Secured Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Note Guarantor will be secured by second priority security interests (subject to Permitted Liens) in the Collateral owned by such Note Guarantor. The Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Second Priority Senior Secured Note Guarantees.

Each Second Priority Senior Secured Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Second Priority Senior Secured Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary (other than Finance Co.) that is a

Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Company or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Second Priority Senior Secured Notes on the same unsecured senior subordinated basis. See “—Certain Covenants—Future Note Guarantors.”

Each Second Priority Senior Secured Note Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Second Priority Senior Secured Note Guarantee of a Note Guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Second Priority Senior Secured Note Indenture, and such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company,

(2) the Company designating such Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Second Priority Senior Secured Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Second Priority Senior Secured Notes, and

(4) the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance,” provided, however, that, in the case of this clause (4), no Floating Rate Notes are then outstanding, or if the Issuers’ obligations under the Second Priority Senior Secured Note Indenture are discharged in accordance with the terms of the Second Priority Senior Secured Note Indenture.

A Second Priority Senior Secured Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Second Priority Senior Secured Notes,” or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company which results in the obligation to guarantee the Second Priority Senior Secured Notes.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Second Priority Senior Secured Notes, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Second Priority Senior Secured Notes as described under “—Optional Redemption”. A “Change of Control” means the occurrence of any of the following events:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(3) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Second Priority Senior Secured Notes, as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder of the Second Priority Senior Secured Notes, with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Second Priority Senior Secured Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Second Priority Senior Secured Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Second Priority Senior Secured Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Second Priority Senior Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

Second Priority Senior Secured Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Second Priority Senior Secured Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Second Priority Senior Secured Notes purchased by a third party pursuant to the preceding paragraph will have the status of Second Priority Senior Secured Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Second Priority Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Second Priority Senior Secured Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and require an offer to repurchase the Senior Subordinated Notes. Future Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Second Priority Senior Secured Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Second Priority Senior Secured Notes to require the Issuers to repurchase such Second Priority Senior Secured Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Second Priority Senior Secured Note Indenture will contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Second Priority Senior Secured Note Indenture will provide that:

(1) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $770 million outstanding at any one time;

(b) the Incurrence by the Company and the Note Guarantors of Indebtedness represented by (i) the Second Priority Senior Secured Notes (not including any additional Fixed Rate Notes or additional Floating Rate Notes) and the Second Priority Senior Secured Note Guarantees (including exchange Second Priority Senior Secured Notes and related guarantees thereof), and (ii) the Senior Subordinated Notes issued on the Issue Date and the Senior Subordinated Note Guarantees (as defined under “Description of Senior Subordinated Notes”) (as well as exchange Senior Subordinated Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Second Priority Senior Secured Note Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor is subordinated in right of payment to the obligations of the Company under the Second Priority Senior Secured Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if Finance Co. or a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Note Guarantor, such Indebtedness is subordinated in right of payment to the Second Priority Senior Secured Notes (in the case of Finance Co.) or the Second Priority Senior Secured Note Guarantee of such Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Second Priority Senior Secured Note Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Second Priority Senior Secured Note Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Second Priority Senior Secured Notes or the Second Priority Senior Secured Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Second Priority Senior Secured Notes or such Note Guarantor’s Second Priority Senior Secured Note Guarantee with respect to the Second Priority Senior Secured Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Second Priority Senior Secured Notes or the Second Priority Senior Secured Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Second Priority Senior Secured Notes then outstanding were instead due on such date one year following the last date of maturity of the Second Priority Senior Secured Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Second Priority Senior Secured Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Second Priority Senior Secured Notes or the Second Priority Senior Secured Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Second Priority Senior Secured Notes or the Second Priority Senior Secured Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of the Second Priority Senior Secured Notes or any Secured Indebtedness constituting First Priority Lien Obligations.

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Second Priority Senior Secured Note Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation or to provide all or a portion of the funds or credit support required to consummate such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries Incurred for working capital purposes; and

(u) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Second Priority Senior Secured Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Second Priority Senior Secured Note Indenture;

(2)(a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the Second Priority Senior Secured Notes or the related Second Priority Senior Secured Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Second Priority Senior Secured Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Second Priority Senior Secured Notes then outstanding were instead due on such date one year following the last date of maturity of the Second Priority Senior Secured Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(12)(a) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and

(b) with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries, in each case in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Company, if applicable:

(a) in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries; and

(b) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Second Priority Senior Secured Notes tendered by holders of the Second Priority Senior Secured Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19) any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries, other than Bucksport Leasing Company which has no material operations. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Second Priority Senior Secured Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)(i) the Second Priority Senior Secured Note Indenture, the Second Priority Senior Secured Notes (and any exchange Second Priority Senior Secured Notes and guarantees thereof), the Security Documents and the Intercreditor Agreement and (ii) the Senior Subordinated Note Indenture (as defined under “Description of Senior Subordinated Notes”) and the Senior Subordinated Notes (and any exchange Senior Subordinated Notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is Finance Co. or a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Second Priority Senior Secured Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Second Priority Senior Secured Notes or any Second Priority Senior Secured Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Company or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First Priority Lien Obligation), the Issuers will equally and ratably reduce Obligations under the Second Priority Senior Secured Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Second Priority Senior Secured Notes) or Indebtedness of a Restricted Subsidiary that is not an Issuer or a Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Second Priority Senior Secured Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Second Priority Senior Secured Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Second Priority Senior Secured Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Second Priority Senior Secured Note Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Second Priority Senior Secured Note Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Second Priority Senior Secured Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Second Priority Senior Secured Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Second Priority Senior Secured Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Second Priority Senior Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Second Priority Senior Secured Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Second Priority Senior Secured Note Indenture by virtue thereof.

If more Second Priority Senior Secured Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Second Priority Senior Secured Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Second Priority Senior Secured Notes are listed, or if such Second Priority Senior Secured Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Second Priority Senior Secured Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Second Priority Senior Secured Notes at such holder’s registered address. If any Second Priority Senior Secured Note is to be purchased in part only, any notice of purchase that relates to such Second Priority Senior Secured Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The Second Priority Senior Secured Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Second Priority Senior Secured Note Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Second Priority Senior Secured Note Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 2.0% of

Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year, and expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5) payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Second Priority Senior Secured Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Second Priority Senior Secured Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Second Priority Senior Secured Note Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Company;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Second Priority Senior Secured Note Indenture.

Liens. The Second Priority Senior Secured Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens) unless the Second Priority Senior Secured Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Second Priority Senior Secured Notes) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of any Issuer or any Note Guarantor without effectively providing that the Second Priority Senior Secured Notes or the applicable Second Priority Senior Secured Note Guarantee, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “—Security for the Second Priority Senior Secured Notes”; provided, however, that if granting such second priority security interest requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Senior Secured Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of commercially reasonable efforts, the Company will not be required to provide such security interest.

Clause (i) of the preceding paragraph will not require the Company or any Restricted Subsidiary of the Company to secure the Second Priority Senior Secured Notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the Second Priority Senior Secured Notes or such Second Priority Senior Secured Note Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Second Priority Senior Secured Notes or such Second Priority Senior Secured Note Guarantee under such clause (i).

Reports and Other Information. The Second Priority Senior Secured Note Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the

Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act (it being understood, that prior to the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the registration rights agreement relating to the Second Priority Senior Secured Notes, the Company shall not be required to include in such information any consolidating information, whether in summary form or otherwise, with respect to the Subsidiaries of the Company).

In the event that:

(a) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Second Priority Senior Secured Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Second Priority Senior Secured Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, (x) such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the registration rights agreement relating to the Second Priority Senior Secured Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, if such registration statement and/

or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and (y) such requirements shall be deemed satisfied with respect to the fiscal quarter ending June 30, 2006 by (1) filing a report on Form 10-Q (or any successor or comparable form), (2) filing such registration statement and/or amendments thereto or (3) making available such information on the Company’s website, in addition to providing such information to the Trustee and the holders (it being understood, that the Company shall not be required to include in such information any consolidating information, whether in summary form or otherwise, with respect to the Subsidiaries of the Company), in each case within 75 days following the end of such fiscal quarter.

In the event that any direct or indirect parent of the Company is or becomes a Note Guarantor of the Second Priority Senior Secured Notes, the Second Priority Senior Secured Note Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Note Guarantors. The Second Priority Senior Secured Note Indenture will provide that the Company will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) that

(a) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries, or

(b) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Second Priority Senior Secured Notes. Each Second Priority Senior Secured Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Second Priority Senior Secured Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Second Priority Senior Secured Note Guarantee shall be released in accordance with the provisions of the Second Priority Senior Secured Note Indenture described under “—Second Priority Senior Secured Note Guarantees.”

Impairment of Security Interest. The Second Priority Senior Secured Note Indenture will provide that, subject to the rights of the holders of Permitted Liens, the Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action that would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Second Priority Senior Secured Notes, subject to limited exceptions. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Second Priority Senior Secured Notes in any material respect, except as described above under “—Security for the Second Priority Senior Secured Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property. The Second Priority Senior Secured Note Indenture will provide that upon the acquisition by any Issuer or any Note Guarantor of any First Priority After-Acquired Property, such Issuer or such Note Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Second Priority Senior Secured Notes”) added to the Collateral, and thereupon all provisions of the Second Priority Senior Secured Note Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After-Acquired Property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, such Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Business Activities of Finance Co. The Second Priority Secured Note Indenture will provide that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than its obligations pursuant to the Second Priority Senior Secured Notes, the Second Priority Senior Secured Note Indenture, the Security Documents, the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Credit Agreement and other Indebtedness permitted to be Incurred by Finance Co. as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Second Priority Senior Secured Note Indenture will provide that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Second Priority Senior Secured Note Indenture, the Second Priority Senior Secured Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Second Priority Senior Secured Note Guarantee shall apply to such Person’s obligations under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Second Priority Senior Secured Note Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes, and in such event the Company will automatically be released and discharged from its obligations under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Second Priority Senior Secured Note Indenture will provide that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1) Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);

(2) the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Second Priority Senior Secured Note Indenture, the Second Priority Senior Secured Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(4) the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Second Priority Senior Secured Note Indenture.

The Guarantors

The Second Priority Senior Secured Note Indenture will further provide that subject to certain limitations in the Second Priority Senior Secured Note Indenture governing release of a Second Priority Senior Secured Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Note Guarantor, each Note Guarantor will not, and the Company will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Second Priority Senior Secured Note Indenture, such Note Guarantors’ Second Priority Senior Secured Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Second Priority Senior Secured Note Indenture.

Subject to certain limitations described in the Second Priority Senior Secured Note Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Second Priority Senior Secured Note Indenture and such Note Guarantor’s Second Priority Senior Secured Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Second Priority Senior Secured Note Indenture and such Note Guarantor’s Second Priority Senior Secured Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Note Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default will be defined in the Second Priority Senior Secured Note Indenture with respect to a series of notes as:

(1) a default in any payment of interest (including any additional interest) on any Second Priority Senior Secured Note of such series when due, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Second Priority Senior Secured Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Second Priority Senior Secured Notes of such series or the Second Priority Senior Secured Note Indenture,

(5) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8) any Second Priority Senior Secured Note Guarantee of a Significant Subsidiary with respect to such series of Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Second Priority Senior Secured Note Indenture or any Second Priority Senior Secured Note Guarantee with respect to such series of Notes and such Default continues for 10 days,

(9) unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents with respect to such series of Notes, any Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions, or

(10) the failure by any Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Second Priority Senior Secured Notes of such series and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Second Priority Senior Secured Notes of a series notify the

Issuers of the default and the Company does not cure such default within the time specified in clause (4) and (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs with respect to a series of Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Second Priority Senior Secured Notes of such series by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Second Priority Senior Secured Notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Second Priority Senior Secured Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Second Priority Senior Secured Notes may rescind any such acceleration with respect to the Second Priority Senior Secured Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Second Priority Senior Secured Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Second Priority Senior Secured Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Second Priority Senior Secured Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Second Priority Senior Secured Note Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Second Priority Senior Secured Note Indenture or the Second Priority Senior Secured Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Second Priority Senior Secured Notes of the applicable series have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Second Priority Senior Secured Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Second Priority Senior Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Second Priority Senior Secured Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Second Priority Senior Secured Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Second Priority Senior Secured Note Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Second Priority Senior Secured Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Second Priority Senior Secured Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Second Priority Senior Secured Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Second Priority Senior Secured Note Indenture and the related Security Documents may be amended with respect to each series of Notes with the consent of the holders of a majority in principal amount of the Second Priority Senior Secured Notes of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Second Priority Senior Secured Notes of such series then outstanding. However, without the consent of each holder of an outstanding Second Priority Senior Secured Note affected, no amendment may, among other things:

(1) reduce the amount of Second Priority Senior Secured Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Second Priority Senior Secured Note,

(3) reduce the principal of or change the Stated Maturity of any Second Priority Senior Secured Note,

(4) reduce the premium payable upon the redemption of any Second Priority Senior Secured Note or change the time at which any Second Priority Senior Secured Note may be redeemed as described under “—Optional Redemption” above,

(5) make any Second Priority Senior Secured Note payable in money other than that stated in such Second Priority Senior Secured Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Second Priority Senior Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Second Priority Senior Secured Notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) modify any Second Priority Senior Secured Note Guarantee in any manner adverse to the holders,

(9) expressly subordinate the Second Priority Senior Secured Notes or any Second Priority Senior Secured Note Guarantee in right of payment to any other Indebtedness of the Issuers or any Note Guarantor, or

(10) make any change in the provisions in the Intercreditor Agreement or the Second Priority Senior Secured Note Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Second Priority Senior Secured Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Second Priority Senior Secured Notes of a series then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Second Priority Senior Secured Note Indenture and the Security Documents with respect to the Notes of such series.

Without the consent of any holder, the Issuers, the Note Guarantors (as applicable) and the Trustee may amend the Second Priority Senior Secured Note Indenture, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under the Second Priority Senior Secured Note Indenture and its Second Priority Senior Secured Note Guarantee, to provide for uncertificated Second Priority Senior Secured Notes in addition to or in place of certificated Second Priority Senior Secured Notes (provided that the uncertificated Second Priority Senior Secured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Second Priority Senior Secured Notes are described in Section 163(f)(2)(B) of the Code), to add a Second Priority Senior Secured Note Guarantee with respect to the Second Priority Senior Secured Notes, to secure the Second Priority Senior Secured Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Second Priority Senior Secured Note Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Second Priority Senior Secured Note Indenture or the Security Documents, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Second Priority Senior Secured Note Indenture under the TIA to effect any provision of the Second Priority Senior Secured Note Indenture or to make certain changes to the Second Priority Senior Secured Note Indenture to provide for the issuance of additional Fixed Rate Notes or Floating Rate Notes, as the case may be. In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Second Priority Senior Secured Notes.

The consent of the Second Priority Senior Secured Noteholders is not necessary under the Second Priority Senior Secured Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Second Priority Senior Secured Note Indenture becomes effective, the Issuers are required to mail to the respective Second Priority Senior Secured Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Second Priority Senior Secured Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuers under the Second Priority Senior Secured Notes, the Second Priority Senior Secured Note Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Second Priority Senior Secured Notes by accepting a Second Priority Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Priority Senior Secured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Second Priority Senior Secured Noteholder may transfer or exchange Second Priority Senior Secured Notes in accordance with the Second Priority Senior Secured Note Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Second Priority Senior Secured Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Second Priority Senior Secured Noteholder to pay any taxes required by law or permitted by the Second Priority Senior Secured Note Indenture. The Issuers are not required to transfer or exchange any Second Priority Senior Secured Note selected for redemption or to transfer or exchange any Second Priority Senior Secured Note for a period of 15 days prior to a selection of Second Priority Senior Secured Notes to be redeemed. The Second Priority Senior Secured Notes will be issued in registered form and the registered holder of a Second Priority Senior Secured Note will be treated as the owner of such Second Priority Senior Secured Note for all purposes.

Satisfaction and Discharge

The Second Priority Senior Secured Note Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Second Priority Senior Secured Notes, as expressly provided for in the Second Priority Senior Secured Note Indenture) as to all outstanding Second Priority Senior Secured Notes when:

(1) either (a) all the Second Priority Senior Secured Notes theretofore authenticated and delivered (except lost, stolen or destroyed Second Priority Senior Secured Notes which have been replaced or paid and Second Priority Senior Secured Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Second Priority Senior Secured Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Second Priority Senior Secured Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Second Priority Senior Secured Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers and/or the Note Guarantors have paid all other sums payable under the Second Priority Senior Secured Note Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Second Priority Senior Secured Note Indenture relating to the satisfaction and discharge of the Second Priority Senior Secured Note Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Fixed Rate Notes and their obligations under the Second Priority Senior Secured Note Indenture with respect to the holders of the Fixed Rate Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Fixed Rate Notes, to replace mutilated, destroyed, lost or stolen Fixed Rate Notes and to maintain a registrar and paying agent in respect of the Fixed Rate Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Fixed Rate Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the change of control default provision and the security default provisions described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Fixed Rate Notes) and certain provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Fixed Rate Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Second Priority Senior Secured Note Guarantee and the Security Documents so long as no Floating Rate Notes are then outstanding.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Second Priority Senior Secured Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Second Priority Senior Secured Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9), or (10) under “—Defaults” or because of the failure of the Company to comply with “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Fixed Rate Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal income tax matters to the effect that holders of the Fixed Rate Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Second Priority Senior Secured Note Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Second Priority Senior Secured Notes.

Governing Law

The Second Priority Senior Secured Note Indenture will provide that it and the Second Priority Senior Secured Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The fixed rate exchange notes and the floating rate exchange notes will be issued in the form of one or more fully registered notes in global form (“Global Notes”). Ownership of beneficial interests in a Global Note will be limited to persons (“participants”) who have accounts with The Depository Trust Company (“DTC”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, FinanceCo., the Note Guarantors or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will exchange distribute to its participants.

We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. one of the Company, FinanceCo., the Note Guarantors or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Second Priority Senior Secured Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated Second Priority Senior Secured Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Second Priority Senior Secured Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of the Seller, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date; plus

(6) non-operating expenses (minus non-operating income);

less, without duplication,

(7) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, Verso Investments LP, a Delaware limited partnership, and Verso Paper LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Premium” means, with respect to any Fixed Rate Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Fixed Rate Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Fixed Rate Note, at August 1, 2010 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Fixed Rate Note through August 1, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Fixed Rate Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g) foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Calculation Agent” means a financial institution appointed by the Issuers to calculate the interest rate payable on the Floating Rate Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Second Priority Senior Secured Note Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Second Priority Senior Secured Note Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on the date of determination that constitutes First Priority Lien Obligations less the Unrestricted Cash of the Company and its Restricted Subsidiaries on such date to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Company and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (6)(C) of the definition of “Permitted Liens,” the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Company, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Note Guarantor after the Issue Date; provided that:

(1) such cash contributions have not been used to make a Restricted Payment,

(2) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Second Priority Senior Secured Notes, and

(3) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Company, the financial institutions named therein, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Second Priority Senior Secured Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Second Priority Senior Secured Notes (including the purchase of any Second Priority Senior Secured Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Second Priority Senior Secured Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be

Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Priority After-Acquired Property” means any property (other than the initial collateral) of the Issuers or any Note Guarantor that secures any Secured Bank Indebtedness.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Company and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical and Pro Forma Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period (including, without limitation, the adjustment set forth therein concerning the termination of unfavorable gas pricing arrangements with respect to any four quarter period that includes the first fiscal quarter of 2006).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed Rate Notes” means the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014 of the Issuers.

“Floating Rate Notes” means the Second Priority Senior Secured Floating Rate Notes due 2014 of the Issuers.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Second Priority Senior Secured Note Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Second Priority Senior Secured Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, Trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Second Priority Senior Secured Note Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Second Priority Senior Secured Note Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Second Priority Senior Secured Note Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Intercreditor Agent” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement among Credit Suisse, Cayman Islands Branch, as agent under the Senior Credit Documents, the Trustee, the Issuers and each Note Guarantor, as it may be amended from time to time in accordance with the Second Priority Senior Secured Note Indenture.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include October 31, 2006.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Second Priority Senior Secured Notes are originally issued.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantor” means any Person that Incurs a Second Priority Senior Secured Note Guarantee; provided that upon the release or discharge of such Person from its Second Priority Senior Secured Note Guarantee in accordance with the Second Priority Senior Secured Note Indenture, such Person ceases to be a Note Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Second Priority Senior Secured Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Second Priority Senior Secured Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Second Priority Senior Secured Note Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Second Priority Senior Secured Notes and is designated by the Company as an Other Second-Lien Obligation.

“Pari Passu Indebtedness” means:

(1) with respect to any Issuer, the Second Priority Senior Secured Notes and any Indebtedness which ranks pari passu in right of payment to the Second Priority Senior Secured Notes; and

(2) with respect to any Note Guarantor, its Second Priority Senior Secured Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Second Priority Senior Secured Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Second Priority Senior Secured Note Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

(6) advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $20.0 million at any one time; and

(19) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary) and (C) Liens incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (6)(C) as designated by the Company; provided, however, that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (6)(C) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(7) Liens existing on the Issue Date (other than Liens described in clause (6)(C) above);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Second Priority Senior Secured Note Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), 6(C), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), 6(C), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Second Priority Senior Secured Note Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(C), for purposes of clause (1) under “—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business; and

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (6)(C) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (6)(C).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Second Lien Notes or any Refinancing Indebtedness with respect to the Second Lien Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Second Priority Senior Secured Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Second Priority Senior Secured Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Second Priority Senior Secured Note Guarantee” means any guarantee of the obligations of the Issuers under the Second Priority Senior Secured Note Indenture and the Second Priority Senior Secured Notes by any Person in accordance with the provisions of the Second Priority Senior Secured Note Indenture.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(C) of the definition of Permitted Lien.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security intents in the Collateral as contemplated by the Second Priority Senior Secured Note Indenture.

“Seller” means International Paper Company, a New York corporation.

“Senior Credit Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Subordinated Notes” means the 11 3/8% Senior Subordinated Notes due 2016 of the Issuers.

“Senior Subordinated Note Documents” means the collective reference to the Senior Subordinated Notes (and any exchange Senior Subordinated Notes) and the Senior Subordinated Note Indenture (as defined under “Description of Senior Subordinated Notes”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Second Priority Senior Secured Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Second Priority Senior Secured Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Second Priority Senior Secured Note Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means the Acquisition and the transactions related thereto, the offering of Second Priority Senior Secured Notes and Second Lien Notes being offered hereby and borrowings made pursuant to the Credit Agreement on the Issue Date.

“Treasury Rate” means with respect to the Fixed Rate Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 1, 2010; provided, however, that if the period from such redemption date to August 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Second Priority Senior Secured Note Indenture.

“Trustee” means the party named as such in the Second Priority Senior Secured Note Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

The terms of the senior subordinated exchange notes to be issued in the exchange offer are identical in all respects to the terms of the outstanding senior subordinated notes of the same series, except for the transfer restrictions and registration rights relating to the outstanding senior subordinated notes. In the case of each series, any outstanding senior subordinated notes that remain outstanding after the exchange offer, together with the senior subordinated exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable indenture under which they were issued. Capitalized terms used in this “Description of Senior Subordinated Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Senior Subordinated Exchange Notes” section, (w) “we,” “us” and “our” mean Verso Paper Holdings LLC, a Delaware limited liability company, and its Subsidiaries, (x) the “Company” means Verso Paper Holdings LLC, a Delaware limited liability company (and its successors in interest), and not any of its Subsidiaries, (y) “Finance Co.” means Verso Paper Inc., a Delaware corporation (and its successors in interest), and not any of its Subsidiaries, and (z) the “Issuers” means the Company and Finance Co., and not any of their Subsidiaries. Finance Co. is a Wholly Owned Subsidiary of the Company that has been created to be a co-issuer of the Senior Subordinated Notes. Finance Co. does not own and is not expected to own any significant assets.

We issued $300.0 million in aggregate principal amount of the outstanding senior subordinated notes to the initial purchasers on August 1, 2006. The initial purchasers sold the outstanding senior subordinated notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the senior subordinated exchange notes are substantially identical to the terms of the outstanding senior subordinated notes. However, the senior subordinated exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of the Issuers or certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” In addition, we do not plan to list the senior subordinated exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding senior subordinated notes are listed on Nasdaq’s PORTAL system.

For purposes of this summary, the term “Senior Subordinated Notes” refers to both the 11 3/8% Series B Senior Subordinated Notes due 2016 and the 11 3/8% Series A Senior Subordinated Notes due 2016.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the senior subordinated notes. Copies of the indenture are available upon request to the Company at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a senior subordinated note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The outstanding 11 3/8% Senior Subordinated Notes due 2016 were issued under an indenture (the “Senior Subordinated Note Indenture”), dated as of August 1, 2006, by and among Verso Paper Holdings LLC (together with its successors in interest, the “Company”) and Verso Paper Inc. (together with its successors in interest, “Finance Co” and, together with the Company, the “Issuers”), as joint and several obligors, the Senior Subordinated Note Guarantors and Wilmington Trust Company, as Trustee.

We issued Senior Subordinated Notes with an initial aggregate principal amount of $300.0 million. We may issue additional Senior Subordinated Notes from time to time after this offering. Any offering of additional Senior Subordinated Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Senior

Subordinated Notes and any additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Note Indenture will be treated as a single class for all purposes under the Senior Subordinated Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Subordinated Note Indenture and this “Description of Senior Subordinated Exchange Notes,” references to the Senior Subordinated Notes include any additional Senior Subordinated Notes actually issued.

Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable, and the Senior Subordinated Notes may be exchanged or transferred, at the office or agency designated by the Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Senior Subordinated Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Subordinated Notes

The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Issuers and will mature on August 1, 2016. Each Senior Subordinated Note will bear interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on July 15 or January 15 immediately preceding the interest payment date on August 1 and February 1 of each year, commencing February 1, 2007.

Optional Redemption

On or after August 1, 2011, the Issuers may redeem the Senior Subordinated Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on August 1 of the years set forth below:

Period	Redemption Price
2011	105.688%
2012	103.792%
2013	101.896%
2014 and thereafter	100.000%

In addition, prior to August 1, 2011, the Issuers may redeem the Senior Subordinated Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to August 1, 2009, the Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.375%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed, or if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Senior Subordinated Notes of $2,000 or less shall be redeemed in part. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Senior Subordinated Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Senior Subordinated Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Senior Subordinated Notes will be unsecured senior subordinated Indebtedness of the Issuers, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, will rank equally in right of payment with all existing and future Pari Passu Indebtedness of the Issuers and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers. The Senior Subordinated Notes will also be effectively subordinated to any Secured Indebtedness of the Issuers to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or U.S. Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the Senior Subordinated Note Indenture.

The indebtedness evidenced by the Senior Subordinated Note Guarantees will be unsecured senior subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor, will rank equally in right of payment with all existing and future Pari Passu Indebtedness of such Senior Subordinated Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Senior Subordinated Note Guarantor. The Senior Subordinated Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Senior Subordinated Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness. At December 31, 2006,

(1) the Company and its Subsidiaries had $859.3 million of Senior Indebtedness outstanding (excluding approximately $35.3 million of letters of credit and unused commitments and up to approximately $165.0 million that may be borrowed under our revolving credit facility); and

(2) the Company and its Subsidiaries had no Pari Passu Indebtedness outstanding, other than the Senior Subordinated Notes, and no Subordinated Indebtedness outstanding.

Although the Senior Subordinated Note Indenture will limit the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is Finance Co. or a Senior Subordinated Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Senior Subordinated Notes. The Senior Subordinated Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than Finance Co. and the Senior Subordinated Note Guarantors. The Company’s Subsidiaries other than Finance Co. and the Senior Subordinated Note Guarantors have no material assets or liabilities.

“Senior Indebtedness” with respect to the Company or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Company or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any obligation of the Company to any Subsidiary of the Company (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Company to the Company or any other Subsidiary of the Company,

(2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Restricted Subsidiary,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4) any Indebtedness or obligation of the Company or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,

(5) any obligations with respect to any Capital Stock, or

(6) any Indebtedness Incurred in violation of the Senior Subordinated Note Indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the Senior Subordinated Note Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of an Issuer or a Senior Subordinated Note Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes or the relevant Senior Subordinated Note Guarantee in accordance with the provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Notes and each Senior Subordinated Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the relevant Issuer and the relevant Senior Subordinated Note Guarantor, respectively.

The Issuers may not pay principal of, premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the Senior Subordinated Notes”) if:

(1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or

(2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuers may pay the Senior Subordinated Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuers may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of an Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Issuer or its property, the holders of Senior Indebtedness of such Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Senior Subordinated Notes are entitled to receive any payment from such Issuer and until the Senior Indebtedness of such Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of the Senior Indebtedness of such Issuer as their interests may appear (except that holders of Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). If a distribution is made to such holders that due to the subordination provisions of the Senior Subordinated Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of such Issuer and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the Senior Subordinated Note Indenture, in the event of insolvency, creditors of an Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of such Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The Senior Subordinated Indenture will contain substantially similar subordination provisions relating to each Senior Subordinated Note Guarantor’s obligations under its Senior Subordinated Note Guarantee.

Senior Subordinated Note Guarantees

Each of the Company’s direct and indirect Restricted Subsidiaries (other than Finance Co.) that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Subordinated Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Note Guarantees.

Each Senior Subordinated Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary (other than Finance Co.) that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Company or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Subordinated Notes on the same unsecured senior subordinated basis. See “—Certain Covenants—Future Senior Subordinated Note Guarantors.”

Each Senior Subordinated Note Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Senior Subordinated Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Senior Subordinated Note Guarantor is no longer a Restricted Subsidiary), of the applicable Senior Subordinated Note Guarantor if such sale, disposition or other transfer is made in compliance with the Senior Subordinated Note Indenture, and such Senior Subordinated Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company,

(2) the Company designating such Senior Subordinated Note Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(3) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Senior Subordinated Notes pursuant to the covenant described under “—Certain Covenants—Future Senior Subordinated Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Senior Subordinated Notes, and

(4) the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuers’ obligations under the Senior Subordinated Note Indenture are discharged in accordance with the terms of the Senior Subordinated Note Indenture.

A Senior Subordinated Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or any other Indebtedness of the Company or any Restricted Subsidiary of the Company the guarantee of which has resulted in the obligation to guarantee the Senior Subordinated Notes, or other exercise of remedies in respect thereof, or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary of the Company which results in the obligation to guarantee the Senior Subordinated Notes.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuers to repurchase all or any part of such holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem Senior Subordinated Notes as described under “—Optional Redemption”. A “Change of Control” means the occurrence of any of the following events:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company or any direct or indirect parent of the Company; or

(3) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by (a) a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuers shall:

(1) repay in full all Bank Indebtedness and such other Senior Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and/or such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or such Senior Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Senior Subordinated Notes as described under “—Optional Redemption,” the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Senior Subordinated Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Senior Subordinated Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

Senior Subordinated Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuers and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and require an offer to repurchase the Second Lien Notes. Future Senior Indebtedness of the Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Subordinated Notes to require the Issuers to repurchase such Senior Subordinated Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Senior Subordinated Note Indenture will contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Senior Subordinated Note Indenture will provide that:

(1) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any of its Restricted Subsidiaries (other than Finance Co. or a Senior Subordinated Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that any Issuer and any Restricted Subsidiary that is a Senior Subordinated Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $770 million outstanding at any one time;

(b) the Incurrence by the Company and the Senior Subordinated Note Guarantors of Indebtedness represented by (i) the Senior Subordinated Notes (not including any additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees (including exchange Senior Subordinated Notes and related guarantees thereof), and (ii) the Second Lien Notes issued on the Issue Date and the Second Lien Note Guarantees (as defined under “Description of Second Priority Senior Secured Exchange Notes”) (as well as exchange Second Lien Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness; in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Senior Subordinated Note Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is neither Finance Co. nor a Senior Subordinated Note Guarantor is subordinated in right of payment to the obligations of the Company under the Senior Subordinated Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if Finance Co. or a Senior Subordinated Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. nor a Senior Subordinated Note Guarantor, such Indebtedness is subordinated in right of payment to the Senior Subordinated Notes (in the case of Finance Co.) or the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Subordinated Note Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; and/or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company and Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee (or co-issuance in the case of Finance Co.) by an Issuer or a Senior Subordinated Note Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Issuer or such Restricted Subsidiary is permitted under the terms of the Senior Subordinated Note Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee (or co-issuance in the case of Finance Co.) of such Issuer or Senior Subordinated Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee with respect to the Senior Subordinated Notes, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Senior Subordinated Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Subordinated Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Senior Subordinated Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is neither Finance Co. nor a Senior Subordinated Note Guarantor that refinances Indebtedness of an Issuer or a Restricted Subsidiary that is a Senior Subordinated Note Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of the Senior Subordinated Notes or any Senior Indebtedness.

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged or amalgamated into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Note Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation or to provide all or a portion of the funds or credit support required to consummate such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries Incurred for working capital purposes; and

(u) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Company and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture;

(2)(a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company, Finance Co. or any Senior Subordinated Note

Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of any Issuer or any Senior Subordinated Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Senior Subordinated Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the Senior Subordinated Notes or the related Senior Subordinated Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Senior Subordinated Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Senior Subordinated Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Subordinated Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years, subject to a maximum payment (without giving effect to the following proviso) of $15.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Company’s Restricted Subsidiaries after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(12)(a) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity, the distribution by the Company to the holders of Equity Interests of the Company (or to any direct or indirect parent of the Company or holders of Equity Interests in such parent); and

(b) with respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Company that files a consolidated U.S. federal tax return that includes the Company and its subsidiaries, in each case in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Company and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Company to be a taxpaying corporation and parent of a group if it is a Flow Through Entity);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances by the Company, if applicable:

(a) in amounts required for any direct or indirect parent of the Company, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Company, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries; and

(b) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow the payment in good faith of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Senior Subordinated Notes tendered by holders of the Senior Subordinated Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19) any payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries, other than Bucksport Leasing Company which has no material operations. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Senior Subordinated Note Indenture and the Senior Subordinated Notes (and any exchange Senior Subordinated Notes and guarantees thereof) and the Second Lien Note Indenture (as defined under “Description of Second Priority Senior Secured Exchange Notes”), the Second Lien Notes (and any exchange Second Lien Notes and guarantees thereof) and any other Second Lien Note Document;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company (i) that is Finance Co. or a Senior Subordinated Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the

Company subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or any Senior Subordinated Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $45.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary of the Company’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Senior Indebtedness, Secured Indebtedness, including Indebtedness under the Credit Agreement and the Second Lien Notes (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Company or any Senior Subordinated Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuers will equally and ratably reduce Obligations under the Senior Subordinated Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes) or Indebtedness of a Restricted Subsidiary that is not an Issuer or a Senior Subordinated Note Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary of the Company may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Subordinated Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers shall make an offer to all holders of Senior Subordinated Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Senior Subordinated Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Note Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Senior Subordinated Note Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Senior Subordinated Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Subordinated Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Note Indenture by virtue thereof.

If more Senior Subordinated Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Senior Subordinated Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Senior Subordinated Notes are listed, or if such Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Senior Subordinated Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Senior Subordinated Notes at such holder’s registered address. If any Senior Subordinated Note is to be purchased in part only, any notice of purchase that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreement will provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Senior Subordinated Notes, the Issuers could seek the consent of their lenders, including the lenders under the Credit Agreement, to purchase the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Senior Subordinated Notes. In such case, the Issuers’ failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Note Indenture that would, in turn, constitute a default under the Issuers’ other Indebtedness.

Transactions with Affiliates. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company and/or any of its Restricted Subsidiaries and (b) any merger of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of the Senior Subordinated Note Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Senior Subordinated Note Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $2.5 million and (B) 2.0% of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year, and expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5) payments by the Company or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Senior Subordinated Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Senior Subordinated Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus or contemplated by the Acquisition Documents;

(11)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Company;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Senior Subordinated Indenture.

Liens. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness unless the Senior Subordinated Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Senior Subordinated Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary of the Company to secure the Senior Subordinated Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Senior Subordinated Notes or such Senior Subordinated Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Senior Subordinated Notes or such Senior Subordinated Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The Senior Subordinated Note Indenture will provide that the Company will not, and will not permit Finance Co. or any Senior Subordinated Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company or Finance Co., or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be, or

(2) subordinate in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be.

Reports and Other Information. The Senior Subordinated Note Indenture will provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act (it being understood, that prior to the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the registration rights agreement relating to the Senior Subordinated Notes, the Company shall not be required to include in such information any consolidating information, whether in summary form or otherwise, with respect to the Subsidiaries of the Company).

In the event that:

(a) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

In addition, the Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Subordinated Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Senior Subordinated Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, (x) such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the registration rights agreement relating to the Senior Subordinated Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such registration rights agreement, and any amendments thereto, if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and (y) such requirements shall be deemed satisfied with respect to the fiscal quarter ending June 30, 2006 by (1) filing a report on Form 10-Q (or any successor or comparable form), (2) filing such registration statement and/or amendments thereto or (3) making available such information on the Company’s website, in addition to providing such information to the Trustee and the holders (it being understood, that the Company shall not be required to include in such information any consolidating information, whether in summary form or otherwise, with respect to the Subsidiaries of the Company), in each case within 75 days following the end of such fiscal quarter.

In the event that any direct or indirect parent of the Company is or becomes a Senior Subordinated Note Guarantor of the Senior Subordinated Notes, the Senior Subordinated Note Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Senior Subordinated Note Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Future Senior Subordinated Note Guarantors. The Senior Subordinated Note Indenture will provide that the Company will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is Finance Co. or a Receivables Subsidiary) that

(a) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries, or

(b) incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Senior Subordinated Note Guarantee shall be released in accordance with the provisions of the Senior Subordinated Note Indenture described under “—Senior Subordinated Note Guarantees.”

Limitation on Business Activities of Finance Co. The Senior Subordinated Note Indenture will provide that Finance Co. will not own any material assets or other property, other than Indebtedness or other obligations owing to Finance Co. by the Company and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. Finance Co. will not Incur any material liabilities or obligations other than its obligations pursuant to the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Second Lien Notes, the Second Lien Note Documents, the Credit Agreement and other Indebtedness permitted to be Incurred by Finance Co. as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant. Finance Co. shall be a Wholly Owned Subsidiary of the Company at all times.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company

The Senior Subordinated Note Indenture will provide that the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale,

assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called a “Successor Company”);

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Senior Subordinated Note Indenture and the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Company (including any Successor Company thereto) or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Company (including any Successor Company thereto) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Company (including any Successor Company thereto) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Senior Subordinated Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Subordinated Note Guarantee shall apply to such Person’s obligations under the Senior Subordinated Note Indenture and the Senior Subordinated Notes; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Senior Subordinated Note Indenture.

A Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, and in such event the Company will automatically be released and discharged from its obligations under the Senior Subordinated Note Indenture and the Senior Subordinated Notes.

Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating such Issuer in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Finance Co.

The Senior Subordinated Note Indenture will provide that Finance Co. may not, directly or indirectly, consolidate, amalgamate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1) Finance Co. is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Finance Co.) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Finance Co. or such Person, as the case may be, being herein called a “Successor Co-Issuer”);

(2) the Successor Co-Issuer (if other than Finance Co.) expressly assumes all the obligations of Finance Co. under the Senior Subordinated Note Indenture and the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(4) the Successor Co-Issuer (if other than Finance Co.) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

The Guarantors

The Senior Subordinated Note Indenture will further provide that subject to certain limitations in the Senior Subordinated Note Indenture governing release of a Senior Subordinated Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Company that is a Senior Subordinated Note Guarantor, each Senior Subordinated Note Guarantor will not, and the Company will not permit any Senior Subordinated Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Senior Subordinated Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) either (a) such Senior Subordinated Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Senior Subordinated Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Senior Subordinated Note Guarantor or such Person, as the case may be, being herein called the “Successor Senior Subordinated Note Guarantor”) and the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) expressly assumes all the obligations of such Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture and such Senior Subordinated Note Guarantors’ Senior Subordinated Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

Subject to certain limitations described in the Senior Subordinated Note Indenture, the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) will succeed to, and be substituted for, such Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture and such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, and such Senior Subordinated Note Guarantor will automatically be released and discharged from its obligations under the Senior Subordinated Note Indenture and such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee. Notwithstanding the foregoing, (1) a Senior Subordinated Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Senior Subordinated Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company so long as the amount of Indebtedness of the Senior Subordinated Note Guarantor is not increased thereby and (2) a Senior Subordinated Note Guarantor may merge, amalgamate or consolidate with another Senior Subordinated Note Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Senior Subordinated Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to any Restricted Subsidiary of the Company that is neither Finance Co. nor a Senior Subordinated Note Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Company, Finance Co. and the Senior Subordinated Note Guarantors as shown on the most recent available balance sheet of the Company and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default will be defined in the Senior Subordinated Note Indenture as:

(1) a default in any payment of interest (including any additional interest) on any Senior Subordinated Note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Senior Subordinated Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “—Ranking” above,

(3) the failure by the Company or any of its Restricted Subsidiaries to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Senior Subordinated Notes or the Senior Subordinated Note Indenture,

(5) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary of the Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(8) any Senior Subordinated Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor denies or disaffirms its obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Senior Subordinated Notes notify the Issuers of the default and the Company does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Senior Subordinated Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable; provided, however, that so long as any Bank Indebtedness or Second Lien Notes remain outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuers, the Representative under the Credit Agreement and the trustee under the Second Lien Notes Indenture (as defined under “Description of Second Priority Senior Secured Exchange Notes”) and (2) the day on which any Bank Indebtedness or Indebtedness represented by the Second Lien Notes is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Senior Subordinated Notes may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Subordinated Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Subordinated Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Subordinated Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Senior Subordinated Note Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of Senior Subordinated Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note, the Trustee may withhold notice if and so long as a committee of its Trust

Officers in good faith determines that withholding notice is in the interests of the Senior Subordinated Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Senior Subordinated Note Indenture may be amended with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each holder of an outstanding Senior Subordinated Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Senior Subordinated Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Subordinated Note,

(4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under “—Optional Redemption” above,

(5) make any Senior Subordinated Note payable in money other than that stated in such Senior Subordinated Note,

(6) make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Subordinated Notes;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Subordinated Notes,

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9) modify any Senior Subordinated Note Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuers and Trustee may amend the Senior Subordinated Note Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company or Successor Co-Issuer of the obligations of an Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture and its Senior Subordinated Note Guarantee, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code), to add a Senior Subordinated Note Guarantee with respect to the Senior Subordinated Notes, to secure the Senior Subordinated Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA to effect any provision of the Senior Subordinated Note Indenture or to make certain changes to the Senior Subordinated Note Indenture to provide for the issuance of additional Senior Subordinated Notes.

The consent of the Senior Subordinated Noteholders is not necessary under the Senior Subordinated Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Senior Subordinated Note Indenture becomes effective, the Issuers are required to mail to the respective Senior Subordinated Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Senior Subordinated Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuers under the Senior Subordinated Notes, the Senior Subordinated Note Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A Senior Subordinated Noteholder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Note Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Senior Subordinated Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Senior Subordinated Noteholder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Issuers are not required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the registered holder of a Senior Subordinated Note will be treated as the owner of such Senior Subordinated Note for all purposes.

Satisfaction and Discharge

The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Senior Subordinated Notes, as expressly provided for in the Senior Subordinated Note Indenture) as to all outstanding Senior Subordinated Notes when:

(1) either (a) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Senior Subordinated Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Subordinated Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers and/or the Senior Subordinated Note Guarantors have paid all other sums payable under the Senior Subordinated Note Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Senior Subordinated Note Indenture relating to the satisfaction and discharge of the Senior Subordinated Note Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its Senior Subordinated Note Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” or because of the failure of the Company to comply with “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel from counsel of recognized standing in respect of U.S. federal tax matters to the effect that holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Senior Subordinated Note Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Senior Subordinated Notes.

Governing Law

The Senior Subordinated Note Indenture will provide that it and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The senior subordinated exchange notes will be issued in the form of one or more fully registered notes in global form (“Global Notes”). Ownership of beneficial interests in a Global Note will be limited to persons (“participants”) who have accounts with The Depository Trust Company (“DTC”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture and the senior subordinated exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, FinanceCo., the Note Guarantors or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will exchange distribute to its participants.

We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. one of the Company, FinanceCo., the Note Guarantors or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Senior Subordinated Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated Senior Subordinated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Senior Subordinated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of certain assets and equity interests in certain entities, in each case related to the catalog and magazine paper business of the Seller, pursuant to the Agreement of Purchase and Sale.

“Acquisition Documents” means the Agreement of Purchase and Sale and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization income and expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Company and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date; plus

(6) non-operating expenses (minus non-operating income);

less, without duplication,

(7) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement of Purchase and Sale” means the agreement of purchase and sale, dated as of June 4, 2006, by and among International Paper Company, a New York corporation, Verso Investments LP, a Delaware limited partnership, and Verso Paper LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time.

“Applicable Premium” means, with respect to any Senior Subordinated Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Senior Subordinated Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Subordinated Note, at August 1, 2011 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Subordinated Note through August 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Subordinated Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be evidenced by an Officers’ Certificate, and (2) $20.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;

(g) foreclosure on assets of the Company or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, any expenses constituting transition expenses attributable to the Company becoming an independent operating company in connection with the Transactions, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Senior Subordinated Note Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than Finance Co. or any Senior Subordinated Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of any Issuer or any Senior Subordinated Note Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of such Issuer or such Senior Subordinated Note Guarantor after the Issue Date; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment,

(2)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Senior Subordinated Note Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Subordinated Notes, and

(3)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the

Company, the financial institutions named therein, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Designated Senior Indebtedness” means, with respect to an Issuer or a Senior Subordinated Note Guarantor:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Issuer or such Senior Subordinated Note Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Issuer or such Senior Subordinated Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Senior Subordinated Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Senior Subordinated Notes (including the purchase of any Senior Subordinated Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Senior Subordinated Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical and Pro Forma Financial Data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period (including, without limitation, the adjustment set forth therein concerning the termination of unfavorable gas pricing arrangements with respect to any four quarter period that includes the first fiscal quarter of 2006).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Senior Subordinated Note Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“holder” or “noteholder” means the Person in whose name a Senior Subordinated Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Senior Subordinated Note Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Senior Subordinated Note Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Senior Subordinated Note Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Senior Subordinated Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or managers or whose nomination for election by the equityholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) or any Tax Distributions resulting therefrom, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Subordinated Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Subordinated Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Senior Subordinated Note Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to any Issuer, the Senior Subordinated Notes and any Indebtedness which ranks pari passu in right of payment to the Senior Subordinated Notes; and

(2) with respect to any Senior Subordinated Note Guarantor, its Senior Subordinated Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made (or is not required to be made) in accordance with the requirements of the Senior Subordinated Note Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

(6) advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Senior Subordinated Note Guarantors”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $20.0 million at any one time; and

(19) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of any Issuer or any Senior Subordinated Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of such Issuer or such Senior Subordinated Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of such Issuer or such Senior Subordinated Note Guarantor, as applicable, at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness of such Issuer or such Senior Subordinated Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of such Issuer or such Senior Subordinated Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, Liens arising out of timber cutting, hauling or sales contracts, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens securing Senior Indebtedness, and Liens on assets of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor securing Indebtedness of such Restricted Subsidiary, in each case permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (b)(ii), (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of such clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary);

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary of the Company acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Senior Subordinated Note Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Senior Subordinated Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Senior Subordinated Note Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business; and

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Second Lien Notes or any Refinancing Indebtedness with respect to the Second Lien Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Subordinated Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Senior Subordinated Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Second Lien Notes” means the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and the Second Priority Senior Secured Floating Rate Notes due 2014 of the Issuers.

“Second Lien Note Documents” means the collective reference to the Second Lien Notes (and any exchange Second Lien Notes), the Second Priority Senior Secured Note Indenture (as defined under “Description of Second Priority Senior Secured Exchange Notes”) and all collateral, pledge and security agreements in respect thereof.

“Seller” means International Paper Company, a New York corporation.

“Senior Subordinated Note Guarantee” means any guarantee of the obligations of the Issuers under the Senior Subordinated Note Indenture and the Senior Subordinated Notes by any Person in accordance with the provisions of the Senior Subordinated Note Indenture.

“Senior Subordinated Note Guarantor” means any Person that Incurs a Senior Subordinated Note Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Note Guarantee in accordance with the Senior Subordinated Note Indenture, such Person ceases to be a Senior Subordinated Note Guarantor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”), (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Company and (iii) any other Affiliate of Apollo Management, L.P. that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company”.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Senior Subordinated Notes, and (b) with respect to any Senior Subordinated Note Guarantor, any Indebtedness of such Senior Subordinated Note Guarantor which is by its terms subordinated in right of payment to its Senior Subordinated Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Senior Subordinated Note Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Transactions” means the Acquisition and the transactions related thereto, the offering of Senior Subordinated Notes and Second Lien Notes being offered hereby and borrowings made pursuant to the Credit Agreement on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 1, 2011; provided, however, that if the period from such redemption date to August 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Senior Subordinated Note Indenture.

“Trustee” means the party named as such in the Senior Subordinated Note Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your outstanding notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. In addition, this summary does not discuss every aspect of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging or conversion transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the outstanding notes for the exchange notes in the exchange offer should not be treated as an “exchange” for federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes should not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes should have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until                     , 2007, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon us by Latham & Watkins LLP, New York, New York.

EXPERTS

The combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company as of December 31, 2005, and for each of the two years in the period ended December 31, 2005 and for the seven months ended July 31, 2006, and the consolidated financial statements of Verso Paper Holdings LLC as of December 31, 2006, and for the five months ended December 31, 2006, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement, which report (1) expresses an unqualified opinion on the combined financial statements of the Coated and Supercalendered Papers Division of International Paper Company and which includes an explanatory paragraph referring to the preparation of the combined financial statements from the separate records maintained by the Coated and Supercalendered Papers Division of International Paper Company and International Paper Company and that the combined financial statements may not be indicative of the conditions that would have existed or the results of operations if the Coated and Supercalendered Papers Division of International Paper Company had operated as an unaffiliated entity, and (2) expresses an unqualified opinion on the consolidated financial statements of Verso Paper Holdings LLC and which includes explanatory paragraphs relating to Verso Paper Holdings LLC’s change to adopt Statement of Financial Accounting Standard No. 158 and to the acquisition of the Predecessor business, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

I NDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Verso Paper Holdings LLC

Memphis, Tennessee

We have audited the accompanying consolidated balance sheet of Verso Paper Holdings LLC (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, as of December 31, 2006 (Successor Company balance sheet), and the related consolidated statements of operations, changes in members’ equity, and cash flows for the five months ended December 31, 2006 (Successor Company operations). We have also audited the accompanying combined balance sheet of Coated & Supercalendered Papers Division of International Paper Company (the “Predecessor”) as of December 31, 2005 (Predecessor balance sheet), and the related combined statements of operations and cash flows for the seven months ended July 31, 2006, and the years ended December 31, 2005 and 2004 (Predecessor operations). Our audits also included the financial statement schedule listed in the index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the five months ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor combined financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of its operations and its cash flows for the seven months ended July 31, 2006, and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule listed in Item 21, when considered in relation to the basic consolidated financial statements as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the Successor Company consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006.

As discussed in Note 3 to the Successor Company financial statements, on August 1, 2006, the Company acquired the Predecessor.

As discussed in Note 1 to the Predecessor combined financial statements, the accompanying Predecessor combined financial statements have been prepared from the separate records maintained by the Predecessor and International Paper Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate-office items applicable to International Paper Company as a whole.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 26, 2007

VERSO PAPER HOLDINGS LLC (SUCCESSOR) AND COATED &

SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL PAPER (PREDECESSOR)

CONSOLIDATED AND COMBINED BALANCE SHEETS

	Predecessor Combined December 31, 2005	Successor Consolidated December 31, 2006
	(In thousands of U.S. dollars)
ASSETS
Current Assets
Cash	$46	$112,448
Accounts receivable—net	117,560	113,489
Accounts receivable from International Paper Company—net	—	8,217
Inventories	112,349	140,503
Prepaid expenses and other assets	2,511	5,880

Total current assets	232,466	380,537
Property, Plant & Equipment—Net	1,287,042	1,212,002
Intangibles & Other Assets—Net	14,565	89,304
Goodwill	—	10,551

TOTAL ASSETS	$1,534,073	$1,692,394

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$90,424	$117,103
Accounts payable to International Paper Company	$4,173	$29,273
Accrued liabilities	54,206	80,200
Current maturities of long-term debt	1,100	2,850

Total current liabilities	149,903	229,426
Long-Term Debt	300,119	1,156,438
Other Liabilities	44,063	26,817

Total Liabilities	494,085	1,412,681
Members’ Equity	—	279,713
Divisional Control Account	1,039,988	—

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,534,073	$1,692,394

See notes to Successor’s consolidated financial statements and Predecessor’s combined financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR) AND COATED &

SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL PAPER (PREDECESSOR)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Predecessor Combined			Successor Consolidated Five Months Ended December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	Seven Months Ended July 31, 2006
	(In thousands of U.S. dollars)
NET SALES (Including related-party net sales of $198,907 and $167,933 for the years ended December 31, 2004 and 2005, respectively, and $83,797 and $71,541, for the seven months ended July 31, 2006, and for the five months ended December 31, 2006, respectively)	$1,463,357	$1,603,846	$904,417	$706,833

COSTS AND EXPENSES:
Cost of products sold—exclusive of depreciation and amortization (including related-party purchases of $219,215 and $198,234 for the years ended December 31, 2004 and 2005, respectively and $119,471 and $1,598 for the seven months ended July 31, 2006 and five months ended December 31, 2006, respectively)	1,272,449	1,338,256	771,575	589,283
Depreciation and amortization	130,497	129,355	72,674	48,317
Selling, general, and administrative expenses (including costs allocated from IPCO of $36,539 and $35,707 for the years ended December 31, 2004 and 2005, respectively and $25,481 for the seven months ended July 31, 2006)	65,347	65,569	34,348	13,996
Restructuring and other charges (including related-party charges of $6,100 for the five months ended December 31, 2006)	657	10,419	(322)	10,126

OPERATING INCOME (LOSS)	(5,593)	60,247	26,142	45,111

Interest income	(275)	(39)	(23)	(1,798)
Interest expense	15,955	14,823	8,414	48,741

INCOME (LOSS) BEFORE INCOME TAXES	(21,273)	45,463	17,751	(1,832)

INCOME TAX EXPENSE (BENEFIT)	(8,190)	17,913	6,994	—

NET INCOME (LOSS)	$(13,083)	$27,550	$10,757	$(1,832)

See notes to Successor’s consolidated financial statements and Predecessor’s combined financial statements.

VERSO PAPER HOLDINGS LLC

FOR THE PERIOD AUGUST 1, 2006 (DATE OF ACQUISITION) TO DECEMBER 31, 2006

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

	Paid-in-Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Members’ Equity
	(In thousands of U.S. dollars)
August 1, 2006—Date of acquisition:
Capital Contributions	$288,889			$288,889
Net income and comprehensive income		$(1,832)		(1,832)
Equity Award Expense	397			397
Adjustment to initially apply FASB No. 158	—	—	$(7,741)	(7,741)

December 31, 2006—End of Period	$289,286	$(1,832)	$(7,741)	$279,713

See notes to Successor’s consolidated financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR) AND COATED &

SUPERCALENDERED PAPERS DIVISION OF INTERNATIONAL PAPER COMPANY (PREDECESSOR)

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Predecessor Combined			Successor Consolidated Five Months Ended December 31, 2006
	Year Ended December 31, 2004	Year Ended December 31, 2005	Seven Months Ended July 31, 2006
	(In thousands of U.S. dollars)
Cash Flows From Operating Activities:
Net Income (Loss)	$(13,083)	$27,550	$10,757	$(1,832)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	130,497	129,355	72,674	48,048
Amortization	—	—	—	2,533
Loss on disposal of fixed assets	5,703	6,043	1,262	71
Other—net	3,556	1,696	686	—
Changes in assets and liabilities:
Accounts receivable	(7,198)	(30,502)	23,253	(32,302)
Inventories	3,378	432	(55,256)	5,438
Prepaid expenses and other assets	(589)	604	(6,396)	(11,412)
Accounts payable	13,779	(4,162)	(8,690)	64,736
Accrued liabilities	(12,299)	(14,249)	983	53,505

Net cash provided by operating activities	123,744	116,767	39,273	128,785

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	243	117	32	—
Cash paid for acquisition	—	—	—	(1,364,221)
Capital expenditures	(111,740)	(53,096)	(27,655)	(27,533)

Net cash used in investing activities	(111,497)	(52,979)	(27,623)	(1,391,754)

Cash Flows From Financing Activities:
Repayments of debt	(173,187)	(963)	(18,754)	(25,713)
Proceeds from debt issuance	172,500	—	—	1,185,000
Equity contributions (distributions)	(8,668)	(62,816)	7,105	260,286
Debt issue costs				(44,157)
Other	(2,887)	—	—	—

Net cash provided by (used in) financing activities	(12,242)	(63,779)	(11,649)	1,375,416

Change In Cash	5	9	1	112,447
Cash:
Beginning of period	32	37	46	1

End of period	$37	$46	$47	$112,448

Supplemental Schedule Of Non-Cash Financing Activities:
Non-cash equity investment				$29,000

See notes to Successor’s consolidated financial statements and Predecessor’s combined financial statements.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of our Business—Verso Paper Holdings LLC (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, operates in three operating segments: Coated & supercalendared papers, Hardwood market pulp, and Other, consisting of specialty industrial paper. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. The Company includes mills and related woodyards in Bucksport and Jay, Maine; Quinnesec, Michigan; and Sartell, Minnesota. The Company also includes investments in two energy producing assets located at the Bucksport and Jay, Maine, facilities.

Basis of Presentation—The Company acquired the net assets of Coated and Supercalendered Papers Division of International Paper Company as of August 1, 2006. See Note 3. As a result of the Company’s 90% ownership interest, the Company pushed down its basis to the underlying assets and liabilities acquired based on the estimated fair values. The consolidated financial statements include the accounts of Verso Paper Holdings LLC and its wholly-owned, controlled majority-owned and financially controlled subsidiaries. Verso Paper Inc. is a wholly-owned subsidiary with no separate operations. All intercompany balances and transactions are eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition—Sales are net of rebates, allowances and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs—Shipping and handling costs, such as freight to customer destinations, are included in cost of products sold in the accompanying consolidated statement of operations. These costs, when included in the sales price charged for the Company’s products, are recognized in net sales.

Planned Maintenance Costs—Maintenance costs for major planned maintenance shutdowns in excess of $0.5 million are deferred over the period in which the maintenance shutdowns occur and expensed ratably over the period until the next major planned shutdown, since the Company believes that operations benefit throughout that period from the maintenance work performed. Other maintenance costs are expensed as incurred.

Cash and Cash Equivalents—Cash includes highly liquid investments with a maturity of three months or less at the date of purchase.

Fair Value of Financial Instruments—Due to the short maturities of the Company’s receivables and payables, the carrying values of these financial instruments approximate their fair values. The fair value of debt was approximately $1.2 billion at December 31, 2006.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Concentrations of Credit Risk—Financial instruments, which consist primarily of trade accounts receivable, expose the Company to concentrations of credit risk. The Company continually monitors the creditworthiness of its customers to whom credit is granted in the normal course of business. Trade accounts receivable balances for net sales to unaffiliated customers were approximately $115.2 million at December 31, 2006.

The Company establishes its allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. The allowance for doubtful accounts was approximately $1.9 million at December 31, 2006. Bad debt expense was $0.1 million for the five month period ended December 31, 2006.

Inventories and Replacement Parts and Other Supplies—Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Inventories and Other assets in the consolidated balance sheet (see Notes 4 and 6).

Plant, Property, and Equipment—Plant, property, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Interest cost of $0.2 million was capitalized in the five month period ended December 31, 2006.

Depreciation and amortization are computed using the straight-line method for all assets over the assets’ estimated useful lives. Estimated useful lives are as follows:

Years
Building	20 – 40
Machinery and equipment	10 – 20
Furniture and office equipment	3 – 10
Computer hardware	3 – 6
Leasehold improvements	Over the terms of the leases or the useful life of the improvements.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Deferred Financing Costs—The company capitalizes costs incurred in connection with borrowings or establishment of credit facilities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or life of the credit facility using the effective interest method. In the case of early debt principal repayments, the Company adjusts the value of the corresponding deferred financing costs with a charge to other expense, and similarly adjusts the future amortization expense.

Goodwill and Intangible Assets—The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Intangible assets primarily consist of trademarks, customer-related intangible assets and patents obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not amortized. Customer-related intangible assets are amortized over their estimated useful lives of approximately twenty-five years. Patents are amortized over their remaining legal lives of ten years.

The impairment evaluation of the carrying amount of goodwill and other intangible assets with indefinite lives is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. Goodwill is evaluated at the reporting unit level. Goodwill has been allocated to the “Coated” segment. The evaluation for long-lived assets is performed by comparing the carrying amount of these assets to their estimated undiscounted future cash flow. If impairment is indicated, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

Environmental Costs and Obligations—Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

Equity Compensation—The Company accounts for equity awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) Share-Based Payment. SFAS No. 123(R) requires that all equity awards to employees be expensed over the period of the award. The Company applies the Black-Scholes method of valuation to determine share-based compensation expense.

Asset Retirement Obligations—In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. The Company’s asset retirement obligations under this standard relate to closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure, or possible new federal or state regulations affecting the closure.

The Company had approximately $0.7 million of restricted cash related to an asset retirement obligation in the state of Michigan that is reflected in Other assets in the accompanying balance sheet. This cash deposit is required by the state and may only be used for the future closure of a landfill.

The following table presents an analysis of activity, since August 1, 2006, related to asset retirement obligations (in thousands of U.S. dollars):

Five Months Ended December 31, 2006
Asset retirement obligations, August 1	$12,357
New liabilities	—
Accretion expense	258
Liabilities settled	(760)

Asset retirement obligations, December 31	$11,855

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

This liability is included in Other liabilities in the accompanying consolidated balance sheet.

Income Taxes—The Company is a limited liability corporation and is not subject to federal income taxes. The Company accounts for its state income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Postretirement Benefits—Pension plans cover substantially all of the Company’s employees. The defined benefit plan is funded in conformity with the funding requirements of applicable government regulations. Prior service costs are amortized on a straight-line basis over the estimated remaining service periods of employees. Certain employees are covered by defined contribution plans. The Company’s contributions to these plans are based on a percentage of employees’ compensation or employees’ contributions. These plans are funded on a current basis.

The company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of December 31, 2006. The measurement date is December 31, 2006.

2. RECENT ACCOUNTING DEVELOPMENTS

Sales, Use and Excise Taxes—In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force in Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross Versus Net Presentation).” Issue No. 06-3 requires disclosure of an entity’s accounting policy regarding the presentation of taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, including sales, use, value added and some excise taxes. The Company presents such taxes on a net basis (excluded from revenues and costs). The adoption of Issue No. 06-3, which is effective for annual reporting periods beginning after December 15, 2006, will have no impact to the consolidated financial statements.

Accounting for Uncertainty in Income Taxes—In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not evaluated the provisions of FIN 48 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

Accounting for Planned Major Maintenance Activities—September 2006, the FASB issued FASB Staff Position (FSP) AUG AIR-1, “Accounting for Planned Major Maintenance Activities.” This FSP eliminates the accrue-in-advance method of accounting for planned major maintenance activities from the AICPA Audit and Accounting Guide, Audits of Airlines. This method of accounting for planned major maintenance activities was eliminated due to the FASB’s belief that the resultant liability does not meet the definition of a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. As a result of the elimination of the accrue-in-advance method, the Airline Guide, which provides guidance for all industries who conduct planned major maintenance activities, permits the use of one of the following three remaining methods: (1) direct

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

expensing, (2) built-in overhaul, and (3) deferral. This FSP is effective for fiscal year beginning after December 15, 2006, with early adoption permitted so long as it is as of the beginning of the entity’s fiscal year. The Company adopted the FSP at its inception by electing the deferral method.

Fair Value Measurements—In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 does not address “what” to measure at fair value; instead, it addresses “how” to measure fair value. SFAS No. 157 applies (with limited exceptions) to existing standards that require assets and liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not evaluated the provisions of SFAS No. 157 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

Fair Value Option for Financial Assets and Financial Liabilities—In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 which permits an entity to measure certain financial assets and financial liabilities at fair value. The Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. The Company has not evaluated the provisions of SFAS No. 159 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

3. ACQUISITION

On August 1, 2006, Verso Paper Holdings LLC acquired the Coated & Supercalendered Papers Division of International Paper Company (“C&SC Papers”, “Division”, or the “Predecessor”), a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. The purchase price for C&SC Papers as of the acquisition date was $1.4 billion. The purchase price was paid partially in cash and partially through a 10% limited partnership interest in Verso Paper Investment, LP., Verso Paper’s indirect parent company.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

The Company has allocated the purchase price to the C&SC Papers’ assets acquired and liabilities assumed at estimated fair values adjusted for the 10% carryover basis of the assets as of the acquisition date. The excess of the purchase price over the fair value of the net assets acquired has been reflected as goodwill. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of our tangible and intangible assets acquired and liabilities assumed as of the date of the Acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at August 1, 2006 (date of acquisition) (in thousands of U.S. dollars):

Current assets		$237,072
Plant, property, and equipment		1,232,587
Intangible assets		35,912
Goodwill		10,551
Other Assets		4,511

Total assets acquired		1,520,633

Current liabilities		110,255
Long-term debt		17,157

Total liabilities assumed		127,412

Net assets acquired		$1,393,221

Identifiable Intangible Assets	Life	Amount
Non-amortizable
Trademarks	Indefinite	$21,473

Amortizable
Customer relationships	25 years	13,291
Patents	10 years	1,148

Total Intangible Assets		$35,912

The acquisition agreement contains various representations, warranties and covenants customary to transactions of this type.

4. INVENTORIES

Inventories by major category as of December 31, 2006 include the following (in thousands of U.S. dollars):

Raw materials	$22,147
Woodyard logs	5,026
Work-in-process	19,012
Finished goods	63,894
Replacement parts and other supplies	30,424

Inventories	$140,503

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

5. PLANT, PROPERTY, AND EQUIPMENT

Plant, property, and equipment as of December 31, 2006, is as follows (in thousands of U.S. dollars):

Land and land improvements	$26,093
Building and leasehold improvements	167,753
Machinery and equipment	1,047,997
Construction-in-progress	17,689

1,259,532
Less accumulated depreciation	(47,530)

Plant, property, and equipment	$1,212,002

Depreciation expense was $48.0 million for the five months ended December 31, 2006.

6. INTANGIBLES & OTHER ASSETS

Intangibles and other assets as of December 31, 2006 consist of the following (in thousands of U.S. dollars):

Amortizable intangible assets:
Customer relationships—net of accumulated amortization of $0.2	$13,070
Patents—net of accumulated amortization of $0.05	1,100

Total amortizable intangible assets	14,170

Unamortizable intangible assets:
Trademarks	21,473

Other assets:
Financing costs—net of accumulated amortization of $2.3	41,893
Deferred major repair	6,008
Replacement parts—net	1,729
Other	4,031

Total other assets	53,661

Intangibles and other assets	$89,304

Estimated annual amortization expense of intangibles for the following five years is $0.6 million.

7. ACCRUED LIABILITIES

A summary of accrued liabilities as of December 31, 2006 is as follows (in thousands of U.S. dollars):

Payroll and employee benefit costs	$31,723
Accrued interest	31,770
Accrued sales rebates	8,520
Accrued taxes—other than income	6,568
Freight and other	1,619

Accrued liabilities	$80,200

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

8. LONG-TERM DEBT

A summary of long-term debt as of December 31, 2006 is as follows (in thousands of U.S. dollars):

Description	Maturity	Rate	Amount
First Priority—Term Loan B	8/1/2013	Libor + 1.75%	$259,288
Senior Secured Notes—Fixed	8/1/2014	9.13%	350,000
Senior Secured Notes—Floating	8/1/2014	Libor + 3.75%	250,000
Senior Subordinated Notes	8/1/2016	11.38%	300,000

			1,159,288

Less current maturities			(2,850)

Long-term debt			$1,156,438

The Company and Verso Paper Inc., a wholly-owned finance subsidiary (“co-issuer”), entered into Senior Secured Credit Facilities on August 1, 2006, which consist of:

•	a $285 million term loan facility, with a maturity of seven years, which was fully drawn on August 1, 2006 and the interest rate at December 31, 2006 was 7.1%;

•	a $200 million revolving credit facility with a maturity of six years. No amounts were outstanding at December 31, 2006. Letters of credit of $35.3 million were issued as of December 31, 2006.

The obligations under the senior secured credit facilities are unconditionally guaranteed by Verso Paper Finance Holdings LLC, our holding company parent and, subject to certain exception, each of our direct and indirect domestic subsidiaries. The Senior Secured Credit Facilities are secured by first priority pledges of all the equity interests owned by us in our subsidiaries. The Senior Secured Credit Facilities are also secured by first priority interests in, and mortgages on, substantially all tangible and intangible assets and each of our direct and indirect subsidiaries.

In addition, on August 1, 2006, the co-issuers completed an offering of $350 million 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, $250 million Second Priority Senior Secured Floating Rate Notes due 2014, and $300 million 11 3/8% Senior Subordinated Notes due 2016. The proceeds of the offerings were used to finance the Acquisition and to pay related fees and expenses. The Second Priority Senior Secured Notes have the benefit of second-priority security interest in the collateral. The fixed rate portion of these notes pay interest semi-annually and the variable portion pays interest quarterly. The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and pay interest semi-annually. The interest rate on the floating rate note was 9.1% at December 31, 2006. Each of our domestic subsidiaries, other than Verso Paper Inc., jointly and severally guarantee the Second Priority Senior Secured Notes and Senior Subordinated Notes. All subsidiaries other than the subsidiary guarantors are minor. See Note 17.

The Senior Secured Credit Facilities contain various restrictive covenants. They prohibit us from prepaying other indebtedness and require us to maintain a maximum consolidated first lien leverage ratio. In addition, the Senior Secured Credit Facilities, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. The indentures governing the Second Priority Senior Secured Notes and the Senior Subordinated Notes limit our ability to, among other things, to (i) incur additional indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem our stock; (iii) make investments; (iv) sell

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting our subsidiaries’ ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vii) enter into transactions with our affiliates; and (viii) incur liens. As of December 31, 2006, the Company was in compliance with all covenants.

The payments required under the long-term debt listed above during the years following December 31, 2006 are set forth below:

2007	$2,850
2008	2,850
2009	2,850
2010	2,850
2011	2,850
Thereafter	1,145,038

Long-term Debt	$1,159,288

Interest expense was approximately $46.7 million and $14.8 million interest was paid during the five month period ended December 31, 2006. In conjunction with the Acquisition, Verso Paper assumed none of the historical debt of the Predecessor.

Amortization of debt issuance costs was approximately $2.3 million for the five month period ended December 31, 2006 and is included in interest expense in the accompanying consolidated statement of operations.

9. OTHER LIABILITIES

Other liabilities as of December 31, 2006, consist of the following (in thousands of U.S. dollars):

Asset retirement obligations	$11,855
Pension benefit obligation	10,299
Other, primarily environmental obligations	4,663

Other liabilities	$26,817

10. RETIREMENT PLANS

DEFINED BENEFIT PLAN

The Company maintains a defined benefit pension plan that provides retirement benefits to hourly employees in Androscoggin, Bucksport and Sartell hired prior to July 1, 2004. These employees generally are eligible to participate in the plan upon completion of one year of service and attainment of age 21. Employees hired after June 30, 2004, who are not eligible for this pension plan receive an additional company contribution to their savings plan (see “Other Plan”). The plan provides defined benefits based on years of credited services and the employees’ final hourly job rates or specified benefit rates.

The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). The Company currently estimates a contribution of $2.6 million in 2007.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Net Periodic Pension Expense

Service cost is the actuarial present value of benefits attributed by the plan’s benefit formula to services rendered by employees during the year. Interest cost represents the increase in the projected benefit obligation, which is a discounted amount, due to passage of time.

The following table summarizes the net periodic expense for August 1, 2006—December 1, 2006 (in thousands of U.S. dollars):

Service cost	$2,090
Interest cost	$193
Amortization of prior service cost	327

Net periodic pension expense	$2,610

The following table summarizes the obligations and funded status at December 31, 2006 (in thousands of U.S. dollars):

Benefit obligation at inception, August 1	$0
Service cost	2,090
Interest cost	193
Prior service liability	8,068

Benefit obligation at December 31	$10,351

Funded status	$(10,351)

Amounts recognized in the balance sheet:
Current liability	$52
Non-current liability	10,299

Prior service cost of $7.7 million is included in accumulated other comprehensive income at December 31, 2006 in accordance with SFAS No. 158.

The accumulated benefit obligation at December 31, 2006 is $10.4 million.

Verso Paper evaluates its actuarial assumptions annually as of December 31 (the measurement date) and considers changes in these long-term factors based upon market conditions and the requirements of SFAS No. 87, “Employers’ Accounting for Pension.” These assumptions are used to calculate benefit obligations as of December 31 of the current year, and pension expense to be recorded for the following year. The estimated prior service cost that will be amortized from accumulated other comprehensive income into net periodic pension expense for the next year is $0.8 million.

Weighted average assumptions used to determine benefit obligations as of December 31, 2006 were as follows:

Discount rate	5.75%
Rate of compensation increase	N/A

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

The following table summarizes the future pension benefit payments at December 31, 2006 (in thousands of U.S. dollars):

2007	$52
2008	134
2009	262
2010	440
2011	672
2012-2016	7,800

DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan to provide salaried and Quinnesec hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement.

As determined by the provisions of the plan, the Company contributes annually a percentage of earnings. The percentage is based on age and years of credited service for employees hired prior to July 1, 2004 and a fixed percentage of earnings to employees hired after June 30, 2004. Expense under this plan for the five month period ended December 31, 2006 was approximately $2.3 million. The Company currently estimates a contribution of $2.3 million in 2007.

OTHER PLAN

The Company sponsors a 401K plan to provide salaried and hourly employees an opportunity to accumulate personal funds and to provide additional benefits for retirement. Contributions may be made on a before-tax basis to the plan.

As determined by the provisions of the plan, the Company matches the employees’ basic voluntary contributions. Such contributions to the plans totaled approximately $2.3 million for the five month ended December 31, 2006.

11. MANAGEMENT EQUITY AWARDS

Certain members of management were granted the right to purchase “Class A” units of Verso Paper Management LP (a limited partner of the ultimate parent of Verso Paper Holdings, LLC). For each “Class A” unit purchased, a specified number of “Class B” and “Class C” units were granted. The Class B units vest over a 5 year period, 20% at the end of each year of service. The Class C units will vest only if certain performance targets are met. Directors were granted “Class D” units of Verso Paper Management LP and these Class D units are vested at acquisition date.

The fair value of the Class D units granted to directors and restricted Class B units granted to management was approximately $1.4 million. Equity award expense of $0.4 million was recognized in the five months ended December 31, 2006 and the remaining compensation expense will be recognized over the vesting period with the offsetting credit to Paid-in-Capital.

Assumptions applied under the Black-Scholes option pricing model are as follows: expected term of five years, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends and average risk free rate of 4.1%.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

12. BUCKSPORT ENERGY ASSET INVESTMENT

The Company has a joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 by the two parties and is located in Bucksport, Maine. The plant supports the Bucksport paper mill. The mill owns 28% of the steam and electricity produced by the plant. The mill may purchase its remaining steam and electrical needs from the plant at market rates. Each owner, Verso Bucksport LLC and Bucksport Energy LLC, owns its proportional share of the assets. The Company accounts for this investment under the proportional consolidation method. Power generation and operating expenses are divided on the same basis as ownership. The Bucksport mill has cash which is restricted in its use and may be used only to fund the ongoing energy operations of this investment. Approximately $0.2 million of restricted cash is included in prepaid expenses and other assets in the accompanying consolidated balance sheet at December 31, 2006. Balances included in the accompanying consolidated balance sheet at December 31, 2006, related to this investment are as follows (in thousands of U.S. dollars):

Other receivables	$59
Other current assets	259
Total current assets	$318

Property, plant, and equipment	$10,301
Accumulated depreciation	(237)

Net property, plant, and equipment	$10,064

Current liabilities	$(103)

13. RELATED PARTY TRANSACTIONS

In conjunction with the Transaction, we entered into a Transition Service Agreement with International Paper whereby International Paper will continue to provide certain services specified in the agreement that are necessary for us to run as a stand-alone business. The charges for the five month period ended December 31, 2006 were $6.1 million.

The Company had net sales to International Paper of approximately $71.5 million for the five months ended December 31, 2006. The Company had purchases from International Paper of approximately $1.6 million for the five months ended December 31, 2006.

In 2006, fees of $2.5 million were paid to Apollo as part of the Acquisition transaction costs. For subsequent periods, Apollo and it affiliates entered into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We will pay Apollo an annual fee for its management services and advice. Also, under the management agreement, Apollo has the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such role. We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Upon completion of the Acquisition, we entered into an agreement with International Paper’s Packaging business pursuant to which we will arrange for the sale of coated groundwood paper produced from one of its paper machines at its Pine Bluff, Arkansas mill for a selling commission of 3%. This agreement will require that we sell 100% of the output of coated paper from this mill until the end of 2006 at then prevailing market price. The commission was approximately $0.9 million for the five months ended December 31, 2006.

14. RESTRUCTURING AND OTHER CHARGES

Included in restructuring and other charges are one time transaction costs for us to run as a stand-alone business. The charges for the five month period ended December 31, 2006 were $10.1 million which included $6.1 million of Transition Service Agreement costs.

15. COMMITMENT AND CONTINGENCIES

Operating Leases—The Company has entered into operating lease agreements, which expire at various dates through 2013, related to certain machinery and equipment used in its manufacturing process. Rental expense under operating leases amounted to $1.4 million for the five months ended December 31, 2006.

The following, as of December 31, 2006, represents the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year (in thousands of U.S. dollars):

2007	$3,108
2008	2,591
2009	1,921
2010	1,447
2011	1,041
Thereafter	1,332

Total	$11,440

Purchase obligations—The Company has entered into unconditional purchase obligations in the ordinary course of business for the purchase of certain raw materials, energy, and services. At December 31, 2006, total unconditional purchase obligations were $190 million, due as follows: 2007—$99 million; 2008—$19 million; 2009—$15 million; 2010—$12 million; 2011—$2 million; and thereafter—$43 million.

Verso Paper Employee Severance Plan—Under the Verso Paper Employee Severance Plan, each of our named executive officers is eligible to receive a termination allowance in the event of a termination of employment due to certain events, including the executive’s job elimination, a facility closing, the executive’s disability, or the executive’s inability to perform the requisite duties of his position despite his reasonable efforts.

The termination allowance is a lump sum amount equal to the number of years or partial years of applicable service with the company, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary and may not exceed two times the executive’s annual compensation for the year immediately preceding the year in which such termination occurs.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Contingencies—In May 2004, the press reported that United States, Canadian and European antitrust authorities were investigating possible price-fixing activity relating to the sale of publication papers. Subsequently, in December 2006, the United States Department of Justice (the “DOJ”) announced that a federal grand jury in Connecticut had indicted Stora Enso North America Corporation (“SENA”), based in Wisconsin Rapids, Wisconsin, for allegedly participating in a price-fixing conspiracy with a competitor with respect to the sale of publication papers during the period from approximately August 2002 through June 2003. The SENA indictment covers alleged price-fixing activities during a period when our business was a division of International Paper. International Paper has stated publicly that the DOJ has informed it that International Paper is not a target of the DOJ’s investigation into price fixing in the publication papers industry. In addition, International Paper has informed us that in all related civil cases filed against manufacturers of publication papers, including International Paper, the plaintiffs have voluntarily dismissed International Paper as a defendant without prejudice. Finally, as part of the Acquisition, we did not assume any liability that might arise from the alleged price-fixing activities during the period when International Paper owned our business, and International Paper agreed to indemnify us against any liability that we might incur arising from such alleged activities. Based on the foregoing, we believe that the U.S. and other antitrust investigations into possible price-fixing activity in the publication papers industry will not result in liabilities, if any, that are material to our financial condition, results of operations, or cash flows. However, if circumstances change adversely with respect to International Paper and we become involved in any related legal proceeding, there can be no assurance that International Paper will perform under its indemnity obligations, in which event we could incur liabilities that are material to our financial condition, results of operations, or cash flows.

In connection with the Acquisition, we assumed a twelve-year supply agreement with Thilmany LLC for the products produced from our paper machine No. 5 at the Androscoggin mill. This agreement requires Thilmany to pay us a variable charge for the paper purchased and a fixed charge for the availability of the No. 5 paper machine. We are responsible for the No. 5 machine’s routine maintenance and Thilmany is responsible for any capital expenditures specific to the machine. As defined in the agreement, Thilmany has the right to terminate the agreement if certain events occur.

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

16. INFORMATION BY INDUSTRY SEGMENT

The Company operates in three operating segments, Coated and supercalendered papers, Hardwood market pulp, and Other, consisting of specialty industrial paper. The Company operates in one geographic segment, the United States. The Company’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendared papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. The following table summarizes the industry segment for the period ended December 31, 2006 (in thousands of U.S. dollars):

Five Months Ended December 31, 2006
Net Sales:
Coated	$631,897
Pulp	58,405
Other	16,531

Total	$706,833

Operating Income:
Coated	$35,319
Pulp	10,475
Other	(683)

Total	$45,111

Depreciation and Amortization:
Coated	$39,894
Pulp	7,527
Other	896

Total	$48,317

Property, Plant, and Equipment:
Coated	$985,549
Pulp	211,753
Other	14,700

Total	$1,212,002

Capital Spending:
Coated	$26,243
Pulp	814
Other	476

Total	$27,533

17. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Verso Paper Holdings LLC (the “Company” or “Parent Issuer”) and Verso Paper Inc. (“Co-Issuer”) as the issuers of 9.125% Second Priority Senior Secured Fixed Rate Notes due 2014, Second Priority Senior Secured Floating Rate Notes due 2014 and 11.375% Senior Subordinated Notes due 2014 (“the Notes”). The Notes are

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

jointly and severally guaranteed on a full and unconditional basis by the Company’s 100% owned subsidiaries, except Verso Paper Inc. (“Guarantor Subsidiaries”). All subsidiaries other than the Guarantor Subsidiaries are minor. Presented on the following pages are the Company’s condensed consolidating balance sheets, statements of income and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Prior to the Acquisition, the Predecessor was operated as a Division of International Paper Company and there were no separate legal entities.

The following condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Parent Issuer and Guarantor Subsidiaries are reflected in the Intercompany Eliminations column.

Condensed Consolidating Balance Sheet

as of December 31, 2006

(In thousands)

	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
ASSETS
Current assets	$—	$—	$380,537		$380,537
Property and equipment, net	—	—	1,212,002		1,212,002
Intercompany receivable	276,934	—	0	(276,934)	0
Investment in subsidiaries	1,159,288	—	0	(1,159,288)	0
Non-current assets	41,893	—	57,962		99,855

Total assets	1,478,115	—	1,650,501	(1,436,222)	1,692,394

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities	34,620	0	194,806		229,426
Intercompany payable			276,934	(276,934)	0
Long-term debt	1,156,438	0	0		1,156,438
Other long-term liabilities	0	0	26,817		26,817
Members’ equity	287,057	0	1,151.944	(1,159,288)	279,713

Total liabilities and members’ equity	$1,478,115	$—	$1,650,501	$(1,436,222)	$1,692,394

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

Condensed Consolidating Statements of Operations

Five Months Ended December 31, 2006

(In thousands)

	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Net Sales	$—	$—	$706,833	$—	$706,833
Cost of products sold (excluding depreciation and amortization		—	589,283		589,283
Depreciation and amortization		—	48,317		48,317
Selling, general, and administrative			13,996		13,996
Restructuring and other charges		—	10,126		10,126
Interest income			(1,798)		(1,798)
Interest expense	48,741	—	—		48,741
Equity in earnings of subsidiaries	46,909	—		(46,909)	—

Income (loss) before income taxes	(1,832)	—	46,909	(46,909)	(1,832)
Income tax (benefit) expense		—	—	—	—

Net income (loss)	$(1,832)	$—	$46,909	$(46,909)	$(1,832)

Condensed Consolidating Statements of Cash Flows

Five Months Ended December 31, 2006

(In thousands)

	Parent Issuer	Subsidiary Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$(14,707)	$—	$143,492	$—	$128,785
Cash flows from investing activities:
Cash paid for acquisition	(1,364,221)				(1,364,221)
Capital expenditures			(27,533)		(27,533)

Net cash used in investing activities	(1,364,221)	—	(27,533)	—	(1,391,754)

Cash flows from financing activities:
Issuance of long-term debt under credit agreement	1,185,000				1,185,000
Equity contributions	260,286				260,286
Payments on long-term debt under credit agreement	(25,713)				(25,713)
Debt issue costs	(44,157)		—		(44,157)
Intercompany loan	3,512		(3,512)		—

Net cash provided by financing activities	1,378,928	—	(3,512)	—	1,375,416

Net change in cash and cash equivalents	—	—	112,447	—	112,447
Cash and cash equivalents:
Beginning of period			1		1

End of period	$—	$—	$112,448	$—	$112,448

VERSO PAPER HOLDINGS LLC (SUCCESSOR)

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2006 and for the Period August 1, 2006 (Date of Acquisition)

to December 31, 2006

18. SUBSEQUENT EVENT INFORMATION

In January 2007, Verso Paper Finance Holdings LLC, the parent of the Company, entered into a $250 million senior unsecured term loan facility with a maturity of six years and recorded as an intercompany loan from the parent. The proceeds of the loan were used for a distribution to equity holders and to pay related fees and expenses. The loan allows the ability to pay interest in cash and also has payment in kind provisions which allow for interest to accumulate on the outstanding principal amount.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

1. BASIS OF PRESENTATION

The accompanying combined financial statements have been prepared from the separate records maintained by the Coated & SC Papers Division and International Paper Company and include allocations of certain IPCO corporate costs and expenses. The liabilities associated with the IPCO corporate costs and expenses have not been allocated to the Division in the accompanying combined balance sheets. These costs and obligations are those of IPCO, not the Division. These liabilities primarily include workers compensation and general liability insurance reserves, payroll taxes and pension, postretirement and postemployment liabilities. In accordance with SFAS No. 57, Related Party Disclosures, related party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealing may not exist. These combined financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have resulted, had the Division been operated as an unaffiliated company.

Coated and Supercalendered Papers Division of International Paper Company (the “Predecessor” or the “Division”) operates in three operating segments: Coated & supercalendered papers, Hardwood market pulp, and Other, consisting of uncoated copy paper and specialty industrial paper. The Division’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. The Division includes mills and related woodyards in Bucksport and Jay, Maine; Quinnesec, Michigan; and Sartell, Minnesota. The Division also includes investments in two energy producing assets located at the Bucksport and Jay, Maine, facilities.

During the periods presented, the Division was under the control of International Paper Company (IPCO). The operating results and financial position of the Division were impacted by the nature of this relationship (see Note 10).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition—Sales are reported net of rebates, allowances and discounts. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for terms designated f.o.b. (free on board) shipping point. For sales transactions designated f.o.b. destination, which include export sales, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred.

Shipping and Handling Costs—Shipping and handling costs, such as freight to customer destinations, are included in cost of products sold in the accompanying combined statements of operations. These costs, when included in the sales price charged for the Division’s products, are recognized in net sales.

Annual Maintenance Costs—Annual maintenance costs for major planned maintenance shutdowns in excess of $1.0 million are expensed ratably over the year in which the maintenance shutdowns occur since the

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

Company believes that operations benefit throughout the year from the maintenance work performed. These costs, including manufacturing variances and out-of-pocket costs that are directly related to the shutdown, are fully expensed in the year of the shutdown with no amounts remaining accrued at year-end. Other maintenance costs are expensed as incurred.

Affiliate Transactions—All intradivision transactions have been eliminated (see Note 10).

Cash—Cash includes highly liquid investments with a maturity of three months or less at the date of purchase.

Fair Value of Financial Instruments—Due to the short maturities of the Division’s receivables and payables, the carrying values of these financial instruments approximate their fair values. The fair value of the Division’s debt is estimated based on current rates offered for debt of the same maturity. The fair value of debt was approximately $295.7 million and $307.5 million as of December 31, 2005 and 2004, respectively.

Concentrations of Credit Risk—Financial instruments, which consist primarily of trade accounts receivable, expose the Division to concentrations of credit risk. The Division continually monitors the creditworthiness of its customers to whom credit is granted in the normal course of business. Trade accounts receivable balances for net sales to unaffiliated customers was approximately $116.6 million at December 31, 2005.

The Division establishes its allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. The allowance for doubtful accounts was approximately $7.3 million at December 31, 2005. Bad debt expense was approximately $0.1 million and $0.2 million for the years ended December 31, 2004 and 2005, respectively and approximately $1.0 million for the seven months ended July 31, 2006.

Inventories and Replacement Parts and Other Supplies—Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-progress, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method and are reflected in Inventories and Other assets in the combined balance sheets (see Notes 4 and 6).

Plant, Property, and Equipment—Plant, property, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

Depreciation and amortization are computed using the units-of-production method for paper machines and related equipment and the straight-line method for all other assets over the assets’ estimated useful lives. The useful life of machinery and equipment is not expected to differ significantly between the units-of-production method and the straight-line method. Estimated useful lives are as follows:

Years
Building	20 – 40
Machinery and equipment	10 – 20
Furniture and office equipment	3 – 10
Computer hardware	3 – 6
Leasehold improvements	Over the terms of the leases or the useful life of the improvements.

Capitalized Software—Software is capitalized and amortized over its anticipated useful life, approximately three years. Approximately $0.6 million and $1.0 million of software amortization is reflected in depreciation and amortization expense for 2005 and 2004. The unamortized portion of software is $0 million as of December 31, 2005.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Asset Retirement Obligations—In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, a liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time, and the asset is depreciated over its useful life. C&SC Papers’ asset retirement obligations under this standard relate to closure costs for landfills. Revisions to the liability could occur due to changes in the estimated costs or timing of closure, or possible new federal or state regulations affecting the closure.

The Division had approximately $0.7 million of restricted cash related to an asset retirement obligation in the state of Michigan that is reflected in Other assets in the accompanying balance sheets. This cash deposit is required by the state and may only be used for the future closure of a landfill.

The following table presents an analysis related to the Division’s asset retirement obligations (in thousands of U.S. dollars):

	For Year Ended December 31, 2005	Seven Months Ended July 31, 2006
Asset retirement obligation—January 1	$11,578	$10,895
New liabilities	0	1,519
Accretion expense	532	335
Liabilities settled	(1,215)	(392)

Asset retirement obligation—End of Period (see Note 8)	$10,895	$12,357

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

This liability is included in Other liabilities in the accompanying combined balance sheets.

Income Taxes—The Division’s operating results are included in the income tax returns of IPCO. For the operating results included in the IPCO income tax returns, a charge in lieu of income taxes has been allocated by IPCO to the Division, representing a portion of IPCO’s consolidated tax provision. This tax rate considers IPCO’s federal rate and the state tax apportionment of the various states in which the Division operates. The rate may be different than that determined if the Division were an incorporated entity computing its taxes on a separate return basis.

Environmental Costs and Obligations—Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

3. RECENT ACCOUNTING DEVELOPMENTS

Accounting for Uncertainty in Income Taxes—In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not evaluated the provisions of FIN 48 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

Fair Value Measurements—In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 does not address “what” to measure at fair value; instead, it addresses “how” to measure fair value. SFAS No. 157 applies (with limited exceptions) to existing standards that require assets and liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not evaluated the provisions of SFAS No. 157 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

Fair Value Option for Financial Assets and Financial Liabilities—In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 which permits an entity to measure certain financial assets and financial liabilities at fair value. The Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. The Company has not evaluated the provisions of SFAS No. 159 to determine the impact on the Company’s consolidated results of operations or consolidated financial position.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

4. INVENTORIES

Inventories by major category as of December 31, 2005, include the following (in thousands of U.S. dollars):

Raw materials	$19,315
Work-in-process	10,048
Finished goods	55,932
Replacement parts and other supplies	27,054

Inventories	$112,349

No inventory reserves were recorded for finished goods inventory at December 31, 2005. In July, 2006, IPCO transferred woodyard logs inventory and related assets to the Division with a book value of $13.3 million.

5. PLANT, PROPERTY, AND EQUIPMENT

Plant, property, and equipment as of December 31, 2005, consists of the following (in thousands of U.S. dollars):

Land and land improvements	$35,649
Building and leasehold improvements	135,401
Machinery and equipment	2,833,476
Construction-in-progress	18,226

3,022,752
Less accumulated depreciation	(1,735,710)

Plant, property, and equipment—net	$1,287,042

Interest costs related to the development of certain long–term assets are capitalized and amortized over the related assets’ estimated useful lives. Allocated capitalized net interest costs from IPCO to the Division were $0.2 million in 2005. At December 31, 2005, the Division had purchased property, plant, and equipment totaling $3.1 million which was included in accounts payable and paid in January 2006.

6. OTHER ASSETS

Other assets as of December 31, 2005, consists of the following (in thousands of U.S. dollars):

Replacement parts—net	$10,037
Other	4,528

Other assets—net	$14,565

At December 31, 2005, the Division had obsolete spare parts reserves of $7.7 million.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

7. ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2005, consists of the following (in thousands of U.S. dollars):

Payroll and related accruals	$24,916
Sartell unfavorable lease liability—current	12,536
Accrued sales rebates	6,307
Environmental obligations	3,782
Accrued interest	3,193
Accrued taxes—other than income	1,938
Freight and other	1,534

Accrued liabilities	$54,206

8. OTHER LIABILITIES

Other liabilities as of December 31, 2005, consists of the following (in thousands of U.S. dollars):

Sartell unfavorable lease liability—long-term	$31,926
Asset retirement obligation	10,895
Bucksport interest rate swap	1,242

Other liabilities	$44,063

9. DEBT

A summary of long-term debt as of December 31, 2005, is as follows (in thousands of U.S. dollars):

Description	Rate	Maturity	2005
Jay 1999 Series A	6.25	9/1/2023	$2,300
Jay 1999 Series B Refunding	6.20	9/1/2019	31,000
Jay 2003 A Refunding	5.13	12/1/2018	3,600
Town of Jay Refunding Series 2004 A	4.90	11/1/2017	10,000
Town of Jay Series 2004 A	4.85	5/1/2019	4,000
Bucksport Energy Project 1999	VAR	12/31/2015	18,754
Bucksport $95.5MM Series 2004 A	4.00	3/1/2014	95,500
Dickinson County Series 2002 A	5.75	6/1/2016	53,500
Dickinson County $63MM Refunding 2004 A	4.80	11/1/2018	63,000
Sartell 2003 A Refunding	5.20	6/1/2027	19,565

			301,219
Less current maturities			(1,100)

Long-term debt			$300,119

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

The debt listed above primarily consists of Industrial Development Bonds and Environmental Development Bonds obtained on behalf of the Division by IPCO. The proceeds from the bonds were used for capital expenditures at the mills, including expenditures for environmental, safety, production, and repair projects identified in the bond agreements. These bonds are guaranteed by IPCO. The Bucksport Energy Project 1999 instrument carries a variable interest rate of three-month LIBOR plus 1.25%. At December 31, 2005, this interest rate was 5.27%.

Interest payments were $15.3 million and $15.2 million for the years ended December 31, 2004 and 2005, respectively and $7.6 million for the seven months ended July 31, 2006. Total interest expense was $16.0 million and $14.8 million for the years ended December 31, 2004 and 2005, respectively and $8.4 million for the seven months ended July 31, 2006. In conjunction with the Acquisition, Verso Paper assumed none of historical debt associated with the Predecessor.

10. TRANSACTIONS WITH IPCO AND AFFILIATES

Certain services are provided to the Division by IPCO, including corporate management, legal, accounting and tax, treasury, payroll and benefits administration, certain incentive compensation, risk management, information technology and centralized transaction processing. These expenses are included in Selling, general and administrative expenses and Cost of products sold in the accompanying combined statements of operations. Expenses for such corporate services included in Selling, general and administrative expenses totaled $36.5 million and $35.7 million for the years ended December 31, 2004 and 2005, respectively and $25.5 million for the seven months ended July 31, 2006. Expenses for such corporate services in Cost of products sold totaled $8.2 million and $8.3 million for the years ended December 31, 2004 and 2005, respectively and $6.2 million for the seven months ended July 31, 2006. These costs are allocated from IPCO to the Division based on various methods, including direct consumption, percent of capital employed, and number of employees. Effective 2004, IPCO adjusted its allocation method to reduce the allocations based on general factors and increased the use of direct charges based on the Division’s utilization of corporate services. This change in allocation methods resulted in a $18.6 million lower allocation of Corporate costs to the Division in 2004 compared to 2003.

Substantially, all employees hired prior to July 2004, and retirees of the Division, participate in IPCO’s pension plans and are eligible to receive retirement benefits. IPCO allocates service cost to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. During the years ended December 31, 2004, and 2005, IPCO allocated periodic pension costs to the Division of $8.5 million and $9.1 million, respectively, and $7.5 million during the seven month period ended July 31, 2006.

IPCO provides certain retiree health care and life insurance benefits to a majority of the Division’s salaried employees and certain of the Division’s hourly employees. IPCO allocates postretirement benefit costs to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. IPCO allocated postretirement benefit costs to the Division of $4.8 million and $2.7 million during the years ended December 31, 2004 and 2005, respectively and $0.8 million during the seven month period ended July 31, 2006.

The Division had net sales to IPCO of approximately $198.9 million and $167.9 million for the years need December 31, 2004 and 2005, respectively and approximately $83.8 million for the seven months ended July 31, 2006. The Division had purchases from IPCO of approximately $219.2 million and $198.2 million for the years ended December 31, 2004 and 2005, respectively and $119.5 million for the seven months ended July 31, 2006.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

11. BUCKSPORT ENERGY ASSET INVESTMENT

IPCO has allocated to the Division its joint ownership interest with Bucksport Energy LLC, an unrelated third party, in a cogeneration power plant producing steam and electricity. The plant was built in 2000 by the two parties and is located in Bucksport, Maine. The plant supports the Bucksport paper mill. The mill owns 28% of the steam and electricity produced by the plant. The mill may purchase its remaining steam and electrical needs from the plant at market rates. Each owner, IPCO and Bucksport Energy LLC, owns its proportional share of the assets. Both parties issued their own debt to finance their portion of the construction costs (see Note 9). The Division accounts for this investment under the proportional consolidation method. Power generation and operating expenses are divided on the same basis as ownership. The Bucksport mill has cash which is restricted in its use and may be used only to fund the ongoing energy operations of this investment. Approximately $0.2 million of restricted cash at December 31, 2005 and is included in prepaid expenses and other assets in the accompanying combined balance sheets. Balances included in the accompanying combined balance sheets at December 31, 2005, related to this investment are as follows (in thousands of U.S. dollars):

Other receivables	$177
Other current assets	365

Total current assets	$542

Plant, property, and equipment	$30,442
Accumulated depreciation	(9,500)

Net plant, property, and equipment	$20,942

Current liabilities	$91

Long-term debt	$18,754

12. INCOME TAXES

The results of operations of the Division are included in the income tax returns of IPCO. In the accompanying combined financial statements, the Division has reflected U.S. federal and state income tax expense on its gains based on an allocated rate of 38.5% for the year ended December 31, 2004 and 39.4% for the year ended December 31, 2005 and for seven months ended July 31, 2006. The Division settles the current amount due to/from IPCO through the Divisional control account. Income taxes have been provided for all items included in the historical statements of income included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

13. DIVISIONAL CONTROL ACCOUNT

C&SC Papers operates as a division of IPCO. Accordingly, certain operating, financing, and investing activities of the Division are funded through inter-divisional transactions with IPCO and its other operating divisions and subsidiaries. The accompanying combined balance sheets reflect these amounts in the Divisional control account.

Intercompany sales and purchases with wholly-owned entities of IPCO may result in payables or receivables that have not been settled through the divisional control account at December 31, 2005 and July 31, 2006. Such

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

amounts are reported separately from the divisional control account. Trade and non-trade transactions that involve U.S. locations are allowed to accumulate in the intercompany accounts. Trade transactions involving non-U.S. locations are settled with cash according to the terms of the sale. Non-trade transactions involving non-U.S. locations are settled with cash by the end of each calendar quarter. There has been no direct interest income or expense allocated to the Division by IPCO with respect to the Divisional control account or other net receivables or payables due to/from IPCO.

The changes in the Divisional control account for the years ended December 31, 2004 and 2005 and for the seven months ended July 31, 2006 are as follows (in thousands of U.S. dollars):

	December 31, 2004	December 31, 2005	July 31, 2006
Balance at January 1	$1,097,005	$1,075,254	$1,039,988
Net Income	(13,083)	27,550	10,757
Contribution of net assets by IPCO (see note 4)	0	0	13,342
Funding (distributed to) provided by IPCO	(8,668)	(62,816)	7,105

Balance—End of Period	$1,075,254	$1,039,988	$1,071,192

14. RESTRUCTURING AND OTHER CHARGES

In March 2005, IPCO announced the indefinite shutdown of the No.1 paper machine at the Jay, Maine mill. Effective December 2005, IPCO permanently decommissioned the No. 1 paper machine and began conversion of it to a pulp dryer. A charge of $6.6 million for severance and related costs was recorded related to the termination of approximately 90 employees. Severance totaling $4.1 million and $0.8 million was paid to employees in December 2005 and January 2006, respectively. In addition, a charge of $3.2 million for an asset impairment was recorded for the No. 1 paper machine and related assets. This machine was a component of the Other operating segment until December 2005 when it was reclassified to the Pulp operating segment.

In 2003, IPCO and the Division executed an Overhead Reduction Program to improve competitive performance. Charges associated with this initiative included approximately $1.2 million of severance and related costs for the year ended December 31, 2004. These charges are included in the Coated operating segment. Approximately $0.5 million of this charge was reversed in 2004 as an adjustment to the estimated costs associated with this initiative.

15. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Division has entered into operating lease agreements, which expire at various dates through 2013, related to certain machinery and equipment used in its manufacturing process. Rental expense under operating leases amounted to $13.3 million for the year ended December 31, 2005.

The building and land related to the Sartell mill No. 3 paper machine are leased under a long-term operating lease that expires in 2008. The lease was remeasured to fair value upon IPCO’s acquisition of Champion International Corporation resulting in an unfavorable fair value adjustment which is being amortized as rent expense over the life of the lease. The noncurrent portion of the fair value adjustment totaling $44.5 million and

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

$31.9 million at December 31, 2004 and 2005, respectively, is included in Other liabilities in the accompanying combined balance sheets. At the conclusion of the lease in 2008, the Division may continue to lease the asset or the Division may purchase it at its then current fair market value.

The following, as of December 31, 2005, represents the future minimum rental payments due under noncancelable operating leases that have initial or remaining lease terms in excess of one year (in thousands of U.S. dollars):

Years Ending December 31
2006	$24,952
2007	24,436
2008	24,097
2009	1,774
2010	883
Thereafter	647

Total	$76,789

Purchase obligations—The Division has entered into unconditional purchase obligations in the ordinary course of business for the purchase of certain raw materials, energy, and services. At December 31, 2005, total unconditional purchase obligations were $274 million, due as follows: 2006—$110 million; 2007—$74 million; 2008—$18 million; 2009—$14 million; 2010—$12 million; and thereafter—$46 million.

Pulp purchase commitment—In December 2004, IPCO entered into a 10-year pulp purchase agreement with the buyer of IPCO’s former Weldwood business. This take-or-pay agreement requires IPCO to purchase 170,000 tons of NBSK pulp at market prices at the time of order and IPCO has allocated approximately 110,000 tons of the required purchases to the Division. In 2005, pulp prices under this agreement ranged between $500 per ton and $550 per ton with an average of approximately $525 per ton. This purchased pulp represents approximately one-third of the Division’s purchased pulp needs. This agreement is transferable with appropriate consent from the seller.

Wood Supply Agreement—IPCO’s Forest Resources business supplies the Division’s mills with their fiber needs at market prices. The Division’s mills receive fiber in various forms (chips, tree length, and custom cut) and species: softwood (pine, spruce, and fir) and hardwood (aspen, maple, and oak). In December 2004, IPCO completed the sale of 1.1 million acres of forestlands in Maine and New Hampshire. As part of that sale, IPCO also entered into a 50-year wood supply agreement. The wood supply agreement covers the Division’s Bucksport and Jay, Maine mills. Wood is delivered at market prices in effect at the time of delivery to the mills. IPCO must purchase a base volume as defined in the agreement and also has the ability to purchase additional wood fiber, defined as “option” volume. The volumes, base and option, are computed as a percentage of the estimated annual harvest. Base volume per year is approximately 310,000 tons, which is roughly 13% of the mills’ wood needs. The agreement includes a limitation of damages section under which IPCO’s maximum potential damages for a default are $15.00 per ton of wood delivered in the first year. This amount is approximately $4.7 million. The supply agreement is assignable by either party with mutual consent.

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

Androscoggin—PM 5 Agreement—In June 2005, IPCO sold its Industrial Papers business. As part of this transaction, IPCO and the Division entered into a 12-year contract manufacturing arrangement with the buyer, Thilmany LLC. (“Thilmany”), for production from the Jay, Maine mill’s No. 5 paper machine. IPCO deferred approximately $32.5 million of the sales proceeds, to reflect the contract manufacturing agreement. The deferred proceeds are earned by IPCO as volume is produced in accordance with the contract manufacturing agreement. This agreement requires Thilmany to pay the Division a variable charge for the paper purchased and a fixed charge for the availability of the No. 5 paper machine. The deferred amount and related amortization are obligations of IPCO and are not recorded on the Division’s financial statements. The Division’s sales of paper produced on the No. 5 paper machine were approximately $49.0 million and $41.8 million for the years ended December 31, 2004 and 2005, respectively. Prior to June 2005, the sales from No. 5 paper machine were primarily to IPCO’s Industrial Paper’s Division. The Division is responsible for the No. 5 paper machine’s routine maintenance capital, and Thilmany is responsible for any capital expenditures specific to the No. 5 paper machine. As defined in the agreement, Thilmany has the right to terminate the agreement if certain events occur, such as IPCO’s failure to produce product for a 75-day consecutive period. Following a 30-day period after such a failure to produce, IPCO would be subject to a penalty payment based on the prior 12-month EBITDA from products produced on the machine multiplied by a factor. The factor at the beginning of the agreement is five and decreases ratably over the life of the agreement. Thilmany has not notified IPCO or the Division of any failure to perform and no liability is accrued. The agreement is transferable with appropriate consent from Thilmany.

Litigation—In May 2004, the press reported that European, U.S., and Canadian antitrust authorities were investigating possible cartel activity relating to publication papers. Following these press reports, a number of private plaintiffs filed purported class actions on behalf of purchasers of publication papers in various U.S. federal and state courts. These class actions allege that manufacturers of publication papers, including International Paper, participated in a price fixing conspiracy from 1993 to the present. The cases filed in federal court assert a violation of the federal antitrust laws, while the cases filed in the state court allege violations of state antitrust and consumer protection statutes. These lawsuits seek injunctive relief, as well as treble damages and other costs associated with the litigation. The federal and state cases were consolidated for pre-trial purposes in December 2004 in the federal court for the District of Connecticut. In the second quarter 2006, the plaintiffs, in both the federal and state court cases, voluntarily dismissed International Paper as a defendant in exchange for the cooperation by the company with respect to plaintiff’s damage claims. Under the Purchase and Sale Agreement, Verso Paper did not assume any liability that may arise from these lawsuits and International Paper has agreed to indemnify Verso Paper against any liability that may arise from these lawsuits.

In March 2006, the Division received approximately $1.0 million from Androscoggin Energy LLC (“AELLC”), as a result of the settlement of a billing dispute. AELLC was a supplier of energy to the Jay, Maine facility that ceased operations in November 2004 and filed for Chapter 11 bankruptcy.

The Division has various other lawsuits, claims, and contingent liabilities arising from the conduct of its business; however, in the opinion of management, they are not expected to have a material adverse effect on the combined results of operations, cash flows, or financial position of the Division.

16. INFORMATION BY INDUSTRY SEGMENT

The Division operates in three operating segments, Coated and supercalendered papers, Hardwood market pulp, and Other, consisting of uncoated copy paper and specialty industrial paper. The Division operates in one

COATED & SUPERCALENDERED PAPERS DIVISION OF

INTERNATIONAL PAPER COMPANY (PREDECESSOR)

Notes to Combined Financial Statements—(Continued)

As of December 31, 2005

and for the Years Ended December 31, 2004 and 2005

and for the Seven Month Period Ended July 31, 2006

geographic segment, the United States. The Division’s core business platform is as a producer of coated freesheet, coated groundwood, and uncoated supercalendered papers. These products serve customers in the catalog, magazine, inserts, and commercial print markets. For management purposes, the operating performance of the Division is reported based on earnings before interest and taxes, excluding the cumulative effect of accounting changes (in thousands of U.S. dollars):

	For Year Ended December 31, 2004	For Year Ended December 31, 2005	Seven Months Ended July 31, 2006
Net Sales:
Coated	$1,228,626	$1,402,958	$793,308
Pulp	122,988	139,825	88,634
Other	111,743	61,063	22,475

Total	$1,463,357	$1,603,846	$904,417

Operating Income (Loss):
Coated	$(17,487)	$78,827	$14,971
Pulp	7,655	10,893	10,346
Other	4,239	(29,473)	825

Total	$(5,593)	$60,247	$26,142

Depreciation and Amortization:
Coated	$108,902	$107,623	$60,881
Pulp	16,038	16,282	10,417
Other	5,557	5,450	1,376

Total	$130,497	$129,355	$72,674

Assets—Plant, Property, and Equipment:
Coated	$1,125,639	$1,064,760
Pulp	199,929	207,438
Other	38,283	14,844

Total	$1,363,851	$1,287,042

Capital Spending:
Coated	$98,633	$47,088	$26,449
Pulp	7,922	5,286	839
Other	4,751	722	367

Total	$111,306	$53,096	$27,655

17. SUBSEQUENT EVENT INFORMATION

On August 1, 2006, IPCO completed the previously announced sale of the Division to Verso Paper, an affiliate of Apollo Management L.P., for approximately $1.4 billion. The purchase price was paid partially in cash and partially through a 10% limited partnership interest in Verso Paper Investments L.P., Verso Paper’s indirect parent company.

Verso Paper Holdings LLC

Verso Paper Inc.

OFFER TO EXCHANGE

$350,000,000 aggregate principal amount of their 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014, which have been registered under the Securities Act, for any and all of their outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due 2014

and

$250,000,000 aggregate principal amount of their Series B Second Priority Senior Secured Floating Rate Notes due 2014, which have been registered under the Securities Act, for any and all of their outstanding Series A Second Priority Senior Secured Floating Rate Notes due 2014

and

$300,000,000 aggregate principal amount of their 11 3/8% Series B Senior Subordinated Notes due 2016, which have been registered under the Securities Act, for any and all of their outstanding 11 3/8% Series A Senior Subordinated Notes due 2016

Prospectus

Dated                     , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of the member.

We are a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Our limited liability company agreement provides that the member shall be entitled to be indemnified and held harmless by us to the full extent permitted by law against all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative, or investigative) in which the member may be involved, or threatened to be involved as a party or otherwise, relating to performance or nonperformance of any activity concerning us. To the extent permitted by law, the member may cause us to indemnify and hold harmless any managers and/or officers from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines settlements, and other amounts arising from any or all actions in connection with our business or by virtue of such person’s capacity as our agent. In addition, our limited liability company agreement provides that any and all of our indemnification obligations shall be satisfied only from our assets, and the member shall have no liability or responsibility therefor.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit
2.1*	Agreement of Purchase and Sale, dated as of June 4, 2006 and amended as of August 1, 2006, among International Paper Company, Verso Investments LP and Verso Paper LLC.

2.2*	Certificate of Formation of CMP Finance Holdings LLC, Certificate of Amendment of Verso Paper LLC and Certificate of Amendment of Verso Paper Holdings, LLC.

2.3*	Limited Liability Company Agreement of Verso Paper Holdings LLC.

2.4*	Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of Verso Paper Inc.

2.5*	Bylaws of Verso Paper Inc.

4.1*	Indenture relating to the Second Priority Senior Secured Floating Rate Notes due 2014 and the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.

4.2*	Form of 9 1/8% Second Priority Senior Secured Fixed Rate Initial Note (included as Exhibit A-1 to Exhibit 4.1)

4.3*	Form of 9 1/8% Second Priority Senior Secured Fixed Rate Exchange Note (included as Exhibit B-1 to Exhibit 4.1)

4.4*	Form of Second Priority Senior Secured Floating Rate Initial Note (included as Exhibit A-2 to Exhibit 4.1).

4.5*	Form of Second Priority Senior Secured Floating Rate Exchange Note (included as Exhibit B-2 to Exhibit 4.1).

Exhibit No.	Description of Exhibit
4.6*	Indenture relating to the 11 3/8% Senior Subordinated Notes due 2016, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.

4.7*	Form of 11 3/8% Senior Subordinated Initial Note (included as Exhibit A to Exhibit 4.6).

4.8*	Form of 11 3/8% Senior Subordinated Exchange Note (included as Exhibit B to Exhibit 4.6).

4.9*	Registration Rights Agreement, dated August 1, 2006, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, the Guarantors named therein, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, ABN AMRO Incorporated and Fifth Third Securities Inc., as initial purchasers.

4.10*	Registration Rights Agreement, dated August 1, 2006, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, the Guarantors named therein, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Markets Inc., Banc of America Securities LLC, ABN AMRO Incorporated and Fifth Third Securities Inc., as initial purchasers.

4.11*	Intercreditor Agreement, dated as August 1, 2006, among Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, Wilmington Trust Company, as Trustee, Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC and each Subsidiary of Verso Paper Holdings LLC listed on Schedule I thereto.

5.1*	Opinion of Latham & Watkins LLP special counsel to Verso Paper Holdings LLC and Verso Paper Inc.

10.1*	Credit Agreement, dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the lenders party thereto, Credit Suisse, acting through its Cayman Islands branch, as administrative agent, Lehman Brothers Inc., as syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as co-documentation agents, and Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint bookrunners and co-lead arrangers.

10.2*	Guarantee and Collateral Agreement, dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, certain subsidiaries identified therein and Credit Suisse, acting through its Cayman Islands branch, as administrative agent.

10.3*	Intellectual Property Security Agreement, dated as of August 1, 2006, made be Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC and NexTier Solutions Corporation in favor of Wilmington Trust Company, as collateral agent.

10.4*	Management and Transaction Fee Agreement, dated as of August 1, 2006, by and between Verso Paper LLC, Verso Paper Investments LP, Apollo Management V L.P. and Apollo Management.

10.5*	Employment Agreement, dated as of November 16, 2006, by and between Michael A. Jackson and Verso Paper Holdings LLC.

10.6*	Side Letter to Employment Agreement, dated as of November 16, 2006, by and between Michael A. Jackson and Verso Paper Holdings LLC.

10.7*	Amended and Restated Limited Partnership Agreement of Verso Paper Management LP.

10.8*	Michael A. Jackson Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, as amended and restated February 16, 2007.

10.9*	L.H. Puckett Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, dated as of November 1, 2006.

10.10*	Form of Confidentiality and Non-Competition Agreement.

Exhibit No.	Description of Exhibit
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant.

23.1*	Consent of Latham & Watkins LLP, special counsel to Verso Paper Holdings LLC and Verso Paper Inc. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature pages attached hereto).

25.1	Statement of Eligibility of Wilmington Trust Company, as trustee, on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	To be filed by amendment.

Item 21B.	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Verso Paper Holdings LLC (Successor) and Coated &

Supercalendered Papers Division of International Paper Company (Predecessor)

Valuation and Qualifying Accounts

Years Ended December 31, 2004, 2005, and Seven Months Ended July 31, 2006 (Predecessor)

and Five Months Ended December 31, 2006 (Successor)

	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to Cost and Expenses	Charged to Other Accounts	Charge-off Against Allowances
Allowance for uncollectible accounts included under the balance sheet caption “Accounts receivable” (Predecessor):
Year Ended December 31, 2004	$10,428	$103	$—	$(1,634)	$8,897

Year Ended December 31, 2005	$8,897	$200	$—	$(1,795)	$7,302

Seven Months Ended July 31, 2006	$7,302	$856	$—	$(6,323)	$1,835

Allowance for uncollectible accounts included under the balance sheet caption “Accounts receivable” (Successor):
Five Months Ended December 31, 2006	$1,835	$102	$—	—	$1,937

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The undersigned registrants hereby undertake that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 20, 2007.

VERSO PAPER HOLDINGS LLC VERSO PAPER INC.

By:	/S/ MICHAEL A. JACKSON
Michael A. Jackson
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson and Robert P. Mundy and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL A. JACKSON	President, Chief Executive Officer and Director	April 20, 2007
Michael A. Jackson

/S/ ROBERT P. MUNDY	Senior Vice President and Chief Financial Officer	April 20, 2007
Robert P. Mundy

/S/ JOSHUA J. HARRIS	Director	April 20, 2007
Joshua J. Harris

/S/ SCOTT M. KLEINMAN	Director	April 20, 2007
Scott M. Kleinman

/S/ JORDAN C. ZAKEN	Director	April 20, 2007
Jordan C. Zaken

	Director	April 20, 2007
David W. Oskin

/S/ L.H. PUCKETT	Director	April 20, 2007
L.H. Puckett

/S/ MICHAEL E. DUCEY	Director	April 20, 2007
Michael E. Ducey

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 20, 2007.

Bucksport Leasing Company
Verso Androscoggin LLC
Verso Bucksport LLC
Verso Paper LLC
Verso Quinnesec LLC
Verso Sartell LLC
NexTier Solutions Corporation

By:	/S/ MICHAEL A. JACKSON
Name:	Michael A. Jackson
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson and Robert P. Mundy and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ MICHAEL A. JACKSON	President, Chief Executive Officer and Director	April 20, 2007
Michael A. Jackson

/S/ ROBERT P. MUNDY	Senior Vice President and Chief Financial Officer	April 20, 2007
Robert P. Mundy

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Agreement of Purchase and Sale, dated as of June 4, 2006 and amended as of August 1, 2006, among International Paper Company, Verso Investments LP and Verso Paper LLC.

2.2*	Certificate of Formation of CMP Finance Holdings LLC, Certificate of Amendment of Verso Paper LLC and Certificate of Amendment of Verso Paper Holdings, LLC.

2.3*	Limited Liability Company Agreement of Verso Paper Holdings LLC.

2.4*	Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of Verso Paper Inc.

2.5*	Bylaws of Verso Paper Inc.

4.1*	Indenture relating to the Second Priority Senior Secured Floating Rate Notes due 2014 and the 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.

4.2*	Form of 9 1/8% Second Priority Senior Secured Fixed Rate Initial Note (included as Exhibit A-1 to Exhibit 4.1)

4.3*	Form of 9 1/8% Second Priority Senior Secured Fixed Rate Exchange Note (included as Exhibit B-1 to Exhibit 4.1)

4.4*	Form of Second Priority Senior Secured Floating Rate Initial Note (included as Exhibit A-2 to Exhibit 4.1).

4.5*	Form of Second Priority Senior Secured Floating Rate Exchange Note (included as Exhibit B-2 to Exhibit 4.1).

4.6*	Indenture relating to the 11 3/8% Senior Subordinated Notes due 2016, dated as of August 1, 2006, among Verso Paper Holdings LLC, Verso Paper Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.

4.7*	Form of 11 3/8% Senior Subordinated Initial Note (included as Exhibit A to Exhibit 4.6).

4.8*	Form of 11 3/8% Senior Subordinated Exchange Note (included as Exhibit B to Exhibit 4.6).

4.9*	Registration Rights Agreement, dated August 1, 2006, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, the Guarantors named therein, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, ABN AMRO Incorporated and Fifth Third Securities Inc.,. as initial purchasers.

4.10*	Registration Rights Agreement, dated August 1, 2006, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, the Guarantors named therein, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Markets Inc., Banc of America Securities LLC, ABN AMRO Incorporated and Fifth Third Securities Inc., as initial purchasers.

4.11*	Intercreditor Agreement, dated as August 1, 2006, among Credit Suisse, Cayman Islands Branch, as Intercreditor Agent, Wilmington Trust Company, as Trustee, Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC and each Subsidiary of Verso Paper Holdings LLC listed on Schedule I thereto.

5.1*	Opinion of Latham & Watkins LLP special counsel to Verso Paper Holdings LLC and Verso Paper Inc.

10.1*	Credit Agreement, dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the lenders party thereto, Credit Suisse, acting through its Cayman Islands branch, as administrative agent, Lehman Brothers Inc., as syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as co-documentation agents, and Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint bookrunners and co-lead arrangers.

Exhibit No.	Description of Exhibit
10.2*	Guarantee and Collateral Agreement, dated as of August 1, 2006, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, certain subsidiaries identified therein and Credit Suisse, acting through its Cayman Islands branch, as administrative agent.

10.3*	Intellectual Property Security Agreement, dated as of August 1, 2006, made be Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Androscoggin LLC, Verso Bucksport LLC, Verso Quinnesec LLC, Verso Sartell LLC and NexTier Solutions Corporation in favor of Wilmington Trust Company, as collateral agent.

10.4*	Management and Transaction Fee Agreement, dated as of August 1, 2006, by and between Verso Paper LLC, Verso Paper Investments LP, Apollo Management V L.P. and Apollo Management.

10.5*	Employment Agreement, dated as of November 16, 2006, by and between Michael A. Jackson and Verso Paper Holdings LLC.

10.6*	Side Letter to Employment Agreement, dated as of November 16, 2006, by and between Michael A. Jackson and Verso Paper Holdings LLC.

10.7*	Amended and Restated Limited Partnership Agreement of Verso Paper Management LP.

10.8*	Michael A. Jackson Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, as amended and restated February 16, 2007.

10.9*	L.H. Puckett Side Letter to Amended and Restated Limited Partnership Agreement of Verso Paper Management LP, dated as of November 1, 2006.

10.10*	Form of Confidentiality and Non-Competition Agreement.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of the Registrant.

23.1*	Consent of Latham & Watkins LLP, special counsel to Verso Paper Holdings LLC and Verso Paper Inc. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature pages attached hereto).

25.1	Statement of Eligibility of Wilmington Trust Company, as trustee, on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	To be filed by amendment.